    As Filed with the Securities and Exchange Commission on October 10, 1995.

                                                       Registration No. 33-94536

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            _________________________


                          AMENDMENT NO. 2* TO FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            _________________________

                            PEASE OIL AND GAS COMPANY
                 (Name of small business issuer in its charter)

         Nevada                    1311                     87-0285520
(State or jurisdiction   (Primary Standard Industrial  (I.R.S. Employer
 of incorporation or      Classification Code Number)   Identification No.)
 organization)

  751 Horizon Court, Suite 203                    WILLARD H. PEASE, JR.
  P. O. Box 1874                                  751 Horizon Court, Suite 203
  Grand Junction, Colorado 81506                  P. O. Box 1874
  (970) 245-5917                                  Grand Junction, Colorado 81506
  (Address and telephone number                   (970) 245-5917
   of principal executive offices                 (Name, address and telephone
   and address of principal place                  number of agent for service)
   of business)

                                 With Copies to:

                              Alan W. Peryam, Esq.
                             Annita M. Menogan, Esq.
                            Hopper and Kanouff, P.C.
                         1610 Wynkoop Street, Suite 200
                             Denver, Colorado 80202
                                 (303) 892-6000

     Approximate date of proposed sale to the public: As soon as practicable following the date on which the Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     *Pursuant to Rule 429 adopted under the Securities Act of 1933, this Registration Statement also constitutes Post-Effective Amendment No. 2 to Registration Statement No. 33-64448.

                         CALCULATION OF REGISTRATION FEE

                                   Proposed       Proposed
Title of Each                      Maximum        Maximum
Class of            Amount         Offering       Aggregate      Amount of
Securities To Be    to be          Price          Offering       Registration
Registered(5)(6)    Registered     Per Share      Price          Fee
-------------------------------------------------------------------------------

Common Stock        2,005,219      $ .8125(2)     $1,629,240(2)  $  561.81 (2)
                    Shares(1)

Common Stock          933,063      $      (3)(4)  $2,640,474(4)  $  910.51 (4)
Underlying          Shares(3)
Warrants

Common Stock           82,353      $     .85      $   70,000     $   24.14
Underlying          Shares(7)
Convertible
Debentures

Series A               90,000      $    5.25      $  472,500(2)  $  162.93
Cumulative          Shares
Convertible
Preferred
Stock

Common Stock(1)        80,000      $     .6874(8) $   54,996(8)  $   18.96
                    Shares           ---------     ---------      --------

    Total           XXXX             XXX              XXX        $1,678.35
-------------------------------------------------------------------------------

     (1) Consists of shares of common stock ("Common Stock") previously issued in private placements and 241,875 shares issuable upon conversion of 90,000 shares of Common Stock Underlying Series A Cumulative Convertible Preferred Stock ("Preferred Stock").

     (2) The registration fee was calculated in accordance with Rule 457 (c) and is based on the average of the high and low prices of Registrant's Common Stock and Preferred Stock, respectively, as reported on the NASDAQ Small-Cap Market on July 5, 1995.

     (3) Includes Common Stock underlying (i) purchase warrants ("Warrants") for 50,000 shares exercisable at $.85, (ii) Warrants exercisable for 40,000 shares at $.70, (iii) Warrants exercisable for 18,000 shares at $.83, (iv) Warrants for 83,188 shares exercisable at $1.92 per share;
          (v) Warrants for 400,000 shares exercisable at $1.25, and (vi) Warrants exercisable for 241,875 shares exercisable at $7.50 per share by the Representative of the underwriters in the Company's Preferred Stock offering; and 100,000 Warrants exercisable at $.8125 per share. Does not include 3,082,429 shares underlying Common Stock Warrants exercisable at $6.00 per share, such Warrants issued or issuable upon conversion of Preferred Stock, previously registered pursuant to Registration Statement No. 33-64448.

     (4) The registration fee was calculated in accordance with Rule 457(g)(1) and is based on the proposed respective exercise prices of the respec-tive Warrants.

     (5) Not included are 3,566,179 shares of Common Stock underlying Preferred Stock, Warrants and Convertible Debentures; 241,875 Warrants; and 90,000 Shares of Preferred Stock, of which the initial issuance or exercise or conversion was previously registered pursuant to Registration Statement No. 33-64448.

     (6) In accordance with Rule 416, there are hereby being registered an indeterminate number of additional shares of Common Stock which may be issued as a result of the anti-dilution provisions of the Preferred Stock and Warrants or as a result of any future stock split or stock dividend.

     (7) The shares of Common Stock are issuable at $.85 per share upon conversion of $70,000 of Convertible Debentures issued in 1990.

     (8) The registration fee was calculated in accordance with Rule 457(c) and is based on the average of the high and low prices of Registrant's Common Stock and Preferred Stock, respectively, as reported on the NASDAQ Small-Cap Market on September 7, 1995.

     The Registrant hereby deregisters 365,000 shares of Preferred Stock that were registered pursuant to Registration Statement No. 33-64448 but were not issued because the amount of the Registrant's offering was reduced and the over-allotment Option of the Representative of the Underwriters was not exercised. The Registrant also hereby deregisters 200,000 Convertible Preferred Stock Purchase Warrants ("Preferred Stock Warrants"), and 20,000 shares of Preferred Stock that were registered pursuant to Registration Statement No. 33-64448. The 20,000 Preferred Stock Warrants were registered to be issued to the Representative of the Underwriters but were not issued when the amount of the Registrant's offering was reduced.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                            PEASE OIL AND GAS COMPANY
                              Cross Reference Sheet

                                     PART I
                     INFORMATION REQUIRED IN THE PROSPECTUS

Item
Number    Form SB-2 Item Number              Caption or Location in Prospectus

1.        Front of Registration Statement    Front of Registration Statement and
          and Outside Front Cover of         Outside Front Cover of Prospectus
          Prospectus
2.        Inside Front and Outside Back      Inside Front and Outside Back Cover
          Cover Pages of Prospectus          Pages of Prospectus
3.        Summary Information and Risk       Prospectus Summary and Risk Factors
          Factors
4.        Use of Proceeds                    Use of Proceeds
5.        Determination of Offering Price    Not Applicable
6.        Dilution                           Not Applicable
7.        Selling Security Holders           Selling Securityholders
8.        Plan of Distribution               Front Cover and Inside Front Cover
                                             of Prospectus, Plan of Distribution
9.        Legal Proceedings                  Not Applicable
10.       Directors, Executive Officers,     Management
          Promoters and Control Persons
11.       Security Ownership of Certain      Security Ownership of Certain
          Beneficial Owners and Management   Beneficial Owners and Management
12.       Description of Securities          Description of Securities
13.       Interests of Named Experts and     Not Applicable
          Counsel
14.       Disclosure of Commission Position  Not Applicable
          on Indemnification for Securities
          Act Liabilities
15.       Organization Within Last Five      Not Applicable
          Years
16.       Description of Business            Business of the Company
17.       Management's Discussion and        Management's Discussion and
          Analysis or Plan of Operation      Analysis of Financial Condition and
                                             Results of Operations
18.       Description of Property            Business of the Company
19.       Certain Relationships and Related  Certain Transactions
          Transactions
20.       Market for Common Equity and       Market Prices of Common Equity,
          Related Stockholder Matters        Dividend Policy and Related
                                             Stockholder Matters
21.       Executive Compensation             Management
22.       Financial Statements               Financial Statements
23.       Changes In and Disagreements With  Experts
          Accountants on Accounting and
          Financial Disclosure

                                  SUBJECT TO COMPLETION DATED OCTOBER __, 1995

PROSPECTUS

                            PEASE OIL AND GAS COMPANY

                      6,183,064 Shares of Common Stock and
             241,875 Warrants to Purchase Shares of Common Stock and
        90,000 Shares of Series A Cumulative Convertible Preferred Stock

     This Prospectus relates to the resale by the holders (the "Selling Securityholders") named herein of, or the exercise or conversion of other securities of Pease Oil and Gas Company ("Company") of up to 5,699,314 Shares of the $0.10 par value common stock ("Common Stock") of Pease Oil and Gas Company ("Company"), which are either currently issued and outstanding, or which are issuable upon (i) the exercise of warrants ("Warrants") to purchase shares of Common Stock ("Warrants"), which Warrants are currently outstanding or are issuable upon conversion of shares of the Company's Series A Cumulative Preferred Stock ("Preferred Stock"); and (ii) conversion of certain outstanding convertible debentures of the Company. Of the 5,699,314 Shares of Common Stock offered hereby for resale or upon exercise or conversion, 1,843,344 shares which are currently outstanding are being offered by certain stockholders of the Company, 3,082,429 shares are issuable upon exercise of Warrants that were issued or which are issuable upon conversion of shares of Preferred Stock, 82,353 shares are offered for resale after conversion by holders of certain convertible debentures of the Company, and 691,188 shares are offered for resale after exercise by the holders of other outstanding warrants of the Company. See "Selling Securityholders."

     This Prospectus also relates to the resale of (i) 90,000 shares of Preferred Stock which are issuable upon exercise of certain other outstanding warrants which are held by the Representative of the underwriters of a previous offering by the Company; (ii) 241,875 shares of Common Stock which are issuable upon conversion of the 90,000 Shares of Preferred Stock; (iii) 241,875 Warrants which are issuable upon conversion of the Preferred Stock; and (iv) 241,875 Shares of Common Stock issuable upon exercise of the Warrants. The Company will not receive any proceeds from the sale of shares by the Selling Securityholders or the Representative and will not receive any proceeds upon the conversion of the Preferred Stock or convertible debentures, which are convertible without payment of additional consideration into Common Stock or Common Stock and Warrants. If all of the Warrants are exercised, of which there is no assurance, the Company will receive proceeds of up to approximately $21,290,317. There is no assurance that the all or any portion of the Warrants will be exercised. However, the holders of the Warrants will have to exercise the Warrants in order to sell the shares of Common Stock offered for resale hereby, excluding the 1,843,344 shares which are currently outstanding.

                             ----------------------


     FOR INFORMATION CONCERNING CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PURCHASERS OF THE COMMON STOCK OFFERED HEREBY AND BY PERSONS WHO CONVERT THEIR PREFERRED STOCK OR CONVERTIBLE DEBENTURES OR WHO EXERCISE WARRANTS, SEE "RISK FACTORS" COMMENCING ON PAGE 8 OF THIS PROSPECTUS.


             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
               SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is ________________, 1995

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance with the Exchange Act files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by the Company with the Commission can be inspected and copied (at prescribed rates) at the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D. C. 20549, and at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. In addition, reports, proxy statements and other information concerning the Company can be inspected and copied at the office of the National Association of Securities Dealers, Inc. 9513 Key West Avenue, Rockville, Maryland 20850-3389.

     The Company has filed with the Commission a registration statement (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to the securities offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules.

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. ALL INFORMATION RELATING TO SHARES OF COMMON STOCK AND PER SHARE AMOUNTS HAS BEEN RESTATED TO REFLECT A 1-FOR-5 REVERSE STOCK SPLIT EFFECTED IN JUNE 1993. CERTAIN OIL AND GAS TERMS USED IN THIS PROSPECTUS ARE DEFINED IN THE GLOSSARY AT PAGE 51.

                                   The Company

     Pease Oil and Gas Company, a Nevada corporation ("Company"), has been engaged in the oil and gas exploration, development and production business since 1972. The Company's operations have been conducted primarily in Colorado, Nebraska, Utah and Wyoming.

     In August 1993, the Company acquired Skaer Enterprises, Inc., a Colorado corporation, its affiliated corporations and businesses and related oil and gas properties and other assets, which are together referred to in this Prospectus as "Skaer" or the "Skaer Assets." The total cost to the Company of the Skaer Acquisition was $12,200,000, including various costs of 300,000 associated with the acquisition. The acquisition of Skaer was financed primarily by proceeds from the sale in a public offering of 900,000 shares of the Company's Series A Cumulative Convertible Preferred Stock ("Preferred Stock"), which generated net proceeds of approximately 7,965,000; the issuance by the Company of 117,647 Shares of restricted common stock with an agreed upon value of $400,000; the issuance of 150,000 shares of Preferred Stock in a later private offering with an agreed value of $1,500,000; and bank borrowings of $2,400,000. See "Business of the Company -- Acquisitions."

     As of June 30, 1995, the Company had varying ownership interests in 245 gross productive wells (212 net) located in five states. The Company operates 240 of the wells, with the other wells being operated by independent operators under contracts that are standard in the industry.

     The Company's general business strategy is to increase reserves and cash flow by: (a) establishing and building upon a regional base of operations and technical expertise; (b) pursuing low risk acquisitions, which contain proven reserves, established production history, and significant undeveloped reserve potential; (c) pursuing acquisitions of family-owned and private companies, while the competition's focus is on major-company divestitures; (d) enhancing production and reserves by employing advanced technical procedures and utilizing the Company's regional database; and (e) expanding the throughput of the natural gas processed by the Company's Gas Plant. The Company does not intend to conduct a significant amount of exploratory drilling.

     In May 1995, the Company restructured its operations by substantially downsizing its oil field service and supply store operations as well as closing its administrative office in Denver, Colorado. As a result of this restructuring, the Company terminated 40 of its 71 employees. Management of the Company does not expect any material negative impact in its financial condition as a result of the restructuring.

     Prior to its actions in May 1995, and due to the Company's cash position, in December 1994, the Board of Directors of the Company voted not to declare the quarterly dividend on the Company's Preferred Stock. In March 1995, the Board of Directors voted to suspend indefinitely the payment of any future Preferred Stock dividends, although dividends will continue to accrue on a monthly basis. In January 1995, the Company commenced a tender offer to the Preferred Stockholders to convert each share of Preferred Stock and all then accrued dividends through March 31, 1995 into 4.5 shares of Common Stock and warrants to purchase 2.625 shares of Common Stock. Prior to the tender offer, the Preferred Stock would have been convertible into 2.625 shares of Common Stock. As a result of the tender offer, 933,492 shares of Preferred Stock were converted into 4,200,716 shares of Common Stock and warrants to purchase 2,450,416 shares of Common Stock.

     The Company is required to reduce earnings available to Common Stockholders by the fair value of the additional shares which were issued to induce the Preferred Stockholders to convert their shares of Preferred Stock. Because the Company issued an additional 1,750,000 shares of Common Stock in the tender offer compared to the number of shares that would have been issued under the original terms of the Preferred Stock, the Company was required to deduct the fair value of these additional shares of $1,640,000 from earnings available to Common Stockholders. This non-cash off balance sheet charge resulted in the reduction of earnings per share by $.32.

     While this charge is intended to show the cost of the inducement to the owners of the Company's Common Stock immediately before the tender offer, management does not believe that it accurately reflects the impact of the tender offer on the Company's Common Stockholders. As disclosed to the Preferred Stockholders in connection with the tender offer, the book value per share of Common Stock increased from a negative amount to over $1.00 per share as a result of the tender offer. Therefore, management believes that even though the current accounting rules require the $.32 charge per share of Common Stock, there are other significant offsetting factors by which the Common Stockholders benefitted from this conversion, which are not reflected in the financial statements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company - Preferred Stock" and "-Earnings Per Share."

     The Company's address is 751 Horizon Court, Suite 203, Grand Junction, Colorado 81506 and its telephone number is (970) 245-5917.

                                  The Offering


Common Stock Outstanding Prior to the Offering    7,011,032 shares

Total Possible Shares of Common Stock Outstanding
After the Offering(1)                             12,580,183 shares including
                                                  598,600 shares issuable upon
                                                  the exercise of outstanding
                                                  options, 4,075,599 shares
                                                  issuable upon exercise of
                                                  various Warrants, 786,599
                                                  shares issuable upon
                                                  conversion of outstanding
                                                  Preferred Stock and 108,353
                                                  shares issuable upon
                                                  conversion of currently
                                                  outstanding convertible debt.

Use of proceeds                                   Proceeds from any exercise of
                                                  Warrants and options will be
                                                  used by the Company for
                                                  general corporate purposes.

Securities being offered by the Company           3,082,429 shares of Common
                                                  Stock issuable upon the
                                                  exercise or Warrants issued or
                                                  issuable upon conversion of
                                                  shares of Preferred Stock.

Securities being offered for resale by
Selling Securityholders                           3,000,635 shares of Common
                                                  Stock; 90,000 shares of
                                                  Preferred Stock; 241,875
                                                  Warrants.

NASDAQ symbols                                    WPOG for Common Stock;
                                                  WPOGP for Preferred Stock

-----------------------

[FN]

(1) Includes 684,000 shares of Common Stock issuable upon conversion of exercise of various convertible debentures or options and warrants, respectively, which are not included in the registration statement of which this Prospectus is a part.

     The securities offered hereby involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See "Risk Factors."

                   Summary Consolidated Financial Information
                  (dollars in thousands, except per share data)

          The following summary consolidated financial information or the years ended December 31, 1990 through December 1994, for the six months ended June 30, 1994 and 1995, respectively, for the Company and for the years ended January 31, 1991 through 1993 and the eight months ended August 31, 1993, for Skaer are derived from the audited financial statements of the Company.
Company Information



                                                      Year Ended December 31,
                                   ---------------------------------------------------
                                     1990     1991      1992       1993(1)   1994(1)

     Statement of Operations Data:

     Revenue                       $  428    $  566    $  508    $ 4,387   $12,069
     Expenses, Net                    618       836       976      5,173    13,776
     Net Loss                        (190)     (270)     (468)      (786)   (1,707)
     Preferred Stock Dividends:
      Declared                         --        --        --         410      868
      In Arrears                       --        --        --          --      290
      Net Loss Applicable to Common
       Shareholders                $ (190)   $ (270)   $ (468)   $ (1,196) $ (2,865)

                                     Six Months Ended
                                         June 30,
                                   ------------------
                                   1994(1)   (1995(1)


Statement of Operations Data:

     Revenue                       $ 6,361   $ 5,061
     Expenses, Net                   7,037     5,329
     Net Loss                         (676)     (268)
     Preferred Stock Dividends:
      Declared                         579       --
      In Arrears                      --         101
     Net Loss Applicable to Common
        Shareholders               $(1,255)  $(2,010)

     Net Loss per Common
        Share:
       Before Inducement           $ (1.29)  $ (0.07)
       Non-Cash Inducement            --       (0.32)
                                    ------    ------

     Total                         $ (1.29)  $ (0.39)
                                   =======   =======


                                        December 31,   June 30,
                                           1994          1995


     Balance Sheet Data:

      Working capital (Deficit)         $  (429)       $ (585)
      Total assets                      $ 15,839       $14,426
      Long-term debt,
        net of current maturities       $  2,254       $ 1,658
      Stockholders' equity              $  9,354       $ 9,408
_______________________

(1)  Consolidated financial information for the Company and Skaer, which was acquired by the Company in August 1993.

Skaer Information

                                                                      Eight Months Ended
                                        Year Ended January 31,             August 31,
                         -------------------------------------------  ------------------
                            1991          1992            1993               1993

     Statement of Operations Data:

       Revenue           $  8,944       $  7,794       $   7,669        $     4,491
       Expenses, net     $  8,304       $  7,671       $   7,520        $     4,471
       Net Earnings      $    640       $    123       $     149        $        20

                                          6

                                  RISK FACTORS

     Company's Continuing Losses and Financial Condition. As described in the financial statements contained in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994, and contained elsewhere in this Prospectus the Company has sustained operating losses during each of the last five years. The Company had net losses of approximately $785,911, $1,707,125 and $267,935 for the fiscal years ended December 31, 1993 and 1994 and the six months ended June 30, 1995, respectively, and net losses applicable to common shares of $1,195,907, $2,865,202 and $2,010,185 for fiscal years 1993 and 1994 and the six months ended June 30, 1995, respectively. Although the present value of the Company s oil and gas reserves exceeded the Company s liabilities as of December 31, 1994, there can be no assurance that the Company can produce the oil and gas reserves or otherwise liquidate those assets. In addition, no assurance can be made that the Company will operate profitably in the future as an oil and gas exploration, development and production company. Any likelihood of future profitability of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the oil and natural gas exploration, development and production business in which the Company will be engaged.

     Need for Additional Capital. The Company's ability to complete its planned drilling and development programs which is intended to expand its reserve base and diversify its operations, is dependent upon the Company's ability to obtain the necessary capital. The Company's cash flow and borrowing capacity, together with any proceeds from this offering, will not be sufficient for the Company to complete its planned drilling and development programs. Additional sources of financing will be needed and there can be no assurance that additional sources of financing will be available at all or at a reasonable cost. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations Financial Condition, Capital Resources and Liquidity."

     Development Risks and Production.   A portion of the Company's oil and gas
reserves are proved undeveloped reserves. Successful development and production of such reserves, although they are categorized as "proved," cannot be assured. Additional drilling will be necessary in future years both to maintain production levels and to define the extent and recoverability of existing reserves. There is no assurance that present oil and gas wells of the Company will continue to produce at current or anticipated rates of production, that development drilling will be successful, that production of oil and gas will commence when expected, that there will be favorable markets for oil and gas which may be produced in the future or that production rates achieved in early periods can be maintained. See "Business of the Company."

     Bank Loan Repayment Priority. As of June 30, 1995, the Company s outstanding loan with Colorado National Bank ( Bank ) was $2,184,697. The loan is secured by substantially all of the Company s oil and gas reserves as well as the Company s Natural Gas Plant. If the Company s obligations under the terms of its loan agreement are ever declared immediately due and payable, the Bank would have a first lien on all of the Company s major assets and might sell a significant portion of the assets to repay the loan.

     Price Volatility.  The Company s largest source of operating income is from the sale of produced oil, natural gas and natural gas liquids.  Therefore, the level of the Company s revenues and earnings are affected by price at which these commodities are sold.  In the past, the Company's average annual sales prices for oil, natural gas and natural gas liquids, has been erratic, with a recent history of rising oil price per barrel but lower gas price per Mcf.  It is likely that these prices will continue to fluctuate in the future.  From
December 1993 through August 1995, the average price per barrel of oil received at the wellhead rose from approximately $15.00 to $16.87 in August in 1995.
Concurrently, however, average prices for gas per Mcf have dropped from $2.19 in
1993 to $1.14 in August 1995.  On August 1, 1995 the price per barrel of oil was
$16.13 and per Mcf of gas was $.84.  The Company expects the gas prices in the
Rocky Mountain region to continue to be depressed due to weak demand in
California, production in the Gulf Coast, constrictions on moving and selling gas in eastern markets and other factors beyond the Company's control.

  Various factors beyond the Company's control affect prices of oil and natural gas, including worldwide and domestic supplies of oil and natural gas, the ability of the members of the Organization of Petroleum Exporting Countries ("OPEC") to agree to and maintain oil price and production controls, political instability or armed conflict in oil-producing regions, the price of foreign imports, the level of consumer demand, the price and availability of alternative fuels, the availability of pipeline capacity and changes in existing federal regulation and price controls. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business of the Company."

     Limitations on Accuracy of Reserve Estimates. This Prospectus contains estimates of reserves and of future net revenue which have been prepared by petroleum engineers. Estimates of reserves and of future net revenue prepared by different petroleum engineers may vary substantially depending, in part, on the assumptions made and may be subject to adjustment either up or down in the future. The actual amounts of production, revenue, taxes, development expenditures, operating expenses, and quantities of recoverable oil and gas reserves to be encountered may vary substantially from the engineers' estimates. Oil and gas reserve estimates are necessarily inexact and involve matters of subjective engineering judgment. In addition, any estimates of future net revenue and the present value thereof are based on price and cost assumptions made by the Company which only represent its best estimate. If these estimates of quantities, prices and costs prove inaccurate, the Company is unsuccessful in expanding its oil and gas reserves base with its capital expenditure program, and/or declines in and instability of oil and gas prices occur, then write downs in the capitalized costs associated with the Company's oil and gas assets may be required. While the Company believes that its estimated proved oil and gas reserves and estimated future net revenues are reasonable and accurate, there is no assurance that certain revisions will not be made in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Business Risks. The Company must continually acquire and explore for and develop new oil and gas reserves to replace those being depleted by production. Without successful drilling or acquisition ventures, the Company's assets, properties and revenues will decline. Oil and gas exploration and development are speculative, involve a high degree of risk and are subject to all the hazards typically associated with the search for, development of and production of oil and gas. Although the Company has recently emphasized development drilling in the Denver Julesburg ("DJ") Basin where drilling operations are believed to be less risky than in some other areas, the process of drilling for oil and gas can be hazardous and carry the risk that no commercially viable oil or gas production will be obtained. The cost of drilling, completing and operating wells is often uncertain. Moreover, drilling may be curtailed, delayed or canceled as the result of many factors, including title problems, weather conditions, shortages of or delays in delivery of equipment, as well as the financial instability of well operators, major working interest owners and well servicing companies. The availability of a ready market for the Company's oil and gas depends on numerous factors beyond its control, including the demand for and supply of oil and gas, the proximity of the Company's natural gas reserves to pipelines, the capacity of such pipelines, fluctuations in production and seasonal demand, the effects of inclement weather and governmental regulation. New gas wells may be shut-in for lack of a market until a gas pipeline or gathering system with available capacity is extended into the area. New oil wells may have production curtailed until production facilities and delivery arrangements are acquired or developed. The Company's business will always be subject to these types of risks.

     Operating Hazards and Uninsured Risks. The Company's operations are subject to all of the risks incident to exploration for and production of oil and gas, including blow-outs, cratering, pollution and fires, each of which could result in damage to or destruction of oil and gas wells or production facilities or injury to persons and property. The Company's insurance may not fully cover certain of these risks and the occurrence of a significant event not fully insured against could have a material adverse effect on the Company's financial position.

     Dependence on Key Personnel. The success of the Company will largely be dependent upon the efforts and active participation of Willard H. Pease, Jr. the President of the Company, James N. Burkhalter, the Vice President of Engineering and Production of the Company and Patrick J. Duncan the Chief Financial Officer of the Company. The loss of the services of any of its officers may adversely affect the Company's business. See "Management."

     Competition. The oil and gas industry is highly competitive in many respects, including identification of attractive oil and gas properties for acquisition, drilling and development, securing financing for such activities and obtaining the necessary equipment and personnel to conduct such operations and activities. In seeking suitable opportunities, the Company competes with a number of other companies, including large oil and gas companies and other independent operators with greater financial resources and, in some cases, with more experience. Many other oil and gas companies in the industry have financial resources, personnel and facilities substantially greater than those of the Company and there can be no assurance that the Company will continue to be able to compete effectively with these larger entities. See
"Business Competition."

     Government Regulation and Environmental Risks. The production and sale of gas and oil are subject to a variety of federal, state and local government regulations, including regulations concerning the prevention of waste, the discharge of materials into the environment, the conservation of natural gas and oil, pollution, permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, the unitization and pooling of properties, and various other matters, including taxes. Many jurisdictions have at various times imposed limitations on the production of gas and oil by restricting the rate of flow for gas and oil wells below their actual capacity to produce. In addition, many states have raised state taxes on energy sources and additional increases may occur, although increases in state energy taxes would have no predictable effect on natural gas and oil prices. The Company believes it is in substantial compliance with applicable environmental and other government laws and regulations. However, there can be no assurance that significant costs for compliance will not be incurred in the future.

     Anti-Takeover Protections. The Company's Articles of Incorporation and Bylaws include certain provisions, the effect of which may be to inhibit a change of control of the Company. These include the authorization of additional classes of Preferred Stock and classification of the Board of Directors. In addition, certain of the Company's officers have entered into employment contracts providing for certain payments to be made upon termination. These provisions may discourage a party from making a tender offer for or otherwise attempting to obtain control of the Company. See "Description of Securi-ties Certain Provisions of the Articles of Incorporation and Bylaws."

     Preferred Stock. The Company is authorized to issue 2,000,000 shares of preferred stock. See "Description of Securities." The shares of preferred stock may be issued from time to time in one or more series as may be determined by the Board of Directors without stockholder approval. Further, the voting powers and preferences, the relative rights of each such series, and the qualifications, limitations and restrictions may be established by the Board of Directors without stockholder approval. As of August 31, 1995, the Company has issued a total of 1,170,000 shares of Preferred Stock, 202,688 shares of which are outstanding and currently are convertible into 544,724 shares of Common Stock and 544,724 Warrants. The other 967,312 shares of Preferred Stock that were issued were converted into 4,288,005 shares of Common Stock and 2,537,705 Warrants. Any issuance of Preferred Stock could affect the rights of the holders of Common Stock and therefore reduce the value of the Common Stock. Holders of the shares of Preferred Stock are entitled to preferences ahead of holders of Common Stock as to dividends and at liquidation and any such preferences could affect the value of the Common Stock. Any preferences will be lost if the holders of the outstanding shares of Preferred Stock have conversion rights and convert their Preferred Stock into Common Stock and Warrants.

     Election of Additional Directors by Preferred Stockholders. Whenever dividends on the Preferred Stock or any outstanding shares of Parity Stock, as defined, have not been paid in an aggregate amount equal to at least six quarterly dividends on such shares (whether or not consecutive), the number of directors of the Company will be increased by two, and the holders of the Preferred Stock, voting separately as a class with the holders of any Parity Stock on which any like voting rights have been conferred and are exercisable, will be entitled to elect such two additional directors to the Board of Directors and will have the same rights at any meeting of stockholders of the Company at which directors are to be elected held during the period such dividends remain in arrears. Such voting rights will terminate when all such dividends accrued and in default have been paid in full or set apart for payment. The term of office of all directors so elected will terminate immediately upon such payment or setting apart for payment.

     Dividend Policy. Holders of shares of Preferred Stock are entitled to receive cumulative cash dividends in the amount 10% per year when, as and if declared by the Board of Directors of the Company out of funds at the time legally available therefor. Payment of dividends is subject to declaration by the Board of Directors and if not declared, dividends will cumulate from quarter to quarter without interest until declared and paid. Unpaid dividends accrue and increase the number of shares of Common Stock into which Preferred Stock may be converted. The Company s Board of Directors decided not to pay the 1994 fourth quarter dividend in December 1994. In March 1995, the Board of Directors suspended the payment of preferred stock dividends indefinitely. As of March 31, 1995 there was $101,644 of preferred stock dividends in arrears. The Company does not currently pay cash dividends on its Common Stock (into which the Preferred Stock is convertible) and does not anticipate paying such dividends in the foreseeable future. The Company's agreement with Colorado National Bank restricts the payment of dividends on its Common Stock without consent of the lender. See "Market Price of Common Equity, Dividend Policy and Related Stockholder Matters."

     Outstanding Options and Warrants. As of August 31, 1995, the Company has outstanding options and warrants to purchase a total of 3,887,600 shares of the Company's Common Stock. The exercise prices of the outstanding options and warrants range from $.70 per share to $6.00 per share. The holders of the outstanding options and warrants might have the opportunity to profit from a rise in the market price (of which there is no assurance) of the shares of the Company's Common Stock underlying the options and warrants and their exercise may dilute the ownership interest in the Company held by other stockholders.

                                 USE OF PROCEEDS

     The Company has allocated the net proceeds, if any, from exercise of the Warrants for general corporate purposes. Pending use of the proceeds, the Company may invest the funds in short-term money market, government and federal agency obligations, bank certificates of deposit and savings deposits. It is uncertain when, if at all, the Company will receive proceeds from exercise of the Warrants. See "Selling Securityholders," "Description of Securities" and "Plan of Distribution."

               MARKET PRICES OF COMMON EQUITY, DIVIDEND POLICY AND
                           RELATED STOCKHOLDER MATTERS

     Market Information. The Company's Common Stock has been quoted on NASDAQ Small-Cap Market under the symbol WPOG, since July 1980. The Company's Preferred Stock has been quoted on the NASDAQ Small-Cap Market under the symbol WPOGP since August 1993. All information below has been restated retroactively to reflect the reverse stock split effected in 1993.

     The following table shows the range of high and low bid quotations for each quarterly period commencing January 1, 1993, or in the case of Preferred Stock, since trading began in August 1993, as reported by the National Association of Securities Dealers, Inc. Such quotations represent prices between dealers and do not include retail markups, markdowns, or commissions nor necessarily represent actual transactions.

                                     Bid Prices
                         ---------------------------------------
     Quarter Ended          Common Stock      Preferred Stock
     -------------       -----------------   ------------------
                         High      Low       High           Low


     June 30, 1995       31/32     5/8       5 7/8          4 3/4
     March 31, 1995      1 3/4     23/32     5 7/8          3 5/8

     December 31, 1994   3 5/8     1 5/8     8 1/2          4 3/4
     September 30, 1994  3         1 3/4     8 1/2          6 7/8
     June 30, 1994       2 3/8     2         8 3/8          7
     March 31, 1994      2 3/8     1 7/8     8 1/2          7 1/2

     December 31, 1993   3         2 1/2     9 3/8          8 3/8
     September 30, 1993  4 1/4     3 5/16    9 3/8          8 7/8
     June 30, 1993       4 13/16   3 1/4     N/A            N/A
     March 31, 1993      3 1/8     2 3/8     N/A            N/A

     Stockholders. As of August 31, 1995, the Company had 1015 holders of record of the Company s Common Stock and 28 holders of record of the Company s Preferred Stock.

     Dividends. The Company has not paid cash dividends on its Common Stock in the past and does not anticipate doing so in the foreseeable future. The Company is precluded from paying dividends on its Common Stock so long as amounts are owed under the Company's secured bank loan agreement.

     Holders of shares of Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors out of funds at the time legally available therefor, cash dividends at an annual rate of 10% (equal to $1.00 per share annually), payable quarterly in arrears. Cumulative dividends accrue and are payable to holders of record as they appear on the stock books of the Company on such record dates as are fixed by the Board of Directors.

     Preferred Stock dividends are payable quarterly at a rate of $0.25 per share ($1.00 per share annually). The Preferred Stock was issued in August 1993 and the Company declared and paid five consecutive dividends for the quarters ended September 30, 1993 through September 30, 1994. In December 1994, the Board of Directors voted not to declare the quarterly cash dividend to holders of the Company s Preferred Stock for the fourth quarter of 1994. The decision to not pay the quarterly dividend was a result of the Company s current cash position and the Company s belief that its primary lender would not approve the payment thereof. In March 1995, the Board of Director s voted to suspend payment on any future Preferred Stock dividends indefinitely. However, pursuant to the terms of the Preferred Stock, dividends will continue to accrue and increase the number of shares of Common Stock into which shares of Preferred Stock are convertible. Dividends paid in the future, if any, on the Preferred Stock will be contingent on many factors including but not limited to whether a dividend can be justified through the cash flow and earnings generated from future operations.

     The Preferred Stock will have priority as to dividends over the Common Stock and any series or class of the Company's stock hereafter issued, and no dividend (other than dividends payable solely in Common Stock or any other series or class of the Company's stock hereafter issued that ranks junior as to dividends to the Preferred Stock) may be declared, paid or set apart for payment on, and no purchase, redemption or other acquisition may be made by the Company of, any Common Stock or other stock unless all accrued and unpaid dividends on the Preferred Stock have been paid or declared and set apart for payment.

        MANAGEMENT S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                      RESULTS OF OPERATIONS OF THE COMPANY

Liquidity

       At June 30, 1995, the Company s cash balance was $313,052 with a working capital deficit of $584,523 compared to a cash balance of $532,916 and a working capital deficit of $429,417 at December 31, 1994. This deterioration of cash and working capital can be substantially attributed to the net loss from operations, debt service and funds used for capital expenditures in the first six months of 1995. The further deterioration of the Company's working capital was offset by the net proceeds of $233,880 generated from the sale of Common Stock issued in a private placement (this private placement is discussed later in this section under the caption "Capital Resources") and proceeds of $309,606 generated from the sale of property and equipment. Significant effort has been put forth by Management to increase the cash flow and earnings of its existing asset base. For example, efforts to date have included the following:

               1) A detailed evaluation of all its oil and gas properties in December 1994. As a result of this evaluation and on-going analysis, approximately 35 wells that lost approximately $134,000 in 1994 were
          shut-in on February 2, 1995 and sold in the first half of 1995.   The
          sale of these properties generated net proceeds of $155,580 and the Company recognized a gain of $59,349 on the transaction during the first half of 1995. Because of the losses suffered by these properties in 1994, Management does not expect any negative financial impact on its future operations from the disposition of the properties and Management believes that the actions taken will increase the net margin generated from oil and gas operations;

               2) The Company s Gas Plant has been connected to KN Front Range Gathering Company s Wattenberg Field gathering system ( KN ). This connection will provide access to more than 3,500 wells in one of the most actively drilled gas fields in Colorado. In June 1995, the Company was processing approximately 800 Mcf per day of natural gas purchased from third party producers through the KN interconnect. This is in addition to the 1,100 Mcf per day processed from Company-owned wells. The Company is continually negotiating with other producers on the KN system to further increase the Gas Plant s utilization. Management believes the additional gas throughput will increase the Gas Plant s efficiency and utilization, contributing to increased profits and enhancing its long-term value;

               3) In May 1995, the Company announced it would restructure its operations by substantially downsizing its oil field service and supply operations. As of June 30, 1995, the Company classified $465,466 in its balance sheet as "Assets Held for Sale". These assets consist of a portion of the Company's oil field service equipment. The Company plans to sell most of these assets in an auction in September 1995. Based on discussions with the auctioneer hired for the sale of the assets, the Company expects the net proceeds from the sale to be at or slightly above net book value. There is no assurance of the amount which will be realized from the auction and sale, if any at all; and

               4) In connection with the restructuring, the Company also has closed its administrative office in Denver, Colorado. The closing of the Denver office has resulted in the Company eliminating annual payroll costs associated with its accounting and administrative staff of approximately $140,000. The Company also expects to save an additional $60,000 annually from costs that were duplicated as a result of the Company maintaining two administrative offices (such as rent, telephone, insurance and office supplies).

     The restructuring was initiated to eliminate the areas of its business that were losing money, reduce operating costs, increase efficiencies, and to generate additional funds for working capital, drilling and development activities. Management does not expect these restructuring activities to have any negative impact on its financial condition. Historical financial information and the potential effect on future restructuring are more fully illustrated and discussed later, by category, in the Results of Operation section for the six months ended June 30, 1994 and 1995.

     Other than the funds anticipated from the September auction, the Company has no immediate access to additional working capital. However, Management believes the proceeds from the auction and the current cash flows of the Company will support operations for at least six months. The Company has not yet determined what actions it will take if the proceeds from the auction or current cash flows will not support continued operations. Potential actions may include
(i) selling certain oil and gas properties; (ii) reducing, downsizing, discontinuing and/or spinning-off other assets and operations of the Company; and (iii) attempting to raise additional capital through private placements, joint ventures or debt financing. In light of declining natural gas prices, declining rig counts, lackluster margins, and the competitive environment inherent in the oil and gas industry, management is continually exploring alternatives and opportunities to control costs and improve the Company's cash flow.

     Preferred Stock. In December 1994, the Board of Directors of the Company voted to not declare the quarterly cash dividend to holders of the Company s Preferred Stock for the fourth quarter of 1994. The decision to not pay the quarterly dividend was a result of the Company s cash position and the Company s belief that its primary lender would not approve the payment thereof. In March 1995, the Board of Directors voted to suspend payment on any future Preferred Stock dividends indefinitely. However, pursuant to the terms underlying the Preferred Stock, dividends will continue to accrue on a monthly basis.
Dividends paid in the future, if any, on the Preferred Stock will be contingent on many factors, including but not limited to, whether or not a dividend can be justified through the cash flow and earnings generated from future operations.

     Since the future payment of Preferred Stock dividends was so uncertain, and the Company wanted to preserve its working capital for drilling and development activities, in January 1995, the Company extended a tender offer to the Preferred Stockholders. On February 28, 1995, the Company completed the tender offer whereby the holders of the Company s Preferred Stock were given the opportunity to convert each share of Preferred Stock, and all then accrued and undeclared dividends (including the full dividend for the quarters ending December 31, 1994 and March 31, 1995) into 4.5 shares of the Company s Common Stock and Warrants to purchase 2.625 shares of Common Stock exercisable at $5.00 per share through December 31, 1996 and $6.00 per share through August 13, 1998, (the date the Warrants expire). As a result of the tender offer, 933,492 shares of the Preferred Stock converted into 4,200,716 shares of the Company s Common Stock and warrants to purchase 2,450,416 shares of Common Stock. In addition, 32,220 shares of Preferred Stock converted into 85,676 shares of Common Stock prior to the tender offer and 600 shares of Preferred Stock were converted into 1,613 shares of Common Stock after the tender offer. Accordingly, as of August 31, 1995 there remain 202,688 shares of Preferred Stock outstanding. These events substantially changed the capital structure of the Company and alleviated the burden of approximately 83% of Preferred Stock dividends. The Company has indicated to its Preferred Stockholders that it has indefinitely suspended payment of dividends on the Preferred Stock.

     Capital Resources.  On September 30, 1994, the Company completed a private placement of a total of $1,454,750 of 12% Convertible Unsecured Promissory Notes
("Notes") from which the Company realized net proceeds of approximately
$1,307,403.  The Notes were automatically converted into 909,219 shares of the
Company's Common Stock effective September 30, 1994.  The Company also issued warrants to purchase 63,188 shares of the Company's Common Stock at an exercise price of $1.92 per share to brokers who sold the Notes in the private placement.

     On December 19, 1994, the Company completed a private placement selling a total of 289,125 shares of Common Stock for $1.60 per share. The Company generated net proceeds from this offering of approximately $358,000. In connection with the offering, the Company also issued warrants to purchase 20,000 shares of common stock at an exercise price of $1.92 per share to brokers who sold the shares in the Private Placement.

     On June 15, 1995, the Company completed a private placement selling a total of 250,000 units for $1.50 per unit. Each unit consisted of two shares of Common Stock and one Warrant to purchase one share of Common Stock.

     As discussed previously, the Company anticipates that it will sell a portion of its oil field service equipment at an auction in September 1995. The Company estimates the net proceeds to be approximately $460,000 and expects these funds will be sufficient to support the Company's operation for at least six months.

     Long-term Debt. During the year ended December 31, 1994, the Company borrowed $1,460,000 and repaid principal of $1,031,042 plus $218,365 of interest on its bank credit facility. The amount owed on the Company's bank facility at December 31, 1994 was $2,588,958. The proceeds of the loan advances during this period have been utilized by the Company in its 1994 exploration, development and recompletion program in Loveland Field, Colorado, as well as other working
capital needs.   The loan is scheduled to be repaid in monthly installments through August 1997.

     In March 1995, the Company restructured this bank debt. The Company had violated certain financial covenants under the prior debt agreement. However, the bank agreed to waive any covenant violations that may have occurred in the past and restructure the new financial covenants. In addition, in order to assist the Company in rebuilding its working capital, the bank agreed to reduce the monthly principal payment by approximately one-half for a six month period beginning in March 1995. In connection with this restructuring, the bank increased the interest rate from prime plus 1% to prime plus 3% beginning in April 1995. The amount owed on the Company s bank facility at June 30, 1995 was $2,184,697.

     Capital Expenditures. The Company s total 1994 capital expenditures were approximately $2.5 million. Of this amount approximately $2.1 million was used for drilling, workover and recompletion activities. During 1994, the Company performed major workovers in two fields; drilled one dry hole in western Colorado; successfully completed four new wells in Loveland Field; and recompleted 10 existing wells in the Codell formation (a reservoir previously not successfully exploited in the Loveland Field.) As a result of these activities and changes in the estimates used in computing oil and gas reserves, the Company s total proved reserves at December 31, 1994 increased by 285,300 BOE (as compared to the total proved reserves at December 31, 1993).

     For the first six months of 1995, the Company invested $264,000 in property and equipment.  Approximately $160,000 of these costs were incurred in connection with the Gas Plant expansion activities intended to accommodate and
process additional third party gas through KN.  $38,000 was spent on workovers and equipment acquisitions related to the operations of the Company's oil and gas properties.  $37,000 was incurred for acquiring oil field service equipment and administrative furniture and fixtures.

     Currently, the Company s drilling, development and recompletion activities have been curtailed significantly. Capital expenditures, at least in the near future, will be limited to the Gas Plant expansion activities which are expected to be an additional $250,000. These costs are expected to be incurred in the third and fourth quarters of 1995. The drilling, development and recompletion activities will be resumed as soon as funds are available through cash flow from operations or other financing vehicles.

Results of Operations for the Six Months Ended June 30, 1994 and 1995

     Overview. The Company's largest source of operating income is from the sale of produced oil, gas, and natural gas liquids. Therefore, the level of the Company's revenues and earnings are affected by prices at which natural gas, oil and natural gas liquids are sold. As a result, the Company's operating results for any prior period are not necessarily indicative of future operating results because of the fluctuations in natural gas, oil and natural gas liquid prices and the lack of predictability of those fluctuations as well as changes in production levels.

     Total Revenue. Total revenue from all operations was $5,061,047 for the six months ended June 30, 1995, compared to $6,361,195 for the six months ended June 30, 1994. The decrease in total revenue is primarily a result of lower volume of natural gas delivered and lower natural gas prices which are discussed in more detail on a line-by-line basis in the following paragraphs.

     Gas Plant Marketing and Trading. The Company has a take-or-pay contract with Public Service Company of Colorado ( PSCo ) which calls for PSCo to purchase from the Company a minimum of 2.92 billion cubic feet ( BCF ) of natural gas annually. The price paid the Company by PSCo is based on the Colorado Interstate Gas Commission s spot price plus a fixed price bonus. The contract expires in June of 1996 and is currently filled by the Company by two different methods. The Company fills a portion of this contract with marketing and trading activities which represent gas purchased from third parties and sold to PSCo under the terms of the contract. In both 1995 and 1994, the price between the amount paid the third party producers and the amount received from PSCo under the "take-or-pay" contract was a constant price per MMBtu. However, the volumes sold and the price paid by PSCo do vary on a monthly basis. Operating statistics for the two periods are as follows:


                                   For the Six Months
                                     Ended June 30,

                                   1995           1994

     Total Volume Sold (Mcf)   1,345,742           1,603,506
     Average Price            $     1.51          $     2.16
                              ----------           ---------
         Total Revenue        $2,045,520          $3,456,299
     Costs                    (1,801,570)         (3,162,909)
                              ----------           ---------
         Gross Margin         $  243,950          $  293,390
                              ==========           =========


     The lower volumes sold and prices received in 1995 as compared to 1994 are primarily related to lower demand in the natural gas markets. The demand for natural gas, as with any commodity, is subject to supply and demand. The Company expects gas prices in the Rocky Mountain region to continue to be depressed due to weak demand in California, production in the Gulf Coast, constrictions on moving and selling gas in eastern markets and other factors beyond the Company's control.

     PSCo has informed the Company that it does not intend to renew the portion of the contract in June 1996 that allows for Marketing and Trading activities. Accordingly, these revenues and corresponding costs will most likely disappear in July 1996. Since the gross margin represents the net cash flow and income generated from this activity, the loss of this contract will have a material negative impact on the Company's results of operations. However, PSCo has advised the Company in informal discussions that the contract will be renewed at a level equivalent to the throughput of the Company s Gas Plant at that time. Therefore the Company is attempting to replace the revenues generated from the marketing and trading activities by increasing the throughput of the Gas Plant with third party gas. This expected activity is discussed in more detail in the following paragraph under the caption "Gas Plant Liquids and Gas". It is Management s intention to purchase and process as much third party gas in the future (through the KN interconnect) that is economically feasible so that the PSCo contract will be renewed at the highest level possible. However, there can be no assurance that the PSCo contract will be renewed, or if renewed, will be renewed at the same or higher levels.

     Gas Plant Liquids and Gas.  These categories account for the natural gas sold at the tailgate of the Gas Plant and the natural gas liquids extracted and sold by the Gas Plant facility.  During 1995 and 1994, the revenues generated from these products were a result of the Company's own production from the
Loveland and Johnson's Corner Fields.  However, in February 1995 the Company
began purchasing third party gas after being connected to KN Front Range
Gathering Company's Wattenburg Field gathering systems ("KN").  This connection has provided the Company access to more than 3,500 producing oil and gas wells.
The Gas Plant has a design capacity of 6 MMcf per day (2.2 BCF annually), and in
1994, it processed an average of 1.29 MMcf per day (or .471 BCF annually).
Accordingly, Management believes the Gas Plant has historically been
underutilized.   Therefore, in February 1995, the Company began utilizing the
Gas Plant's undercapacity by purchasing and processing third party gas through
KN.  In June 1995, the Company was purchasing and processing an additional 800
Mcf per day of third party gas in addition to its own current production of
1,100 Mcf per day.  It is Management's intention to purchase and process as much third party gas in the future (through KN) that it economically feasible so that the PSCo contract will be renewed at the highest level possible.  Management is continually searching and negotiating for more economically feasible third party gas, however, at this time it is uncertain if the Company will be able to find
any more economically priced gas from third parties or if the current level can be maintained.

     Operating statistics for the two periods are as follows:


                                   For the Six Months
                                     Ended June 30,
                         -----------------------------------------
                              1995                1994
                         -----------------   --------------------
                                   Average             Average
                         Volumes   Price     Volume    Price

Production:

  Natural Gas Sold (Mcf) 217,600   $   0.71  159,312   $   0.77
  B-G Mix (gallons)      673,600   $   0.34  593,500   $   0.26
  Propane  (gallons)     551,900   $   0.33  430,000   $   0.30


Operating Margin:             Amount               Amount

     Revenue                  $ 567,202           $ 405,169
     Costs                     (458,495)          (234,359)
                               --------            --------
        Gross Margin          $ 108,707           $ 170,810
                               ========           =========
        Gross Margin Percent         19%                 42%


     The increase in processing revenue can be substantially attributed to the increase in natural gas liquids (BG mix and propane) produced from the processing facility as a result of the drilling, development and recompletion activities conducted by the Company in 1994 and the processing of third party gas through KN that began in February 1995.

     Costs associated with these products consist of both semi-fixed and variable costs. The semi-fixed costs consist of direct payroll, utilities, operating supplies, general and administrative costs, and other items necessary in the day-to-day operations. The semi-fixed costs average approximately $400,000 annually and are not expected to change significantly regardless of the volume processed by the Gas Plant. The variable costs consists primarily of purchased gas from third parties, plant fuel and shrink, lubricants, and repairs and maintenance. These costs are generally a direct function of the volume processed by the Gas Plant and are expected to either increase or decrease with the Gas Plant's total production. The costs in 1995 have increased both in amount and as a percentage of revenue, when compared to 1994, as a result of the Company purchasing and processing third party gas through KN beginning February 1995. Prior to that time, most of the gas processed by the Gas Plant was from wells the Company owned. Accordingly, the variable costs, as a percentage of revenue, have and are expected to increase significantly in future years.

     Oil and Gas. Revenues generated from oil and gas sales for the six months ended June 30, 1995 were $1,477,035, compared to $1,486,561 for the six months ended June 30, 1994. Costs of oil and gas production were $900,592 for the six months ended June 30, 1995, compared to $1,034,866 for the six months ended June 30, 1994. Operating statistics for the two periods are as follows:


                              For the Six Months
                                 Ended June 30,
                         ------------------------------
                             1995                1994


Production:
     Oil (bbls)              68,500              69,300
     Gas (Mcf)              280,500             272,200
     BOE                    115,300             114,600

Average Collected Price:
     Oil (per Bbl)       $    16.87          $    16.00
     Gas (per Mcf)             1.14                1.39
     Per BOE                  12.81               12.96


Operating Margin:
     Revenue             $1,477,035          $1,486,561
     Costs                 (900,592)          1,034,866
                          ---------           ---------
        Gross Margin     $  576,443          $  451,695
                          =========           =========
        Gross Margin Percent     39%                 30%

Average Production Cost per
     BOE before DD&A     $     7.81          $     9.03


     As a result of Management s ongoing efforts to manage production and control costs, the Company has been able to maintain its production levels while decreasing its costs. Production was maintained as a result of the development activities conducted in 1994. Costs are being monitored and controlled on a lease-by-lease basis. Management of the Company performed a detailed evaluation of all its properties in December 1994. As a result of this evaluation and on-going analysis, 35 properties that lost approximately $134,000 in 1994 were shut-in on February 2, 1995 and were sold by June 30, 1995. It is the intent of Management to maintain and operate only those properties that will add value to the Company in the future. Accordingly, Management believes that future costs of production (per BOE) will be lower, although there can be no assurance of lower future costs, because of the many uncertainties involved in the oil and gas industry.

     Oil Field Services and Oil Field Supply. Operating statistics for the Company's service and supply operations for the six months ended June 30, 1994 and 1995 are as follows:


                    Service Operations                 Supply Operations
                    for the Six Months                 for the Six Months
                      Ended June 30,                     Ended June 30,
               -------------------------------    -------------------------
                   1995            1994               1995           1994


Revenue        $  590,981     $   614,333         $   332,583    $   359,500
Costs            (564,965)       (581,129)           (273,545)      (364,824)
Depreciation      (92,852)        (88,365)             (6,802)       (13,777)
                ---------      ----------           ----------     ----------
 Net Operating
   Margin      $  (66,836)    $   (55,161)        $    49,236    $  (19,101)
                =========      ==========          ==========     =========
 Net Operating
  Margin %           (11%)            (9%)                15%            15%


     Management of the Company recognized that the margins in the oil field service and supply business have been historically low. The burden of these low margins is compounded with the risks inherent in these operations, the capital investment required to maintain and operate, and the uncertainty of the future prospects in light of the overall decrease in natural gas prices and drilling activity. Accordingly, as stated previously, the Company announced a plan of restructuring during the second quarter of 1995 that included a significant downsizing of its service and supply operations.

     Service Operations. Historically, the Company's service business has operated out of two locations - Loveland and Sterling, Colorado. The operations serviced both the Company's needs and those of third parties. The restructuring is focused on reducing the operations to a point where the Company can service its own needs efficiently and at the lowest possible cost while performing only limited services to third parties. Services to third parties will be limited to those circumstances when the equipment and manpower is not needed in the Company's operations. Consequently, Management anticipates the revenues generated in the future from the service operations will be approximately 70% lower than the historical amounts. However, it is not expected to have a material effect on the Company's overall results of operations in light of the historically low margins.

     Supply Operations. Historically, the Company's supply business has operated out of two locations - Loveland and Sterling, Colorado. The restructuring is focused on consolidating the operations to one location (Loveland, Colorado), eliminating duplicate costs and ultimately reducing the amount of inventory. Although Management expects total revenues generated from the supply operations to decrease in the future approximately 50% from the historical amounts, it is not expected to have a material effect on the Company's overall results of operations in light of the historically low margins.

     Well Administration and Other Income. This revenue primarily represents the revenue generated by the Company for operating oil and gas properties.
There has been no significant change in the average monthly revenue between 1995 and 1994 and Management does not expect any significant change in the future.

     General and Administrative Expenses. General and administrative costs for the six months of 1995 were $580,768 compared to $885,370 for the same period in 1994. The decrease can be substantially attributed to considerable efforts begun in 1994 by Management of the Company to decrease and control general and administrative expenses for 1995. For example, Management has taken the following measures:

     a) Downsizing personnel, using contract services for temporary assignments, eliminating unnecessary services or supplies, and evaluating certain costs for efficiency and need;

     b)   not replacing two officers who resigned in 1994;

     c) closing the Denver, Colorado administrative office resulting in the elimination of annual payroll costs of approximately $140,000 associated with the Company's accounting and administrative staff; and

     d) also in connection with closing the Denver, Colorado office, the anticipated savings of $60,000 from costs that were duplicated as a result of two administrative offices (such as rent, telephone, insurance and office supplies).

     Management is continually evaluating ways to further cut general and administrative costs, However, there can be no assurance that future general and administrative costs will be further curtailed nor can there be any assurance that general and administrative costs may not increase in future periods.

     Depreciation, Depletion and Amortization. Depreciation, depletion and amortization ("DD&A") for the respective periods consisted of the following:

                                   For the Six Months
                                     Ended June 30,
                              ----------------------------
                                1995           1994

     Oil and Gas Properties        $394,672       $396,462
     Gas Plant and Other Buildings  121,920        104,687
     Rolling Stock                   81,332         68,537
     Other Field Equipment           26,139         23,696
     Furniture and Fixtures          23,143         20,433
     Non-Compete Agreements          48,000         48,000
                                    -------        -------
          Total                    $695,206       $661,815
                                    =======        =======

     The increase can be substantially attributed to the increase in the depreciable basis of the Gas Plant as a result of the expansion activities and the addition of new rolling stock. Total DD&A for oil and gas properties remained relatively constant at $3.58 per BOE in 1995 and $3.46 in 1994.

     Dry Hole Plugging and Abandonment of Oil and Gas Properties. Dry holes, plugging and abandonment costs incurred by the Company in the six months ended June 30, 1995 were $5,291 compared to $87,038 for the first six months of 1994. The costs in both periods were related to plugging and abandonment costs of certain oil and gas properties. The Company does not anticipate that any additional significant plugging and abandonment charges will be incurred in 1995. However, because of the many uncertainties involving oil and gas producing activities, including future prices of oil and gas, lifting costs, actual production and other economic factors, there can be no assurance of the actual charges that will be incurred in the future related to plugging and abandonments.

     Interest Expense. Total interest expense for the six months ended June 30, 1995 was $161,385, compared to $146,139 for the six months ended June 30, 1994. The increase can be substantially attributed to higher interest rates in 1995. The interest expense is related primarily to the Company's bank facility. The outstanding balance under the facility at June 30, 1995 was $2,184,697 and is payable in monthly installments of principal and interest (at prime plus 3%) through August 1997. The facility was restructured in March 1995. See "Liquidity - Long-term Debt."

     Restructuring Charges. The Company has recognized $79,719 as restructuring charges for the first six months of 1995. $19,254 of these costs were incurred in connection with the preferred stock tender offer. See "Liquidity-Preferred Stock." The remaining costs of $60,465 were incurred in connection with the restructuring announced in the second quarter of 1995 and consist primarily of severance pay and a loss on abandonment of the office lease in Denver, Colorado.

     Gain on Sale of Assets. The Company recognized a gain on the sale of assets in the first six months of 1995 of $51,454 compared to $8,700 for the six months ended June 30, 1994. The gain in 1995 is primarily related to the sale of various oil and gas properties, including 35 wells which were shut-in in 1994, and the gain in 1994 was attributed to the sale of three vehicles and oil field service equipment.

     Earnings Per Share. As discussed previously, the Company completed a tender offer to the Company's Preferred Stockholders during the three months ended March 31, 1995. In connection therewith, the Company offered the Preferred Stockholders 4.5 shares of Common Stock for each share of Preferred Stock owned. The 4.5 shares represented an increase from the original terms of the Preferred Stock which provided for 2.625 shares of Common Stock for each share of Preferred Stock. Under a recently issued accounting pronouncement, the Company was required to reduce earnings available to Common Stockholders by the fair value of the additional shares which were issued to induce the Preferred Stockholders to convert their shares. Since the Company issued an additional 1,750,000 shares of Common Stock in the tender offer compared to the shares that would have been issued under the original terms of the Preferred Stock, the Company was required to deduct the fair value of these additional shares of $1,640,000 from earnings available to Common Stockholders. This non-cash off balance sheet charge resulted in the reduction of earnings per share by $.32.

     While this charge is intended to show the cost of the inducement to the owners of the Company's Common Stock immediately before the tender offer, management does not believe that it accurately reflects the impact of the tender offer on the Company's Common Stockholders. As disclosed to the Preferred Stockholders in connection with the tender offer, the book value per share of Common Stock increased from a negative amount to over $1.00 per share as a result of the tender offer. Therefore, management believes that even though the current accounting rules require the $.32 charge per share of Common Stock, there are other significant offsetting factors by which the Common Stockholders benefited from this conversion, which are not reflected in the financial statements.

Results of Operations for the Years Ended 1993 and 1994

     Overview. The Company's largest source of operating income is from the sale of produced oil, gas, and natural gas liquids. Therefore, the level of the Company's revenues and earnings are affected by prices at which natural gas, oil and natural gas liquids are sold. As a result, the Company's operating results for any prior period are not necessarily indicative of future operating results because of the fluctuations in natural gas, oil and natural gas liquid prices and the lack of predictability of those fluctuations as well as changes in production levels.

     Acquisition of Skaer. In August 1993, the Company acquired Skaer Enterprises, Inc., its related businesses, and its related assets (collectively referred to as "Skaer") in a transaction which dramatically changed the complexion of the Company. Skaer was a diversified oil and gas company with assets, operations, and oil and gas reserves substantially greater than the Company prior to the acquisition.

     Skaer was acquired for $12,200,000, including various costs associated with the acquisition of $300,000. This acquisition was financed through: (i) the issuance of 900,000 shares of Preferred Stock in a public offering which generated net proceeds of $7,965,000; (ii) the issuance of restricted Common and Preferred Stock to the sellers with an agreed upon value of $1,900,000; and
(iii) a $2,400,000 loan from a bank.

     The acquisition of Skaer significantly increased the Company's reserves, production, and business capabilities. Substantially all of the changes between 1993 and 1994 in the Company's results of operations can be attributed to the acquisition of Skaer. Therefore, Management believes the comparisons between 1993 and 1994 may not be useful or relevant.

     Total Revenue. Total revenue from all operations was $12,068,699 for the year ended December 31, 1994, compared to $4,387,287 for the year ended December 31, 1993. This increase in total revenue is primarily a result of the acquisition of Skaer in August of 1993. As stated previously, because of this acquisition, comparisons between years may not be relevant or useful. However, any known trends or changes that effect revenue on a line-by-line basis are discussed in following paragraphs.

     Gas Plant Marketing and Trading. Currently, under the "take-or-pay" contract with PSCo, the Company delivers to PSCo approximately 12% to 15% of this contract through its own production through the tailgate of the Gas Plant (see "Gas Plant Liquids and Gas"). The marketing and trading revenues are derived from the gas purchased from third parties and sold to PSCo under the terms of the contract. The Company never takes possession of the third party gas but rather brokers the transaction. In both 1993 and 1994, the price between the amount paid the third party producers and the amount received from PSCo was a constant price per MMBtu.

     PSCo has informed the Company that it does not intend to renew the portion of the contract in June 1996 that allows for "Marketing and Trading" activities. Accordingly, this revenue and the corresponding costs will most likely disappear in July 1996. If this contract is terminated in July 1996, it could cost the Company under present operating conditions between $500,000 and $600,000 annually. This amount represents the current net revenue generated from this activity on an annual basis. However, PSCo has advised the Company in informal discussions that the contract will be renewed at a level equivalent to the throughput of the Company's Gas Plant at that time. Therefore, as previously discussed, the Company is taking steps to increase the throughput of the Gas Plant by purchasing and processing third party gas. It is Management's intention to purchase and process as much third party gas in the future (through the KN interconnect) that is economically feasible so that the PSCo contract will be renewed at the highest level possible. However, there can be no assurance that the PSCo contract will be renewed, or if renewed, will be renewed at the same or higher levels.

     The Gas Plant has a design capacity of 6 MMcf per day (2.2 BCF annually). In 1994, the Gas Plant processed an average of 1.29 MMcf per day (or .471 BCF annually). In April 1995, the Company was purchasing and processing an additional 1,100 Mcf per day of third party gas in addition to its own current production of 1,100 Mcf per day. Management is continually searching and negotiating for more economically feasible third party gas. However, at this time it is uncertain if the Company will be able to find any more economically priced gas from third parties or if the current level can be maintained.

     Gas Plant Liquids and Gas. These categories account for the natural gas sold at the tailgate of the Gas Plant and the natural gas liquids extracted and sold by the Gas Plant facility. During 1993 and 1994, the revenues generated from these products were a result of the Company s own production from the Loveland and Johnson s Corner Fields. During 1994, the Gas Plant sold 329,044 Mcf of natural gas, 1,270,770 gallons of butane-gasoline mix, and 960,310 gallons of propane.

     Costs associated with these products consist of both semi-fixed and variable costs. The semi-fixed costs consist of direct payroll, utilities, operating supplies, general and administrative costs, and other items necessary in the day-to-day operations. The semi-fixed costs average approximately $435,000 annually and are not expected to change significantly regardless of the volume processed by the Gas Plant. The variable costs consist primarily of purchased gas, plant fuel and shrink, lubricants, repair and maintenance, and costs of gas marketing and buying. These costs are generally a direct function of the volume processed by the Gas Plant and are expected to either increase or decrease proportionately with the corresponding plant production. However, it should be noted that, because the Company began purchasing and processing third party gas in 1995, that the variable costs, as a percentage of revenue, are expected to increase significantly in future years.

     Oil and Gas. Revenues generated from oil and gas sales for the year ended December 31, 1994 were $3,220,761, compared to $1,131,938 for the year ended December 31, 1993. Costs of oil and gas production were $2,189,780 for the year ended December 31, 1994, compared to $765,757 for the year ended December 31, 1993. Again, these increases are attributable to the acquisition of Skaer in August of 1993. However, operating statistics for the two years are as follows:


                                           1994                1993
     Production:
          Oil (bbls)                      155,500              55,459
          Gas (Mcf)                       543,750             189,664

     Average Collected Price:
          Oil (per Bbl)                 $   15.11           $   15.00
          Gas (per Mcf)                 $    1.55           $    2.19

     Operating Margin:
          Revenue                       $3,220,761               $1,131,938
          Costs                         (2,189,780)                (765,757)
               Gross Margin             $1,030,981               $  366,181
               Gross Margin Percent             32%                      32%

     Average Production Cost per
          BOE before DD&A               $     8.90               $     8.79


     It should be noted that the Company was able to maintain approximately the same gross margin (as a percentage of revenue) on oil and gas production activities in spite of the 30% decrease in the average gas price (per Mcf) between 1993 and 1994. This is a result of Management s ongoing efforts to manage production and control costs. As stated previously, Management of the Company performed a detailed evaluation of all its properties in December 1994. As a result of this evaluation and on-going analysis, many properties have been shut-in and will either be worked-over, sold, or plugged and abandoned. It is the intent of Management to maintain and operate only those properties that will add value to the Company in the future. Accordingly, Management believes that the costs of production (per BOE) will be lower in the future. However, because of the many uncertainties involved in the oil and gas industry, there can be no assurance whether or not this assertion can or will come to fruition.

     Oil Field Services and Oil Field Supply. Operating statistics for the Company's service and supply operations for the years ended December 31, 1993 and 1994 are as follows:


                              Service Operations   Supply Operations
                         ------------------------ -------------------
                            1994          1993      1994      1993


     Revenue             $1,279,013     $709,057  $720,928  $448,600
     Costs               (1,183,501)    (665,300) (663,500) (411,854)
     Depreciation          (294,860)     (98,230)  (12,120)   (4,040)
                          ---------      -------   -------   -------
       Net Operating
          Margin         $ (199,348)    $(54,473) $ 45,308  $ 32,706
                          =========      =======   =======   =======
       Net Operating
         Margin %              (16%)         (8%)        6%        7%


     The average monthly revenue for the service and supply operations decreased in 1994 by approximately 40% to 45% as a result of Management focusing its efforts on the Company s drilling, development and recompletion activities. In addition, there was a substantial decrease in drilling activity in the DJ Basin in 1994 as a result of depressed gas prices. However, because the net operations margins are relatively low, this decrease in revenue did not have a significant impact on the Company s overall results of operations.

     Well Administration and Other Income. This revenue primarily represents the revenue generated by the Company for operating oil and gas properties.
There has been no significant change in the average monthly revenue between 1993 and 1994 subsequent to the acquisition of Skaer and Management does not expect any significant change in the future.

     General and Administrative Expenses. General and Administrative Costs for 1994 were $1.6 million compared to approximately $700,000 for 1993. The increase can be substantially attributed to the acquisition of Skaer.
Management of the Company has exerted considerable effort to decrease and control general and administrative expenses for 1995. Measures taken in the fourth quarter of 1994 include downsizing personnel, using contract services for temporary assignments, eliminating unnecessary services or supplies, and evaluating certain types of costs for efficiency and need. Many of the costs that are anticipated to be eliminated in 1995 are payroll related. For example, two officers resigned in 1994 and will not be replaced and the Company has eliminated approximately 20% of the payroll costs associated with its accounting and administrative staff. Management is continually evaluating ways to cut general and administrative costs. However, there can be no assurance that future general and administrative costs will be curtailed below the 1994 level or that general and administrative costs may not increase in future years.

     Depreciation, Depletion and Amortization. DD&A consisted of the following for 1994 and 1993:

                                            1994           1993

     Oil and Gas Properties             $  884,100          $ 300,415
     Gas Plant and Other Buildings         270,640             48,140
     Rolling Stock                         215,930             64,241
     Other Field Equipment                 105,050             30,530
     Furniture and Fixtures                 42,870             39,444
     Non-Compete Agreements                 96,000             19,500
                                          --------            -------
              Total                     $1,614,590          $ 502,270
                                         =========           ========

     The increase can be substantially attributed to the acquisition of Skaer and that the estimated useful life of the Gas Plant was changed from 25 years in 1993 to 15 years in 1994. DD&A for oil and gas properties remained relatively constant at $3.59 per BOE in 1994 compared to $3.46 per BOE in 1993. Total reserves at December 31, 1994 increased 285,300 BOE as compared to the reserves at December 31, 1993 as a result of different prices for oil and gas used to compute the reserves and the drilling, development and recompletion activities conducted in 1994.

     Dry Hole and Abandonment of Oil and Gas Properties. Dry hole and abandonment costs incurred by the Company in 1994 were $315,809 compared to $335,715 in 1993. In 1994, the Company drilled one dry hole at the cost of approximately $213,000. The remaining costs were incurred in connection with plugging and abandonment charges for seven other properties. In 1993, these charges related to plugging and abandonment costs incurred with eight properties that had become uneconomical.

     Because of the adoption of the new accounting policy and the corresponding impairment charge discussed later in this section under the caption Impairment of Oil and Gas Properties , the Company does not anticipate that any significant abandonment charges will be incurred in 1995. However, because of the many uncertainties involving oil and gas producing activities, including future prices of oil and gas, lifting costs, actual production and other economic factors, there can be no assurance of the actual charges that will be incurred in the future related to abandonments.

     Currently, the Company s drilling, development, and recompletion programs have been significantly curtailed and will resume when they can be funded through cash flow from operations or other financing vehicles. At that time, as in the past, Management will take every precaution to drill, develop or recomplete projects that appear to have the highest rate of success and highest
estimated rate of return.   Accordingly, it is impossible to estimate the future
dry hole costs with any reasonable amount of certainty.

     Impairment of Oil and Gas Properties. In March 1995, the Financial Accounting Standards Board issued a new statement titled Accounting for Impairment of Long-lived Assets . This new standard changes the Company's method of determining impairment of proved oil and gas properties. Under the new policy, the Company computed the estimated undiscounted cash flows using constant prices and costs on a field-by-field basis. Using this method, the Company recognized a 1994 fourth quarter non-cash impairment charge totaling approximately $900,000. The adoption of this new accounting policy will have no effect on the Company s compliance with the financial covenants of the Company's loan agreements.

     Interest Expense. Total interest expense for 1994 was $324,251 compared to $123,932 in 1993. The increase can be substantially attributed to higher interest rates in 1994 and the credit facility with the Company s primary lender which was established in August 1993 in connection with the acquisition of Skaer. The balance of this loan at December 31, 1994 was $2,588,958 and is payable in monthly installments of principal and interest at the rate of prime plus 3% through August 1997.

     Gain on Sale of Assets. The Company recognized a gain on the sale of assets in 1994 of $55,372 of which $55,000 was related to the sale of one lease in November 1994. The gain of $29,995 recognized by the Company on the sale of assets in 1993 was primarily related to the disposition of oil and gas production equipment.

     Federal Income Tax. The Company s oil and gas operations are significantly affected by certain provisions of the Internal Revenue Code of 1986, as amended, applicable to the oil and gas industry. Current law permits the Company to deduct currently, rather than capitalize, intangible drilling and development
costs ( IDC ) incurred or borne by it.   The Company, as an independent
producer, is also entitled to a deduction for percentage depletion with respect to the first 1,000 barrels per day of domestic crude oil (and/or equivalent units of domestic natural gas) produced by it (if such percentage depletion exceeds cost depletion.) Generally this deduction is 15% of gross income if the national average crude oil price is $20.00 or more. The percentage increases 1% for each whole dollar that the previous year s average price is below $20.00. Currently, the percentage depletion allowance is 15%. The percentage depletion deduction may not exceed 100% of the taxable income from a given property. Further, percentage depletion is limited in the aggregate to 65% of the
Company s taxable income.   Any depletion disallowed under the 65% limitation,
however, may be carried over indefinitely.

                             BUSINESS OF THE COMPANY

Overview

     Pease Oil and Gas Company ("Company"), was incorporated under the laws of the state of Nevada on September 11, 1968. The Company s address is 751 Horizon Court, Suite 203, Grand Junction, Colorado 81506 and its telephone number is
(970) 245-5917. The Company is engaged in the oil and gas acquisition, exploration, development and production business in the western United States, primarily in Colorado, Utah, and Wyoming. During 1993, the Company substantially expanded its operations (through an acquisition of an independently owned company) into providing oil field services, oil field supplies, natural gas processing and natural gas marketing.

Operations

     The Company is primarily engaged in oil and gas property acquisition, exploration, development and production activities. Through acquisitions in 1993, the Company expanded its operations to include extensive oil field servicing, sales of new and used oil field equipment, and natural gas processing and marketing. The Company's principal activities are conducted in the Rocky Mountain region of the United States.

     The Company's general business strategy is to increase reserves and cash flow through strategic implementation of the following: (a) establish and build upon a regional base of operations and technical expertise; (b) pursue low risk acquisitions, which contain proven reserves, established production history, and significant undeveloped reserve potential (c) pursue acquisitions of family-owned and private companies, while the competition's focus is on the major company divestitures; (d) enhance production and reserves by employing advanced technical procedures and utilizing the Company's regional database; and (e) expand the throughput of the natural gas processed by its Gas Plant. The Company does not intend to conduct a significant amount of exploratory drilling.

     It is an objective of the Company to operate the oil and gas properties in which it has economic interests. The Company believes, with the responsibility and authority as operator, it is in a better position to control costs, safety, and timeliness of work, as well as other critical factors affecting the economics of a well.

     As of June 30, 1995, the Company had varying ownership interests in 245 gross productive wells (212 net) located in five states. The Company operates 240 of the 245 wells, with the other wells being operated by independent operators under contracts that are standard in the industry.

     The Company presently maintains an inventory of undeveloped oil and gas lease acreage. From time-to-time the Company will conduct geological, geophysical, engineering, and economic studies on the basis of what it generates or acquires in oil and gas drilling prospects. These efforts are intended to lead to increased exploration, development, and production.

     The Company s immediate efforts and resources are focusing on increasing the utilization of it s existing assets by:

     Increasing the volume of natural gas processed through its Gas Plant by purchasing gas from third party producers. This became possible in January 1995 when the Gas Plant was connected to KN s gathering system. This connection provides access to more than 3,500 wells in one of the most actively drilled gas fields in Colorado.

     Reducing operating costs to improve the overall margins in each revenue center.

     All other development activities have been curtailed significantly. However, to the extent funds are available in the future, the Company will pursue the following activities:

     Infill drilling of proved reserves in the Loveland Field.

     Use new drilling technology (i.e., cased hole lateral drilling), to increase recoverability of oil and gas in the Loveland Field. The Company believes there are 35 wells in the Loveland Field with casing of the optimum size for drilling horizontal or lateral drainholes in the Niobrara formation.

     Use new exploration technology (3-D seismic) to exploit other zones in the Loveland Field that have not been fully developed.

     Use new technology in the other fields acquired from Skaer to further develop current producing reservoirs and to identify new reserves in other formations.

Properties

     Principal Oil and Gas Interests

     Developed Acreage - The Company currently owns producing oil and gas wells in Arkansas, Colorado, Utah, Nebraska, and Wyoming. The Company's producing properties as of June 30, 1995 are located in the following areas shown in the table below:

                                          Oil          Gas            Developed Acreage
                                   -------------- -------------  ------------------------------
                                   Gross     Net  Gross      Net
                                   Wells     (2)  Wells      (2)      Gross     Net(2)
Fields                   State      (1)      Wells (1)       Wells    Acreage   Acreage


Loveland Unit            Colorado   74        73                       3,563     3,488
Loveland Field           Colorado   14        13                       1,476     1,386
Pod Field                Colorado    6         6                         640       640
Yenter Field             Colorado    6         6                         695       695
Johnson's Corner         Colorado    5         5                       1,120     1,052
Twin Mills Field         Colorado    1         1                         160        80
Rago North Field         Colorado    2         1                         400        75
Peetz West Field         Colorado    5         5                         305       305
Weasel Field             Colorado   --        --                         400       325
Xenia North Field        Colorado    1         1                         120        81
Little Beaver Unit       Colorado   15        14                       3,080     3,003
Kenzie Field             Colorado    1         1                         320       320
Other Various Fields     Colo/Neb   52        38                         381       599
Cowboy                   Utah        1         1                       1,200       319
Calf Canyon Unit         Utah       10         7                         560       409
Cisco Springs            Utah       10         6                       1,403       327
Westwater                Utah                           1    1           360       220
Enos Creek               Wyoming     3         2                         280       215
Arkansas                 Arkansas    2         1                         400        40
Roan Cliffs West         Utah                           2    1           960       480
Cisco Dome               Utah        1         1       39   35         8,877     8,267
Willow Creek             Wyoming     1                                   160         0
                                    --        --       --   --        ------    ------
     Totals                        203       175       42   37        27,078    22,108
                                   ===       ===       ==   ==        ======    ======
____________________
                                          27

     *    May not total due to rounding.

     (1)  Wells which produce both gas and oil in commercial quantities are classified as "oil" wells for disclosure purposes.

     (2)  "Net" wells and "net" acres refer to the Company's fractional working interests multiplied by the number of wells or number of acres.


     The majority of the Company's producing oil and gas properties are located on leases held by the Company for as long as production is maintained.

     Undeveloped Acreage - The Company s gross and net working interests in leased undeveloped acreage as of June 30, 1995 is 1,212 and 889 acres, respectively. All these properties are located in Colorado and the Company's interests will expire at various times through 1997 unless production has been obtained.

Colorado Properties

     The Denver-Julesburg ("DJ") Basin, encompasses most of northeast Colorado and parts of southeast Wyoming, southwest Nebraska and western Kansas. Gas and oil are produced from cretaceous sandstones and limestones, with the "D" and the "J" sandstones being the most prolific producers in the Basin. The Company's activities have focused on the historically better producing zones, the "D" and the "J" sandstones and the Niobrara formation. Ninety percent of the Company's reserves are now in the DJ Basin. A summary of the fields in the DJ Basin are as follows:

     Loveland Field, Larimer and Weld Counties - The Loveland Field, 40 miles north of Denver, Colorado, contains the Company's most prolific properties, producing both oil and gas at an average rate of approximately 326 barrels of oil equivalent ( BOE ) per day (266 BOE net to the Company). Loveland Field has produced about 2 million barrels of oil ( MMBO ) and 10 billion cubic feet of natural gas ( BCFG ) from the Niobrara formation. The gas is extremely rich in natural gas liquids (approximately 1,430 BTU) which are extracted from the Gas Plant.

     The Niobrara formation is one of the richest oil and gas source rock formations in Colorado and at Loveland Field has three producing reservoir benches or layers. Generally, the limestone benches in the Niobrara are naturally fractured and range from 20 to 50 feet thick. Wells in the field are typically completed in all three benches to attempt to optimize production from each well. The Loveland Field area is on a large-monoclinal fold on the west edge of the DJ basin.

     The Company's ability to utilize increased density drilling and horizontal drilling in the Loveland Field was limited by state spacing rules. In December 1993, the Company successfully obtained approval from the Colorado Oil and Gas Commission, and more than 95% of the royalty owners, to unitize 3,563 acres in Loveland Field. The unitization of Loveland Field became effective in March 1994. This enables the Company to proceed with increased density drilling to recover additional oil and gas reserves from the Niobrara fractured reservoir. While 20-acre spaced wells and possibly 10-acre spaced wells could be used for additional economic recovery, the Company has investigated the potential for using cased hole lateral (horizontal) drilling as a more economically efficient method of maximizing the ultimate field recovery.

     In 1993, the Company computerized the well and production data for Loveland Field in a geological mapping program. Analyses on this program provided tremendous insight in connection with the Company s drilling, development and recompletion activities in Loveland Field in 1994. The Company utilized this information and drilled four new wells in the Loveland Field in early 1994, including one 20-acre spaced well and recompleted an additional 10 wells in the Codell Formation of the Loveland Field. Excluding the value of the natural gas liquids extracted from the Gas Plant, this drilling and development activity added 60,000 BOE to the proved producing reserves as of December 31, 1994. In addition, Management believes information from this program can be used to further explore and exploit other formations which previously have been productive.

     The Company is exploring the feasibility of using new technology to more efficiently and economically produce oil and gas from the Loveland Field. Horizontal drilling technology, one of the fastest developing oil and gas technologies, will be used where appropriate. This includes cased hole lateral (horizontal) drilling in the oil bearing reservoirs from existing wellbores. Thirty-five wells in the Loveland Field completed with 5-1/2-inch casing are now identified for this technology. Also, open hole short radius lateral drilling is being investigated as an alternative to new vertical in-fill wells with 20- or 40-acre spacing. In 1994, the Company utilized advanced geophysical well logging technology (formation micro-image logs) to determine the dominant direction of open fractures in the Loveland Field. Management believes this information is extremely valuable for it will allow the Company to increase the possibility of oil and gas recovery from each wellbore by drilling horizontal wells across the maximum number of open fractures. Other rapidly developing oil field technology which the Company will use includes new well stimulation techniques and three-dimensional (3-D) seismic surveys. 3-D seismic technology has been successful in other Niobrara fields in delineating areas of greatest fracture potential.

     Pod Field, Washington County, Colorado - In Pod Field, the Company has a 100% working interest and operates five wells which produce from the "J" sand.

     Yenter Field, Logan County, Colorado - Yenter Field is a structural trap which has produced more than 10 MMBO and 24 BCFG since the 1950s from the "J" sandstone. Approximately 80% of wells in the field have been plugged and abandoned. The Company owns and operates five wells with production of about 35 barrels of oil per day ( BOPD ). Water produced with oil from these five wells is injected back into the reservoir to help maintain reservoir pressures for continued production. Skaer acquired this production from Chevron USA and increased production by resizing downhole equipment and installing larger volume pumping units. The Company has commenced a complete geological and engineering study of Yenter Field and will explore undeveloped potential in additional sandstone reservoirs, reworking "J" sandstone wells which have been shut in since the mid-1970s, and upgrading the pressure maintenance program.

     Johnson's Corner Field, Larimer County, Colorado - Johnson's Corner Field is an extension of the Wattenberg Field with muddy "J" sandstone gas production and is connected to the Company s Gas Plant through a gathering system. The wells produce approximately 40 BOE per day from the "J" sandstone. One well has also been completed in the Codell and Niobrara formations and production from all three zones is co-mingled. There are three additional in-fill development locations as well as Niobrara/Codell behind pipe reserves in four wells.

     North Minto Field, Logan County, Colorado - North Minto is a "J" sandstone field and was unitized for secondary recovery in 1989. One well was producing approximately 8 BOPD during 1993. The injection well had been shut-in during October 1992. The Company completed geologic and engineering reviews of the field after the acquisition and consequently re-established the injection program which increased production to 32 BOPD. Additional leases have been acquired as a result of this study and two additional drill sites have reserve potential in the North Minto Unit.

     Little Beaver "D" Sandstone Unit, Washington County, Colorado - Little Beaver "D" Sandstone Waterflood Unit has 15 wells producing approximately 77 BOE per day. The Company has commenced a geologic study and a waterflood study using ORBIS Engineering of Denver, Colorado. Three to four additional "D" sandstone drill sites have been identified. Since acquiring this property, the Company has reduced monthly operating costs 15% by replacing electric motors with gas engines from the Company's inventory and using lease gas to operate these wells.

     Lower Horse Draw Field, Rio Blanco County, Colorado - The Company has interests in two wells that produce gas from the Mancos B fractured silty shale in the Lower Horse Draw Field. Proved developed reserves include 162 BCFG net to the Company, and one undeveloped location has 350 BCFG in reserves.

Utah Properties

     Calf Canyon Field, Grand County, Utah - Calf Canyon Field is located on the southeast flank of the Uinta Basin in Utah. In December 1993, the Company formed a federal unit in the field and commenced a waterflood for secondary recovery from the Cretaceous Cedar Mountain Formation. Independent reservoir engineers have estimated an additional 350,000 to 750,000 barrels of oil may be recoverable with a successful water flood project. Because no comparable project has been undertaken in the immediate area, these estimates are not considered proved reserves. Cretaceous Dakota, and Jurassic Morrison and Salt Wash sandstones are also prospective at Calf Canyon, with both behind pipe reserves and three undrilled development locations.

     Cisco Springs Field, Grand County, Utah - Cisco Springs adjoins Calf Canyon Field, and produces from both the Cedar Mountain and Dakota formations. The Company operates 16 wells and has 890 additional undeveloped net acres. The Company sold Cisco Springs Field in July 1995 and consolidated the Calf Canyon Field operations with the newly acquired Cisco Dome Field operations. See "Acquisitions-Cisco Dome Field."

     Cowboy Field, San Juan County, Utah - The Company has a 100% interest in four oil wells in Cowboy Field in southeast Utah. The field is within the Paradox Basin and production is from the Pennsylvanian Ismay Formation. The Company has behind pipe potential and at least one development drillsite.

Wyoming Properties

     Enos Creek Field, Hot Springs County, Wyoming - Enos Creek Field is located
in the southwestern Big Horn Basin of central Wyoming.   In early 1992, the
Company entered into a farmout agreement with an industry partner to co-develop Enos Creek Prospect. During the summer of 1992, the Company and its partners drilled a side track well from an existing wellbore targeted at a separate fault block in the geologic structure. The well penetrated three oil zones while drilling, one in the Curtis Formation and two in the Phosphoria Formation.

     Present production is approximately 10 barrels of oil per day (5 barrels net to the Company s interest) from the Phosphoria Formation. The Company intends to recomplete the well in the Curtis Formation sometime in the future.

     Enos Creek Field has additional drilling potential for the Pennsylvania Tensleep Formation which was not penetrated in the 1992 drilling. In addition, the Company will continue to investigate the potential development of this field by using 3-D seismic technology at such time in the future, if at all, as funds maybe available.

Title to Properties

     As is customary in the oil and gas industry, only a perfunctory title examination is conducted at the time oil and gas leases are acquired by the Company. Prior to the commencement of drilling operations, a thorough title examination is conducted. The Company believes that title to its properties is good and indefeasible in accordance with standards generally accepted in the oil and gas industry, subject to such exceptions, which Management believes are not so material as to detract substantially from the property economics. In addition, some prospects may be burdened by customary royalty interests, liens incident to oil and gas operations and liens for taxes and other governmental charges as well as encumbrances, easements and restrictions. The Company does not believe that any of these burdens will materially interfere with the use of the property.

Estimated Proved Reserves

     The oil and gas reserve and reserve value information set forth below and in the consolidated financial statements included elsewhere is this Prospectus, was prepared pursuant to Statement of Financial Accounting Standards No. 69, which includes the estimated net quantities of the Company's "proved" oil and gas reserves and the standardized measure of discounted future net cash flows. See Note 10, Supplemental Oil and Gas Disclosures, in the Notes to the Consolidated Financial Statements included elsewhere in this Prospectus. The reserve information is based upon an independent engineering evaluation by McCartney Engineering, Inc. The Company has not filed any reports containing oil and gas reserve estimates with any federal authority or agency other than the Securities and Exchange Commission and the Department of Energy. There were no differences in the reserve estimates reported to these two agencies.

     The table below sets forth the Company's estimated quantities of proved reserves all of which are located in the Continental United States, and the present value of estimated future net revenues from these reserves on a non-escalated basis using year-end prices ($15.73 per barrel and $1.95 per MCF as of December 31, 1994) discounted by 10 percent per year as of the end of each of the last three fiscal years:

                                                       December 31,
                                        --------------------------------------------------
                                                  1994           1993          1992

     Estimated Proved Oil Reserves (Bbls)      1,352,000      1,045,000        825,000
     Estimated Proved Gas Reserves (Mcf)       5,724,000      5,854,000      2,652,000

     Estimated Total Future Cash Inflows     $32,422,000    $24,836,000    $19,784,000
     Present Value of Estimated Future
         Net Revenues (Before future
         income tax expenses)                $ 8,519,000    $ 6,636,000    $ 5,972,000


     The table above does not include the reserve values associated with the Gas Plant. The Gas Plant reserves are disclosed in Note 10, Supplemental Oil and Gas Disclosures, in the Notes to the Consolidated Financial Statements included elsewhere in this Prospectus.

     There has been no major discovery or other favorable or adverse event that is believed to have caused a significant change in the estimated proved reserves subsequent to December 31, 1994.

Net Quantities of Oil and Gas Produced

     The Company's net oil and gas production for each of the last three years (all of which was from properties located in the United States) was as follows:

                              Year Ended December 31,
                    -------------------------------------------
                           1994      1993      1992


     Oil (Bbls)          155,000    55,000   17,000
     Gas (Mcf)           544,000   190,000   36,000


     The average sales price per barrel of oil and Mcf of gas, and average production costs per barrel of oil equivalent ( BOE ) excluding depreciation, depletion and amortization were as follows:


                    Average   Average
     Year           Sales     Sales     Average
     Ended          Price     Price     Production
     December       Oil       Gas       Cost
        31,         (Bbls)    (Mcf)     Per BOE


     1994           $15.11    $1.55     $8.90
     1993           $15.00    $2.19     $8.79
     1992           $19.06    $2.06     $8.30


     The above table represents activities related only to oil and gas production. It does not include any activity or residual value added from the Gas Plant.

Drilling Activity

     The following table summarizes the Company s oil and gas drilling activities, all of which were located in the continental United States, during the last three fiscal years:


                                   Year Ended December 31,
                    -------------------------------------------------
                              1994           1993         1992
                         ------------   ------------   --------------
     Wells
     Drilled             Gross     Net  Gross     Net  Gross     Net

     Exploratory
       Oil                -         -    -         -    1        .29
       Gas                -         -    -         -    -         -
       Non-productive     1        .25   -         -    -         -
                         --        ---  --        --   --        ---
              Total       1        .25   -         -    1        .29
                         ==        ===  ==        ==   ==        ===

     Development
        Oil               4        3.92  -         -   -          -
        Gas               -         -    -         -   -          -
        Non-productive    -         -    -         -   -          -
                         --        ---- --        --   --        --
              Total       4        3.92  -         -   -          -
                         ==        ==== ==        ==   ==        ==


     The Company was not participating in any drilling activity at December 31, 1994 or at June 30, 1995.

     Processing of Additional Third Party Gas - The Company s natural gas processing plant ( Gas Plant ) located near Loveland, Colorado has been connected to KN Front Range Gathering Company s Wattenberg Field gathering system ( KN ). This connection will provide access to more than 3500 wells in one of the most actively drilled gas fields in Colorado. In March 1995, the Company was processing approximately 570 Mcf per day of natural gas purchased from third party producers and delivered through the KN interconnect. In April
1995, this increased to 1,100 Mcf per day.   This processing is in addition to
the 1,100 Mcf per day processed from Company owned wells. The Company is continually negotiating with other producers on the KN system to further increase the Gas Plant production. Management believes the additional gas throughput will increase the Gas Plant s efficiency and utilization, contributing to increased profits and enhancing the long-term value of the facility.

Acquisitions

     Skaer Enterprises, Inc.

     On August 23, 1993, the Company acquired Skaer Enterprises, Inc. a Colorado corporation, its related businesses and related oil and gas properties (collectively "Skaer"). Skaer was privately owned and operated, and was considered one of the largest private independent oil and gas companies in Colorado, operating exclusively in the DJ Basin of northeastern Colorado.

     Skaer was acquired for $12,200,000, including various costs associated with the acquisition of $300,000. This acquisition was financed through: i) the issuance of 900,000 shares of preferred stock in a public offering which generated net proceeds of $7,965,000; ii) the issuance of restricted common and preferred stock to the sellers with an agreed value of $1,900,000; and iii) a $2,400,000 loan from a bank.

     Skaer conducted its operations directly and through a wholly-owned subsidiary corporation, an affiliated corporation, a limited partnership, and through assets owned by Skaer affiliates.

     The acquisition of Skaer dramatically changed the complexion of the Company for Skaer was a very diversified independent oil and gas company. In conducting its business, Skaer acquired oil and gas prospects and leases, drilled for oil and gas, performed oil and gas well completion and operation services, transported natural gas through a gathering system and pipeline, processed and sold natural gas at a gas processing plant and traded natural gas. Skaer also sold oil and gas equipment and supplies and repaired equipment through two retail stores, and provided its well completion and support services to others. Skaer also had historically retained a large majority working and net revenue interest in most of its oil and gas drilling prospects.

     Skaer had been a private family owned and operated business for more than 20 years, had executive offices in Denver, Colorado, a gas processing plant near Loveland, Colorado, and oil field servicing and supply businesses located in both Loveland and Sterling, Colorado. Skaer's producing oil and gas properties and reserves were in 43 fields including Loveland Field with 80 wells and 64% of
Skaer's reserves.   The gas gathering and pipeline system transported natural
gas from two fields within four miles of the Loveland Gas processing plant.

     The businesses and assets acquired from Skaer consisted of the following:

          Skaer Enterprises Inc. ( SEI ). SEI was a Colorado corporation engaged in oil and gas exploration, production, operations, marketing, and oil and gas field servicing in the DJ Basin where Skaer owned oil and gas interests.

          Loveland Gas Processing Co. ("LGPCo"). LGPCo, a Colorado limited partnership, was 95% owned by Skaer at the time of the acquisition (in August 1994, a subsidiary of the Company purchased the remaining 5% for $225,000). LGPCo owns and operates the natural gas refrigeration and compression facility ("Gas Plant") with a design capacity to process up to six million cubic feet of natural gas per day. The Gas Plant purchases, gathers, processes and sells natural gas and natural gas liquids ("NGLs") from two fields.

          ATSCO Inc. ( ATSCO ). ATSCO, a wholly-owned subsidiary of Skaer, operated all oil and gas wells in which Skaer held an interest and was designated as the "operator."

          Well Services Division. The well services division was an operating division of SEI and provided a wide range of oil field services, including workover rigs, hot oil trucks, vacuum trucks, oil field trucking and other associated services to SEI and to third parties.

          Vacuum Truck Services. Colorado Vacuum Truck Company ("CVTC"), an affiliate corporation, provided oil field services to SEI and to third parties. The Company acquired all the assets and related business of CVTC, including two vacuum trucks.

          Equipment Business. A.T. Skaer Company, an affiliated business of SEI, provided new and used oil field equipment and supplies to SEI and to third parties through two retail outlets. A.T. Skaer also had one magneto repair shop, a downhole pump shop and an oil field equipment and rolling stock repair shop.

          Other Oil Properties. The Company also acquired all working interests in SEI oil and gas wells, which were owned by members of the SEI family prior to acquisition by the Company.

     In June 1993, the Company acquired Grand Junction Well Service ( GJWS ) from the Company s President and CEO, Willard H. Pease, Jr. The transaction was consummated by merging GJWS into a newly-formed subsidiary corporation, Rocky Mountain Well Services, Inc. In the merger, the Company issued Mr. Pease 46,667 shares of its Common Stock and a 6% secured convertible promissory note in the principal amount of $175,000 for a total value of $350,000 (the estimated fair market value of GJWS s assets and business.) The note is payable in three principal installments of $45,000 on October 1, 1994, $65,000 on April 1, 1995 (which has not yet been paid) and $65,000 April 1, 1996. The unpaid principal of the note is convertible at the election of the Company s President into Common Stock at $5.00 per share. The transaction was approved unanimously by the disinterested directors of the Company.

     In November 1993, the operating company acquired in the Skaer acquisition, ATSCO, Inc., changed its name to Pease Operating Company, Inc. All Skaer producing oil and gas properties were merged into the Company on January 1, 1994. Two wholly owned subsidiaries, Pease Oil Field Services, Inc. and Pease Oil Field Supply, Inc. were formed to operate the oil field service and supply businesses. Rocky Mountain Well Services, Inc. was merged into Pease Oil Field Services, Inc. on January 1, 1994. The Company continues to operate its natural gas refrigeration processing plant through Loveland Gas Processing Co., Ltd.

     Cisco Dome Field

     On April 24, 1995, effective January 1, 1995, the Company purchased an 80% working interest in approximately 8,160 acres in the Cisco Dome Field in Grand County, Utah from unaffiliated parties in exchange for 65,000 shares of the Company s Common Stock. The Cisco Dome Field is located adjacent to the Calf Canyon Field in which the Company has an interest. The property in the Cisco Dome Field contains 38 wells of which 21 are currently producing gas from intervals ranging from 2,000 to 3,200 feet. Currently, the average aggregate production from these properties is approximately 500 Mcf per day as well as a small amount of oil. Management of the Company has extensive knowledge and experience with operations in and near this field. Accordingly, Management believes that this acquisition will benefit the Company by increasing production and reducing the cost of current operations on a well-by-well basis when the operations are combined with the Calf Canyon Field.

Competition

     The oil and gas industry is highly competitive in all phases. The Company encounters strong competition from other independent oil companies in acquiring economically desirable prospects as well as in marketing production therefrom and obtaining external financing. Many of the Company's competitors may have financial resources, personnel, and facilities substantially greater than those of the Company.

     Because there has been a decrease in exploration for and development of oil and gas properties, there is increased competition for lower risk development opportunities and for available sources of financing. In addition, the marketing and sale of natural gas and processed gas are competitive. Accordingly, the competitive environment in which the Company will operate will be unsettled.

Markets

     Overview - The three principal products currently produced and marketed by the Company are crude oil, natural gas and natural gas liquids. The Company does not currently use commodity futures contracts and price swaps in the marketing of its natural gas and crude oil. Total revenues from the sales of crude oil, natural gas and natural gas liquids which are produced and/or marketed by the Company constituted 21%, 56%, and 6%, respectively, of the Company's total revenues for the year ended December 31, 1994.

     Crude Oil - Oil produced from the Company's properties is generally sold by truck to unaffiliated third-party purchasers at the prevailing field price
( the posted price ). Currently, the three primary purchasers of the Company's crude oil are Total Petroleum, Inc., Texaco Trading and Transportation, Inc. and Scurlock-Permian Corporation. Together these three purchasers buy more than 80% of the Company's annual crude oil sales. The market for the Company's crude oil is competitive, which has resulted in bonuses above posted price. In 1994 the Company negotiated an increase in the bonus paid for its crude oil from $0.35 to $0.65 per barrel above the posted price. The contracts are month-to-month and subject to change. The Company does not believe that the loss of one of its primary purchasers would have a material adverse effect on the Company's business because other arrangements could be made to market the Company's crude oil products. The Company does not anticipate problems in selling future oil production since purchases are made based on then current market conditions and pricing. However, oil prices are subject to volatility due to several factors beyond the Company's control including: political turmoil; domestic and foreign production levels; OPEC's ability to adhere to production quotas; and possible governmental control or regulation.

     Natural Gas - The Company sells its natural gas production in two principal ways: at the wellhead to various pipeline purchasers or natural gas marketing companies; and at the tailgate of its Gas Plant to a large natural gas utility, PSCo. The wellhead contracts have various terms and conditions, including contract duration. Under each wellhead contract the purchaser is generally responsible for gathering, transporting, processing and selling the natural gas and natural gas liquids and the Company receives a net price at the wellhead.

     The residue gas sold at the tailgate of the Company's Gas Plant is subject to a contract with PSCo that expires on June 30, 1996. The gas is priced on an MMBtu basis at a premium above the Colorado Interstate Gas Company's northern pipeline index spot price. The Company believes this pricing arrangement will provide it with a premium above the local market price for natural gas through the term of the contract.

     Natural Gas Liquids - The Company produces two natural gas liquid products at its Gas Plant, butane-gasoline mix and propane. The butane gasoline mix is sold to an unaffiliated party at prevailing market prices on a month-to-month basis. The propane is sold under a month-to-month arrangement with a local propane wholesaler for resale to the local propane market. The Company does not believe that the loss of the current purchasers of these products would have a material adverse effect on the Company's business because it believes other, similar arrangements could be made to market the Company's natural gas liquids.

Regulation

     General - All aspects of the oil and gas industry are extensively regulated by federal, state, and local governments in all areas in which the Company has operations. Regulations govern such things as drilling permits, production rates, environmental protection and pollution control, royalty rates, and taxation rates. These regulations may substantially increase the cost of doing business and sometimes prevent or delay the start or continuation of any given exploration or development project.

     Regulations are subject to future changes by legislative and administrative action and by judicial decisions, which may adversely affect the petroleum industry. Over the past several months, legislation has been proposed in the Colorado state legislature dealing with many regulations affecting the oil and gas industry. Additionally, Weld County, Colorado, where a significant portion of the Company s operations are conducted, has recently released proposed amendments to its county zoning ordinances and building codes. These proposed regulations, if enacted, could curtail proposed production and transportation of product, force wells to be shut in and could severely impact future drilling operations. Additionally, certain municipalities have either proposed or adopted regulations that affect oil and gas operations within their city limits. At the present time, it is impossible to predict what effect current and future proposals or changes in existing laws or regulations will have on the Company s operations, estimates of oil and natural gas reserves, or future revenues.

     The Company believes that its operations comply with all applicable legislation and regulations in all material respects, and that the existence of such regulations has had no more restrictive effect on the Company's method of operations than other similar companies in the industry. Although the Company does not believe its business operations presently impair environmental quality, compliance with federal, state and local regulations which have been enacted or adopted regulating the discharge of materials into the environment could have an adverse effect upon the capital expenditures, earnings and competitive position
of the Company, the extent of which the Company now is unable to assess.   Since
inception, the Company has not made any material capital expenditures for environmental control facilities and is not currently aware of any need to make any such expenditures in the future.

     Regulation of Production - In most areas which the Company may conduct activities in the United States, there may be statutory provisions regulating the production of oil and natural gas, and under which state administrative agencies may promulgate rules in connection with the operation of both oil and gas, and/or establish allowable rates of production. For wells in which the Company owns an interest, such rules may restrict the oil and gas production rate to below the rate such wells could be produced in the absence of such regulations.

     Environmental Regulations - Operations of the Company are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, prohibit drilling activities on certain lands lying within wilderness areas or where pollution arises, and/or impose substantial liabilities for pollution resulting from drilling operations, particularly operations where underground fresh water may be polluted or in offshore waters or submerged lands. Future regulations may impose additional restrictions on the Company's activities. It is impossible to predict if, or in what form, the regulations will be adopted and hence their potential impact upon the Company's operations.

     State Regulation - State regulatory authorities have established rules and regulations requiring permits for drilling operations, drilling bonds and/or reports concerning operations. All states in which the Company operates also have statutes and regulations concerning spacing of wells, environmental matters and conservation. In addition, state authorities have established regulations that affect the unitization and pooling of properties and permit the state to regulate the number of oil and gas wells in order to conserve oil and gas and prevent waste.

Administration

     Office Facilities - The Company currently rents approximately 4,000 square feet in an office facility in Grand Junction, Colorado owned by an unrelated
party.   The rental rate is $20,653 per year through June 30, 1997.  The company recently closed its Denver office for which it rents the space for $5,000 per month through October 1996. The Company currently is attempting to sublease the space.

     Employees - As of August 31, 1995, the Company had 31 full time employees, none of whom is covered by a collective bargaining agreement. The Company considers its relations with its employees satisfactory.

                                   MANAGEMENT

     The following table sets forth the names and ages of the current directors and executive officers of the Company, the principal offices and positions with the Company held by each person and the date such person became a director or executive officer of the Company. The executive officers of the Company are
elected annually by the Board of Directors.   The Board of Directors is divided
into three approximately equal classes. The directors serve three year terms and until their successors are elected. Each year the stockholders elect one class of directors. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors.

     The directors and executive officers of the Company are as follows:

                                                                 Served
                                                                 as Director
                                                                 or Executive
     Name                     Age  Position With Company         Officer Since


     Willard H. Pease, Jr.(1) 35   President, Chief Executive    1983
                                   Officer and Director,
                                   Term Expires 1996
     James N. Burkhalter      59   Vice President of Engineering 1993
                                   and Production and Director,
                                   Term Expires 1997
     Patrick J. Duncan (1)    32   Chief Financial Officer,      1994
                                   Corporate Secretary and
                                   Director, Term Expires 1997
     Homer C. Osborne (2)     66   Director, Term Expires 1998   1994
     James C. Ruane(2)        61   Director, Term Expires 1998   1980
     Robert V. Timlin         64   Director, Term Expires 1997   1981
     William F. Warnick(2)    48   Director, Term Expires 1996   1988
______________________

     (1)  Member of the Audit Committee of the Board of Directors.
     (2)  Member of the Compensation Committee.


     Willard H. Pease, Jr. has been President and Chief Executive Officer of the Company since 1990. Mr. Pease was Executive Vice President and Chief Operating Officer of the Company from 1983 to 1990. Mr. Pease manages the day-to-day operations of the Company and is principally responsible for the Company's oil and gas exploration and production activities. Mr. Pease has worked in the oil field business for over 15 years. Mr. Pease received a B.A. degree in management with additional educational focuses in geology in 1983.

     James N. Burkhalter has been the Vice President of Engineering and Production of the Company since 1993, and is responsible for the Company's engineering and production functions. Prior to joining the Company Mr. Burkhalter was owner and president of Burkhalter Engineering, an engineering firm which he formed in 1975. Mr. Burkhalter has been Chairman of the Colorado Board of Registration for Professional Engineers and Surveyors, serving eight years. From 1959 to 1975 Mr. Burkhalter worked for Amoco and Rocky Mountain Natural Gas as a petroleum engineer. Mr. Burkhalter received a B.S. degree in petroleum engineering in 1959.

     Patrick J. Duncan, has been the Chief Financial Officer of the Company since September, 1994. Mr. Duncan was an Audit Manager with HEIN & ASSOCIATES, Certified Public Accountants, from 1991 until joining the Company as the Company's Controller in April 1994. From 1988 until 1991, Mr. Duncan was an Audit Supervisor with Coopers & Lybrand, Certified Public Accountants.

     Homer C. Osborne was an officer and director of Garrett Computing System, Inc., a petroleum engineering and computing firm, from 1967 until 1976, at which time he organized Osborne Oil Company as a wholly-owned subsidiary of Garrett Computing Systems, Inc. Mr. Osborne has operated Osborne Oil Company as a separate entity since 1976.

     James C. Ruane has owned and operated Goodall's Charter Bus Service, Inc., a bus chartering business, since 1958. Mr. Ruane has been an oil and gas investor for over 20 years.

     Robert V. Timlin has been self-employed as a consulting petroleum engineer since 1989. Mr. Timlin has been involved in the oil and gas industry for over 30 years and has served in a managerial capacity with several companies, including HMT Management Inc., an oil and gas management firm, from 1983 to 1988; T&M Casing Service, Inc. from 1975 to 1983; Dowell Studer, Inc. and Husky Oil Company. Mr. Timlin has received an Associates Degree in petroleum engineering in 1957.

     William F. Warnick is a practicing attorney in Lubbock, Texas. Mr. Warnick serves as the Texas Attorney General's appointee to the Texas School Board Land Commission and is a member of the American, Texas and Lubbock Bar Associations. He is an oil and gas investor and has served in various management positions of private independent oil and gas companies. Mr. Warnick received a B.A. degree in finance and a J.D. degree in 1971.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The Summary Compensation Table shows certain compensation information for services rendered in all capacities during each of the last three fiscal years by the Chief Executive Officer. No executive officer's salary and bonus exceeded $100,000 in 1994. The following information for the Chief Executive Officer includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.


                           Summary Compensation Table

                                   Annual Compensation(1)
               -----------------------------------------------------------------
                                                                 Other
Name and Principal                                               Annual
Position at 12/31/94     Year      Salary         Bonus          Compensation


Willard H. Pease, Jr.    1994      $75,176        None           None
   President and Chief   1993      $75,000        None           None
   Executive Officer     1992      $62,500        None           None


                                         39

                                                  Number
                                   Restricted     of
Name and Principal                 Stock          Options        Other
Position at 12/31/94     Year      Awards         Granted        Compensation


Willard H. Pease, Jr.    1994      None             --           None
   President and Chief   1993      None           62,000         None
   Executive Officer     1992      None           25,000         None
______________________

(1) No bonuses have been paid to Mr. Pease. In addition, no amounts have been shown as Other Annual Compensation because the aggregate incremental cost to the Company of personal benefits provided to Mr. Pease did not exceed the lesser of $50,000 or 10% of his annual salary in any given year.


Option Grants in the Last Fiscal Year

No stock options were granted to Willard H. Pease, Jr. during 1994.

Aggregated Option Exercises in the Last Fiscal Year and the Fiscal Year-End Option Values

     Set forth below is information with respect to the unexercised options to purchase the Company's Common Stock held by Willard H. Pease, Jr. at December 31, 1994. No options were exercised during fiscal 1994.


                         Number of Unexercised         in-the-Money Options
                         Options at FY-End(#)          at FY-End($)(1)(2)
                    ----------------------------- -----------------------------
Name                 Exercisable   Unexercisable  Exercisable    Unexercisable


Willard H. Pease, Jr.  118,000          -0-           -0-             -0-

___________________


(1)  Mr. Pease did not exercise any options during 1994.
(2) None of the exercisable options held by Mr. Pease were in-the-money at December 31, 1994.


Compensation of Directors

     Directors who are employees do not receive additional compensation for service as directors. Other directors each receive $350 per meeting attended and $50 per meeting conducted via telephone conference. Directors may elect to receive the compensation either in cash or stock.

Employment Contract with a Director

     The Company has entered into an employment agreement with Willard Pease, Jr. The employment agreement may be terminated by the Company without cause on 30 days notice provided the Company continues to pay the salary of Mr. Pease for 36 months. The salary must be paid in a lump sum if the termination occurs after a change in control of the Company as defined in the employment agreement. Mr. Pease may terminate the employment agreement on 90 days written notice. The base salary of Mr. Pease under the employment agreement is $75,000 per year.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock, its only class of outstanding voting securities as of August 31, 1995, by (i) each person who is known to the Company to own beneficially more than 5% of the outstanding Common Stock with the address of each such person, (ii) each of the Company's directors and officers, and (iii) all officers and directors as a group:


     Name and
     Address of                    Amount and
     Beneficial Owner              Nature of
     or Name of                    Beneficial          Percent
     Officer or Director           Ownership(1)        of Class


     Willard H. Pease, Jr.
     P.O. Box 1874
     Grand Junction, CO 81502        586,739 Shares(2)  8.2%

     James C. Ruane
     5010 Market St.
     San Diego, CA 92102             204,814 Shares(3)  2.9%

     Patrick J. Duncan
     P.O. Box 1874
     Grand Junction, CO 81502        100,531 Shares(4)  1.4%

     James N. Burkhalter
     P.O. Box 1874
     Grand Junction, CO 81502         98,709 Shares(5)  1.4%

     William F. Warnick
     2022 Broadway
     Lubbock, TX 79401                41,708 Shares(6)  0.6%

     Robert V. Timlin
     1989 South Balsam
     Lakewood, CO 80277               31,995 Shares(7)  0.5%

     Homer C. Osborne
     1200 Preston Road #900
     Dallas, TX 75230                 17,242 Shares(8)  0.2%

     All Officers and Directors
     as a group (seven persons)    1,081,738 Shares(9) 14.2%

     Chester LF Paulson & Jacqueline
     M. Paulson JTWROS
     811 SW Front Avenue
     Suite 200
     Portland, OR 97204-3376       1,007,500 Shares(10) 13.0%
_________________
                                         41

(1) Beneficial owners listed have sole voting and investment power with respect to the shares unless otherwise indicated.

(2) Includes 56,173 shares that are owned directly by Mr. Pease, over which shares Mr. Pease has sole voting and investment power, 364,966 shares are owned by entities affiliated with Mr. Pease over which shares Mr. Pease has sole voting and investment power, 139,600 shares underlying presently exercisable options owned by Mr. Pease and 26,000 shares underlying a convertible promissory note owned by Mr. Pease.

(3) Includes 4,560 shares held by Mr. Ruane as trustee for two trusts, over which shares Mr. Ruane may be deemed to have shared voting and investment power, 44,083 shares underlying presently exercisable warrants to purchase Common Stock and 59,675 shares underlying presently exercisable options, and 10,750 shares of Common Stocks underlying convertible Preferred Stock.

(4) Includes 3,281 shares underlying presently exercisable warrants and 76,000 shares underlying presently exercisable options.

(5)  Includes 88,000 shares underlying presently exercisable options.

(6)  Includes 31,675 shares underlying presently exercisable options.

(7)  Includes 31,675 shares underlying presently exercisable options.

(8)  Represents 16,975 shares underlying presently exercisable options.

(9) Includes 443,600 shares underlying presently exercisable options, 47,364 shares underlying presently exercisable warrants, 26,000 shares underlying a convertible note and 10,750 shares underlying convertible Preferred Stock.

(10) Includes 210,000 shares underlying presently exercisable warrants, owned of record by Mr. and Mrs. Paulson; 241,875 shares underlying 90,000 shares of Preferred Stock and 2451,875 shares underlying Warrants issuable upon conversion of the Preferred Stock beneficially owned by Paulson Investment Company, Inc., the representative of which Mr. Paulson is a principal and over which Mr. Paulson may be deemed to have shared investment and voting power.

                              CERTAIN TRANSACTIONS

     From time to time, various officers and directors of the Company and their affiliates have participated in the drilling of oil and gas wells which were drilled and operated by the Company. All such persons and entities have taken working interests in the wells and have paid the drilling, completion and related costs of the wells on the same basis as the Company and all other working interest owners. On occasions of such participation the Company retained the maximum interest in the well that it could justify, given its cash availability and the risk involved.

     In May 1995, James C. Ruane, a director of the Company, purchased 66,667 shares of Common Stock and 33,334 Warrants to purchase shares of Common Stock for $50,000 on the same terms as other nonaffiliated purchasers. Mr. Ruane is a Selling Securityholder as set forth herein. See "Selling Securityholders."

     At December 31, 1994, the Company owed certain affiliates of Willard H. Pease, Jr. $116,717 plus $17,233 in accrued interest for oil and gas revenue attributable to interests in wells operated by the Company that are owned by the individuals and related entities. Of such amount $2,877 was incurred in 1994, $4,603 was incurred in 1993, $20,992 was incurred in 1992, $85,518 was incurred in 1991 and $2,728 was incurred in 1990. At December 31, 1994, the Company also owed $60,000 to Willard H. Pease, Jr. This loan is unsecured, bears interest at 8% per annum and is due January 1997.

     Until June 1993, Willard H. Pease, Jr. owned an oil well servicing business, Grand Junction Well Services, Inc. ( GJWS ), which operated a workover and completion rig. In June 1993, the Company acquired GJWS from Mr. Pease by merging GJWS into a newly-formed subsidiary of the Company. In the merger, the Company issued Mr. Pease 46,667 shares of Common Stock and the Company s 6% secured convertible promissory note in the principal amount of $175,000, for a total value of $350,000, which was the estimated fair market value of the GJWS assets and business. The note is payable in three annual principal installments of $45,000, on October 1, 1994, $65,000 on April 1, 1995 and $65,000 on April 1,
1996. The October 1, 1994 principal payment of $45,000 has been paid. Mr. Pease has elected to defer the Company's payment which was due April, 1995. The unpaid principal portion of $130,000 is convertible at the election of Mr. Pease into Common Stock at $5.00 per share. The transaction was approved unanimously by the disinterested directors of the Company. Mr. Pease remained a guarantor of the GJWS debt, which totaled $37,000 on the date of acquisition, to a bank. As a result of the transaction, the obligation of the Company to GJWS, totaling approximately $188,000 at March 31, 1993, was eliminated, reducing the Company s obligation to Mr. Pease and affiliates by approximately $13,000.

     In August 1994, Willard H. Pease, Jr. and entities affiliated with Mr. Pease, exchanged promissory notes with an aggregate principal balance of $150,000 for $150,000 principal amount of 12% Convertible Unsecured Promissory Notes ( Notes ). The Notes were automatically converted by their terms into 93,750 shares of the Company s Common Stock on September 30, 1994. The Notes and the conversion thereof were on the exact same terms as the Company s 12% Convertible Unsecured Promissory Notes ( Private Notes ) that the Company sold in a private offering during August and September, 1994. An entity affiliated with Mr. Pease also purchased on the same terms as other unaffiliated purchasers $50,000 principal amount of the Private Notes. These Private Notes were automatically converted by their terms into 31,250 shares of the Company's Common Stock on September 30, 1994.

     In August 1994, Patrick J. Duncan the Chief Financial Officer and Corporate Secretary of the Company, purchased $25,000 of the Private Notes on the same terms as other nonaffiliated purchasers. Mr. Duncan's Private Notes were automatically converted by their terms into 15,625 shares of the Company's Common Stock on September 30, 1994.

     In August 1994, Robbie R. Gries, the Company's former Vice President of Exploration and a former director, purchased $50,000 of the Private Notes on the
same terms as other nonaffiliated purchasers.   Ms. Gries  Private Notes were
automatically converted by their terms into 31,250 shares of the Company s Common Stock on September 30, 1994. Ms. Gries resigned her positions with the Company in November 1994. In connection with her resignation, the Company agreed to a severance package consisting of cash and an extension of her existing options.

     All existing loans or similar advances to, and transactions with, officers and their affiliates were approved or ratified by the independent and disinterested directors. Any future material transactions with officers, directors and owners of 5% or more of the Company's outstanding Common Stock or any affiliate of any such person shall be on terms no less favorable to the Company than could be obtained from independent unaffiliated third parties and must be approved by a majority of the independent disinterested directors.

                             SELLING SECURITYHOLDERS

     The following table sets forth certain information regarding the shares of Common Stock beneficially owned as of August 31, 1995, by each Selling Securityholder herein as adjusted to reflect the sale by all Selling Securityholders of the shares offered hereby by each Selling Securityholder. This list indicates any position, office or other material relationship with the Company that the Selling Securityholder had within the past three (3) years, the number of Common Shares owned by such Selling Securityholder prior to the offering, the maximum number of shares to be offered for such Selling Securityholder's account and the amount of the class owned by the Selling Securityholder after completion of the offering (assuming the Selling Securityholder sold the maximum number of shares of Common Stock). The Selling Securityholders are not required, and may choose not, to sell any of their shares of Common Stock.


                                        Shares                        Shares
                                        Owned          Shares         Owned
                                        Prior to       Being          After
Name                                    Offering       Offering       Offering


Albarta Partnership (1)                  17,647         17,647              0
Bell, Howard B. & Leslie R.               9,375          9,375              0



Bronstein, Irwin I. (2)                  60,000         60,000              0

Broadbent, Robert C. & Helena            15,625         15,625              0
Broadbent, Robert N. & Marjie
 Sue Family Trust                        15,625         15,625              0
Buehler, John J. & Jeri L.               31,250         31,250              0
Burkhalter, James N. (3)                 98,709          3,906         94,803
Crownover, Enid E. & Clyde               62,500         62,500              0
Dagner, Hans (Bank of Commerce C/F)      15,625         15,625              0
Damerin Trust                            15,625         15,625              0
Dawes, Steven A.                         31,250         31,250              0
Dawson, Kent J. & Ruth W.                15,625         15,625              0
Duncan, Pat & Eilleen M. (4)            100,531         15,625         84,906
Duncan, Paul M. & Christine L.           31,250         31,250              0
Ellis, Robert P. & Sandra D.             15,625         15,625              0
Findlay, Clifford O. IRA                 15,625         15,625              0
Findlay, Pete Olds Profit Sharing        15,625         15,625              0
Flood, Laurence B. (5)                   58,824         58,824              0
Flynn, Timothy P. & Terri L.             62,500         62,500              0
Fried, Stanley and Helen Fried
  Family Trust                           15,625         15,625              0
Gleave, Rodney S. & Kelly                15,625         15,625              0
Gleave, Kelly W. (6)                     45,000         45,000              0
Greene Clark & Associates, (P/S
  Trust FBO A. Kent Greene)              15,625         15,625              0
Gries, Robbie R. (7)                    107,500         31,250         76,250
Harris, Webb & Garrison (8)              11,250         11,250              0
Hutchings, Darryl & Birgit                9,375          9,375              0
Invest L'Inc.                            31,250         31,250              0
LaFace, Del & Birgit                     15,625         15,625              0
Losacano, John Anthony                    7,813          7,813              0
Mcferran, Sam (9)                         5,882          5,882              0
Mart Warehousing & Storage Inc. (10)     31,250         31,250              0
Michelas, Michael T. (11)               105,625        105,625              0
Moleton, Gerald P. (Southwest
  Securities CF IRA Rollover)            15,625         15,625              0
Paris, T. Mark and Janiel                15,625         15,625              0
Paulson Investment Company, Inc.(12)    797,500        483,750        313,750
Pfeiffer, Gene F. & Jeanne               15,625         15,625              0
Plasso, Frank                             9,375          9,375              0
Presidential Securities (13)              5,000          5,000              0
Pruitt, Gushee & Bachtell                80,000         80,000              0
Ritger, William J (14)                  153,750        153,750              0
Ronin Group, Ltd. (15)                  200,000        200,000              0
Ruane, James C (16)                     204,814        100,000        104,814
Rufty, Archibald                         15,625         15,625              0
Rufty, Frances F. C/F Sara F.
  Parkton UTNUGMA                        15,625         15,625              0

                                             45

Stock, Lincoln F. and Helen,
  TTESS Lincoln F. and Helen
  Revocable Trust (17)                   73,125         73,125              0
Strain, Charles M. & Ruth A.             15,625         15,625              0
Jack D. and Maurine Swartz
  Family Trust                           15,625         15,625              0
Swartz, George C.                        15,625         15,625              0
Tanner, Janet, First Trust
  Corp. TTEE Janet J. Tanner IRA         15,625         15,625              0
Tanner, Max C. (Delaware Charter
  C/F Max C. Tanner Profit
  Sharing Keogh)                         62,500         62,500              0
Tanner, Max C., Southwest
  Securities Inc., FBO IRA (18)          50,000         50,000              0
Tanner, Max C. & Janet J.(19)           184,375        184,375              0
Tanner, Morris & Christi                 11,250         11,250              0

Tanner, Mont E.                           6,250          6,250              0

Thermo Cogeneration Partnership, L.P.    65,000         65,000              0
TNC Incorporated(20)                     50,000         50,000              0
USA Capital Management (21)               3,125          3,125              0
Vance, Michael J.                        12,500         12,500              0
Vance, William J., Jr.                   18,750         18,750              0
Wagner Investment Management, Inc. (22)  50,000         50,000              0
Wagner, Rolf (23)                        20,375         20,375              0
Wagner, W. Rolf, Scott & Stringfellow,
   Inc., FBO IRA                         25,000         25,000              0
Wagner, W. Rolf W. & Nancy Chin          15,625         15,625              0
Walker, Clemons F.(24)                  171,813        171,813              0
Walker, Clemons F., First Trust Corp
   TTEE IRA (25)                         93,750         93,750              0
Walker, Clemons F. & Leslie A. Walker
   Family Trust                          75,000         75,000              0
Warren, Clark A. & Melissa M.            11,250         11,250              0
Weekley, Bob                             31,250         31,250              0
Weekley, Richard                         31,250         31,250              0
Witkowski, John J. & Carolyn A.          15,625         15,625              0
                                        -------        -------        -------
          Totals                        3,775,158      3,100,635      674,523
______________________


(1) Consist of 17,647 shares issuable upon conversion of convertible notes issued in 1990.

(2) Includes 20,000 shares issuable upon exercise of presently exercisable warrants.

(3) Mr. Burkhalter is the Vice President of Engineering and Production for the Company. Includes 88,000 shares underlying currently exercisable options.

(4) Mr. Duncan is the Company's Chief Financial Officer. Includes 3,281 shares underlying presently exercisable warrants and 76,000 shares underlying presently exercisable options.

(5) Consists of 58,824 shares issuable upon conversion of convertible notes issued in 1990.

                                              46

(6)  Includes 15,000 shares underlying presently exercisable warrants.

(7) Ms. Gries was the Company's Vice President of Exploration and a director of the Company until her resignation in November 1994. Total includes 50,000 shares underlying presently exercisable options, and 26,250 shares underlying presently exercisable warrants.

(8)  Consists of 11,250 shares underlying presently exercisable warrants.

(9) Consists of 5,882 shares issuable upon conversion of convertible notes issued in 1990.

(10) Willard H. Pease, Jr. owns approximately 30% of the outstanding common stock of Mart Warehousing and Storage, Inc., and is President of Mart Warehousing and Storage, Inc.

(11) Includes 30,000 shares underlying presently exercisable warrants.

(12) Includes 483,750 shares underlying Preferred Stock and Warrants issuable upon converion of Preferred Stock.

(13) Consists of 5,000 shares underlying presently exercisable warrants.

(14) Includes 20,000 shares underlying presently exercisable warrants.

(15) Consists of 200,000 shares underlying presently exercisable warrants.

(16) Includes 4,560 shares held by Mr. Ruane as trustee for two trusts, over which shares Mr. Ruane may be deemed to have shared voting and investment power, 44,083 shares underlying presently exercisable warrants to purchase Common Stock and 59,675 shares underlying presently exercisable options, and 10,750 shares of Common Stocks underlying convertible preferred stock. Mr. Ruane is a director of the Company.

(17) Includes 15,000 shares underlying presently exercisable warrants.

(18) Includes 16,667 shares underlying presently exercisable warrants.

(19) Includes 45,833 shares underlying presently exercisable warrants.

(20) Consists of 50,000 shares underlying presently exercisable warrants.

(21) Consists of 3,125 shares underlying presently exercisable warrants.

(22) Consists of 50,000 shares underlying presently exercisable warrants.

(23) Includes 12,500 shares underlying presently exercisable warrants.

(24) Includes 138,480 shares underlying presently exercisable warrants.

(25) Includes 25,000 shares underlying presently exercisable warrants.


     In addition to the shares of Common Stock listed above, the following sets forth certain information regarding other securities beneficially owned and offered hereby by the Representative. The Representative is not required to and may choose not to sell any of its securities.


                         Securities          Securities          Securities
                         Owned               Being               Owned
Name                     Prior to Offering   Offered             After Offering

Paulson Investment
  Company, Inc.          90,000 Shares(1)     90,000 Shares           - 0 -
                         Preferred Stock

                        241,875 Warrants(2)  241,875 Warrants         - 0 -


(1) Consists of shares of Preferred Stock issuable upon exercise of a preferred stock warrant.
(2) Consists of Warrants issuable upon conversion of the 90,000 shares of Preferred Stock.


                            DESCRIPTION OF SECURITIES

     The Company is authorized to issue 25,000,000 shares of $0.10 par value Common Stock and 2,000,000 shares of Preferred Stock, $0.01 par value. As of August 31, 1995, there were 7,011,032 shares of Common Stock outstanding and 202,688 shares of Preferred Stock outstanding.

Common Stock

     Holders of shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders of the Company. Except as may be required by applicable law, holders of shares of Common Stock will not vote separately as a class, but will vote together with the holders of outstanding shares of other classes of capital stock. There is no right to cumulate votes in the election of directors. A majority of the issued and outstanding Common Stock constitutes a quorum at any meeting of stockholders and the vote by the holders of a majority of the outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of the Articles of Incorporation.

     Holders of shares of Common Stock are entitled to receive dividends, if, as, and when declared by the Board of Directors out of funds available therefor, after payment of dividends required to be paid on outstanding shares of preferred stock. The Company's agreement with its bank lender prohibits payment of Common Stock dividends without the consent of the lender. Upon liquidation of the Company, holders of shares of Common Stock are entitled to share ratably in all assets of the Company remaining after payment of liabilities, subject to the liquidation preference rights of any outstanding shares of preferred stock. Holders of shares of Common Stock have no conversion, redemption or preemptive rights. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of preferred stock. The outstanding shares of Common Stock are and all shares of Common Stock sold pursuant to this offering will be, fully paid and nonassessable. The shares of Common Stock issued upon conversion of preferred stock, or exercise of Warrants and payment therefor, will be validly issued, fully paid and nonassessable.

Preferred Stock

     Under the Company's Articles of Incorporation, as amended ("Articles"), the Board of Directors has the power, without further action by the holders of the Common Stock, to designate the relative rights and preferences of the Company's preferred stock, when and if issued. Such rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the Common Stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control of the Company and may have an adverse effect on the rights of the holders of Common Stock.

     A total of 1,260,000 shares of the authorized preferred stock have been designated as Series A Cumulative Convertible Preferred Stock ("Preferred Stock"). Additional classes of preferred stock may be designated and issued from time to time in one or more series with such designations, voting powers or other preferences and relative other rights or qualifications as are determined by resolution of the Board of Directors of the Company.

     The Preferred Stock was authorized by the Board of Directors of the Company as a new series of preferred stock. So long as any Preferred Stock is outstanding, the Company is prohibited from issuing any series of stock having rights senior to the Preferred Stock ("Senior Stock") without the approval of the holders of 66 % of the outstanding Preferred Stock. Additionally, so long as any Preferred Stock is outstanding, the Company, without the approval of the holders of at least 50% of the outstanding Preferred Stock, may not issue any series of stock ranking on parity with the Preferred Stock ("Parity Stock") as to dividend or liquidation rights, or having a right to vote on matters as to which the Preferred Stock is not entitled to vote, or if the Company's Adjusted Stockholders' Equity (as defined) is less than the total liquidation preferences of all outstanding Preferred Stock.

     Dividends. Holders of shares of Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors out of funds at the time legally available therefor, cash dividends at an annual rate of 10% (equal to $1.00 per share annually), and no more, payable quarterly in arrears, except that if any such date is a Saturday, Sunday or legal holiday, then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday. Dividends accrue and are cumulative from the date of first issuance of the Preferred Stock and are payable to holders of record as they appear on the stock books of the Company on such record dates as are fixed by the Board of Directors.

     Unless a class or series of Senior Stock or Parity Stock is authorized as described above, the Preferred Stock will be senior as to dividends to any series or class of the Company's stock, and if at any time the Company has failed to pay or declare and set apart for payment accrued and unpaid dividends on the Preferred Stock, the Company may not pay any other dividends. The Preferred Stock has priority as to dividends over the Common Stock and any series or class of the Company's stock hereafter issued, and no dividend (other than dividends payable solely in Common Stock or any other series or class of the Company's stock hereafter issued that ranks junior as to dividends to the Preferred Stock) may be declared, paid or set apart for payment on, and no purchase, redemption or other acquisition may be made by the Company of any Common Stock or other stock unless all accrued and unpaid dividends on the Preferred Stock have been paid or declared and set apart for payment. The Company may not pay dividends on any Parity Stock unless it has paid or declared and set apart for payment, or contemporaneously pays or declares and sets apart for payment, all accrued and unpaid dividends for all prior periods on the Preferred Stock; and the Company may not pay dividends on the Preferred Stock unless it has paid or declared and set apart for payment, or contemporaneously pays or declares and sets apart for payment, all accrued and unpaid dividends for all prior periods on any outstanding Parity Stock. Whenever all accrued dividends are not paid in full on the Preferred Stock or any Parity Stock, all dividends declared on the Preferred Stock and any such Parity Stock will be declared or made pro rata so that the amount of dividends declared per share on the Preferred Stock and any such Parity Stock will bear the same ratio that accrued and unpaid dividends per share on the Preferred Stock and such Parity Stock bear to each other.

     The amount of dividends payable per share of Preferred Stock for each quarterly dividend period is computed by dividing the annual dividend amount by four. The amount of dividends payable for any period shorter than a full dividend period will be computed on the basis of a 360 day year. No interest will be payable in respect of any dividend payment on the Preferred Stock which may be in arrears.

     Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, holders of shares of Preferred Stock are entitled to receive a liquidation preference of $10.00 per share, plus an amount equal to any accrued and unpaid dividends to the payment date, and no more, before any payment or distribution is made to the holders of Common Stock, or any series or class of the Company's stock hereafter issued that ranks junior as to liquidation rights to the Preferred Stock. The holders of Preferred Stock and any Parity Stock that ranks on a parity as to liquidation rights with the Preferred Stock will be entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation preference of the shares of the Preferred Stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation, merger or other business combination of the Company with or into another corporation or other entity nor a sale or transfer of all or part of the Company's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Company.

     Voting Rights. The holders of the Preferred Stock will have no voting rights except as described below or as required by law. In exercising any such vote, each outstanding share of Preferred Stock will be entitled to one vote, excluding shares held by the Company or any entity controlled by the Company, which shares shall have no voting rights.

     Whenever dividends on the Preferred Stock or any outstanding shares of Parity Stock have not been paid in an aggregate amount equal to at least six quarterly dividends on such shares (whether or not consecutive), the number of directors of the Company will be increased by two, and the holders of the Preferred Stock, voting separately as a class with the holders of any Parity Stock on which any like voting rights have been conferred and are exercisable, will be entitled to elect such two additional directors to the Board of Directors and will have the same rights at any meeting of stockholders of the Company at which directors are to be elected held during the period such dividends remain in arrears. Such voting rights will terminate when all such dividends accrued and in default have been paid in full or set apart for payment. The term of office of all directors so elected will terminate immediately upon such payment or setting apart for payment.

     So long as any Preferred Stock is outstanding, the Company shall not, without the affirmative vote of the holders of at least 66 % of all outstanding shares of Preferred Stock, voting separately as a class, (i) amend, alter or repeal any provision of the Certificate or the Bylaws of the Company so as to adversely affect the relative rights, preferences, qualifications, limitations or restrictions of the Preferred Stock, (ii) authorize or issue, or increase the authorized amount of, any additional class or series of stock, or any security convertible into stock of such class or series, ranking senior to the Preferred Stock as to dividends or upon liquidation, dissolution or winding up of the Company or (iii) effect any reclassification of the Preferred Stock.

     So long as any Preferred Stock is outstanding the Company shall not, without the affirmative vote of the holders of at least 50% of all outstanding shares of Preferred Stock, voting separately as a class, (i) authorize, issue, or increase the authorized amount of any additional class or series of stock, or any security convertible into stock of such class or series, ranking on parity with the Preferred Stock as to dividends or liquidation and having superior voting rights, or (ii) authorize or issue, or increase the authorized amount of, any additional class or series of stock, or any security convertible into stock of such class or series, ranking on parity with the Preferred Stock as to dividend or liquidation rights if, immediately following such event, Adjusted Stockholders' Equity is less than the aggregate liquidation preferences of all Preferred Stock and stock ranking senior to or on parity with the Preferred Stock as to liquidation. Adjusted Stockholders' Equity is the Company's stockholders' equity as shown on its most recent balance sheet, increased by (a) any amount of any liability or other reduction in stockholders' equity attributable to the Preferred Stock and each series of stock senior to or on parity with the Preferred Stock as to liquidation and (b) the net proceeds of any equity financing since the date of the balance sheet, reduced by any reduction in stockholders' equity resulting from certain dispositions of assets since the date of the balance sheet.

     Redemption. The Preferred Stock may not be redeemed prior to August 13, 1995. The Preferred Stock thereafter is redeemable for cash, in whole or in part, at any time, at the option of the Company, at $10.00 per share plus any accrued and unpaid dividends, whether or not declared.

     If fewer than all of the outstanding shares of Preferred Stock are to be redeemed, the Company will select those to be redeemed pro rata or by lot or in such other manner as the Board of Directors may determine. There is no mandatory redemption or sinking fund obligation with respect to the Preferred Stock. In the event that the Company has failed to pay accrued dividends on the Preferred Stock, it may not redeem any of the then outstanding shares of the Preferred Stock until all such accrued and unpaid dividends and (except with respect to shares to be redeemed) the then current quarterly dividend have been paid in full.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of shares of Preferred Stock to be redeemed at the holder's address shown on the stock transfer books of the Company. After the redemption date, unless there shall have been a default in payment of the redemption price, dividends will cease to accrue on the shares of Preferred Stock called for redemption and all rights of the holders of such shares will terminate, except the right to receive the redemption price without interest.

     Conversion Rights of Preferred Stock

     Automatic Conversion. If at any time the closing price for the Preferred Stock as reported on the NASDAQ System (or the closing sale price as reported on any national securities exchange on which the Preferred Stock is then listed), shall, for a period of 10 consecutive trading days, exceed $13.00, then, effective as of the close of business on the tenth such trading day, all shares of Preferred Stock then outstanding and all accrued and undeclared dividends thereon shall immediately and automatically without further notice be converted into shares of Common Stock at the Conversion Price then in effect with the same effect and at the same result as if an optional conversion occurred as described below.

     Optional Conversion. At any time prior to the redemption of the Preferred Stock, the holder of any shares of Preferred Stock will have the right, at the holder's option, to convert any or all such shares and all accrued and undeclared dividends thereon into Common Stock and, in addition, if such conversion occurs prior to the close of business on August 13, 1998, Warrants to purchase Common Stock at a price of $5.00 per share until December 31, 1996 and $6.00 thereafter, subject to adjustments described below (hereafter the "Conversion Price"). The amount which shall be convertible at the Conversion Price shall be the total of the liquidation preference ($10.00 per share of Preferred Stock) plus all accrued and declared dividends through the end of the calendar quarter in which the conversion is effected. If the Preferred Stock has been called for redemption, the conversion right shall terminate at the close of business on the last business day prior to the date fixed for redemption (unless the Company defaults in the payment of the redemption price). One Warrant shall be issued for each share of Common Stock received upon conversion of the Preferred Stock.

     No fractional shares of Common Stock or fractional Warrants will be issued upon conversion, but, in lieu thereof, an appropriate amount will be paid in cash by the Company based on the reported last sale price for the shares of Common Stock on the business day prior to the date of conversion. See "Warrants Issuable Upon Conversion of Preferred Stock."

     The Conversion Price will be subject to adjustment in certain events, including: the issuance of stock as a dividend on the Common Stock; subdivisions or combinations of the Common Stock; the issuance to all holders of Common Stock of certain rights or Warrants (expiring within 45 days after the record date for determining stockholders entitled to receive them) to subscribe for or purchase Common Stock at a price less than current market price; or the distribution to all holders of Common Stock of evidences of indebtedness of the Company, cash (excluding ordinary cash dividends), other assets or rights or Warrants to subscribe for or purchase any securities (other than those referred to above). No adjustment in the Conversion Price will be required to be made until cumulative adjustments amount to 1% or more of the Conversion Price as last adjusted; however, any adjustment not made shall be carried forward.

     The Company from time to time may decrease the Conversion Price by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days notice of such decrease. The Company may, at its option, make such decreases in the Conversion Price, in addition to those set forth above, as the Board of Directors of the Company deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for Common Stock or from any event treated as such for income tax purposes.

     In case of any reclassification of the Common Stock, any consolidation of the Company with, or merger of the Company into, any other person, any merger of any person into the Company (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock), any sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other properties, then provisions shall be made that the holder of each share of Preferred Stock then outstanding shall have the right thereafter, during the period such share of Preferred Stock shall be convertible, to convert such share into the kind and amount of securities, cash or other property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such share of Preferred Stock might have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange.

     Other Provisions. The holders of the shares of Preferred Stock have no preemptive rights with respect to any securities of the Company.

Warrants Issuable Upon Conversion of Preferred Stock

     Upon conversion of each share of Preferred Stock prior to the close of business on August 13, 1998, whether conversion is automatic or at the option of the holder, the holder will receive that number of Warrants equal to the number of shares of Common Stock issuable upon conversion of one share of Preferred Stock. The Warrants will expire on August 13, 1998. The Warrants are not subject to redemption by the Company prior to August 13, 1995. Thereafter, the Warrants will be redeemable, in whole or in part on a pro rata basis, at the option of the Company, upon not fewer than 30 days notice, at a redemption price equal to $0.25 per Warrant.

     Each Warrant will represent the right to purchase one share of Common Stock on or before 5:00 p.m. Eastern Time on August 13, 1998 at an initial exercise price of $5.00 per share until December 31, 1996 and, thereafter, $6.00 per share. The exercise price and the number of shares underlying the Warrants are subject to adjustment in certain events, including the issuance of Common Stock as a dividend on shares of Common Stock; subdivisions, combinations and reclassifications of the shares of the Common Stock; the distribution to all holders of Common Stock of evidences of indebtedness of the Company or assets (other than cash dividends); and certain mergers, a consolidation or a sale of substantially all of the assets of the Company. Except as stated in the preceding sentence, the Warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of Common Stock for less than the exercise price of the Warrants or the current market price.

     Holders of Warrants will be entitled to notice if (a) the Company grants holders of its Common Stock rights to purchase any shares of capital stock or any other rights, or (b) the Company authorizes a reclassification, capital reorganization, consolidation, merger or sale of substantially all of its assets.

     The Warrants being offered by the Company will be issued pursuant to the terms of a Warrant Agreement between the Company and American Securities Transfer, Inc., as Warrant Agent, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Company and the Warrant Agent may from time to time supplement or amend the Warrant Agreement, without the approval of any Warrant Holders, to correct or supplement defective or inconsistent provisions or to make any other provisions in regard to matters or questions arising under the Warrant Agreement which shall not adversely affect the Warrant Holders, including (but not limited to) extending the Expiration Date and any conditional or unconditional reduction in the Exercise Price, as the Board of Directors may determine. The Company and the Warrant Agent may make any other amendment to the Warrant Agreement upon obtaining the consent of a majority of the holders of outstanding Warrants, except that the consent of all Warrant Holders is necessary to shorten the time of exercise of any Warrant or to increase the Exercise Price.

     The Company has reserved from its authorized but unissued shares a sufficient number of shares of Common Stock for issuance on exercise of the Warrants. Exercise of each Warrant may be effected by delivery of the Warrant, duly endorsed for exercise and accompanied by payment of the exercise price, to the Warrant Agent. The shares of Common Stock issuable on exercise of the Warrants will be, when issued and paid for in the manner contemplated by the Warrants, fully paid and nonassessable.

     For the life of the Warrants, the holders thereof have the opportunity to profit from a rise in the market for the Company's Common Stock, with a resulting dilution in the interest of all other stockholders. So long as the Warrants are outstanding, the terms on which the Company could obtain additional capital may be adversely affected. The holders of the Warrants might be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided for by the Warrants.

     Except as described above, the holders of the Warrants have no rights as stockholders until they exercise their Warrants.

     The Warrants are listed on NASDAQ Small Capital Market under the symbol WPOW, but are not currently traded.

Debentures

     At December 31, 1994, the Company also had outstanding $92,500 of convertible debentures, held by four private investors, which bear interest at 10% per annum due in 1995. In May 1995, three of the holders agreed to extend the due date of the debentures to May 31, 1996, in exchange for a higher interest rate of 12% per annum. The holder who elected not to extend his note was paid in full. Accordingly, as of June 30, 1995, there remains outstanding $70,000 under these obligations. The debentures are unsecured and are convertible at the option of the holder into Common Stock at $0.85 per share. The debentures were originally issued in 1991.

Certain Provisions of the Articles of Incorporation, Bylaws and Nevada Law

     Additional Preferred Stock. The Board of Directors' ability to issue additional shares of Preferred Stock and to determine the rights, preferences, privileges, designations and limitations of such stock, including the dividend rights, dividend rate, conversion rights, voting rights, terms of redemption and other terms of conditions of such stock, could make it more difficult for a person to engage in, or discourage a person from engaging in, a change in control transaction without the cooperation of management.

     Bylaws. In May 1993 the Company adopted Bylaws pursuant to which the Board of Directors has been classified such that in the future approximately one-third of the directors will be elected at each annual meeting of stockholders for a three year term. As a result of this "staggered" Board of Directors, it would be more difficult for a person to assume control of the Company by changing the Board of Directors without the cooperation of the Board of Directors.

     Certain Provisions of Articles of Incorporation. The Company's Articles of Incorporation contain a provision, authorized under Nevada law, which limits the liability of directors or officers of the Company for monetary damages for breach of fiduciary duty as an officer or director other than for intentional misconduct, fraud or a knowing violation of law or for payment of a dividend in violation of Nevada law. Such provision limits recourse for money damages which might otherwise be available to the Company or stockholders for negligence by individuals while acting as officers or directors of the Company. Although this provision would not prohibit injunctive or similar actions against directors or officers, the practical effect of such relief would be limited. This limitation of liability under state law does not apply to any liabilities which may exist under federal securities laws.

Transfer Agent and Registrar

     American Securities Transfer, Inc., Denver, Colorado, is the transfer agent and registrar for the Common Stock and Preferred Stock and Warrant Agent for the Warrants.

                              PLAN OF DISTRIBUTION

     The shares of Common Stock issuable upon exercise of the Warrants and the shares of Common Stock and Warrants issuable upon conversion of the shares of Preferred Stock will be issued directly by the Company to the Warrant holders or Preferred Stockholders upon submission of the particular Warrants and the exercise price or upon submission of the shares of Preferred Stock to the Company. The exercises or conversion are subject to the terms of the Warrants or shares of Preferred Stock and such Warrants or shares of Preferred Stock may be exercisable or convertible during different periods of time.

     The Selling Securityholders intend to sell their shares directly, through agents, dealers, or underwriters, in the over-the-counter market, or otherwise, on terms and conditions determined at the time of sale by the Selling Securityholders or as a result of private negotiations between buyer and seller. Sales of the shares of Common Stock or Preferred Stock may be made pursuant to this Prospectus and pursuant to Rule 144 adopted under the Securities Act of 1933, as amended. No underwriting arrangements exist as of the date of this Prospectus for the Selling Securityholders to sell their shares. Upon being advised of any underwriting arrangements that may be entered into by a Selling Securityholder after the date of this Prospectus, the Company will prepare a supplement to this Prospectus to disclose such arrangements. It is anticipated that the per share selling price for the shares will be at/or between the "bid" and "asked" prices of the Company's Common and Preferred Stock, respectively, as quoted in the over-the-counter market immediately preceding the sale. Expenses of any such sale will be borne by the parties as they may agree.

     The Company will pay securities broker-dealers who are members of the National Association of Securities Dealers, Inc. ("NASD") a solicitation fee of 5% of the exercise price of the shares of Common Stock issued upon exercise of the Warrants of the Company that are exercisable at $5.00 per share until December 1997 and, thereafter at $6.00 per share for soliciting the exercise and assisting in the exercise of the Company's outstanding Warrants. In order to qualify to receive the solicitation fee, the broker-dealer must be designated in writing by the Warrant holder as having solicited the exercise of the Warrant and the compensation payable to the broker-dealer in connection with the exercise of the Warrant must have been disclosed to the Warrant holder. The Company will pay the solicitation fee to qualifying broker-dealers through the expiration of the Warrants. No solicitation fee will be paid with respect to the exercise of Warrants directly by Warrant holders without the assistance or participation of a broker-dealer.

     No broker-dealers which are members of the NASD will be entitled to receive the solicitation fee if (i) the exercise of the Warrants is made at a time when the market price of the Company's Common Stock is lower than the exercise price of the Warrants, (ii) the Warrants to be exercised are held in a discretionary account or (iii) the solicitation of the exercise of such Warrants would violate Rule 10b-6 promulgated under the Securities Exchange Act of 1934, as amended.

     Further, unless granted an exemption by the Securities and Exchange Commission to its Rule 10b-6, the soliciting broker-dealers might be prohibited from engaging in any market making activities with regard to the Company's securities for the period from two or nine business days prior to any solicitation of the exercise of Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the soliciting broker-dealers may have to receive a fee for the exercise of Warrants following the solicitation. As a result, the soliciting broker-dealers may be unable to continue to provide a market for the Company's securities during certain periods while the Warrants are exercisable.

                                  LEGAL MATTERS

     The validity of the issuance of the Common Stock, Preferred Stock and Warrants offered hereby has been passed upon for the Company by Hopper and Kanouff, P.C., Denver, Colorado.

                                     EXPERTS

     The consolidated financial statements of the Company included in this Prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their report, have been audited by HEIN + ASSOCIATES LLP, independent certified public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

     The information appearing herein with respect to the Company's Proved Reserves at December 31, 1993 and 1994 to the extent stated herein, was estimated by McCartney Engineering, Inc., independent petroleum engineers. Such information is included herein on the authority of said firm as experts in petroleum engineering.

                                    GLOSSARY

     The italicized terms in this section (which are used in this Prospectus) have the meanings given them in this section.

     Bbl. or barrel. Forty-two U.S. gallons liquid volume, usually used herein in reference to crude oil or other liquid hydrocarbons.

     BOE or barrels of oil equivalent. Converts gas to oil in a ratio of 6 million cubic feet of gas equals 1 barrel of oil, usually. Then oil and gas are added together for total BOE.

     Blowout. A sudden, violent escape of gas and oil and sometimes water from a drilling well when high pressure is penetrated and the well flows out of control.

     BTU (British Thermal Unit). The amount of heat necessary to raise the temperature of one pound of water one degree Fahrenheit. This is the standard measure of gas in terms of heating potential.

     Cased hole.  A wellbore in which casing has been run.

     Cased hole lateral. A wellbore drilled horizontally or laterally out of an existing cased well bore. The casing is first milled out or cut through, then the slim lateral hole is drilled.

     Casing. Steel pipe threaded together and cemented into a wellbore to prevent caving of the wall of the hole during production efforts.

     Decline. The decrease in yield of oil and gas from a well, lease, pool or field. The first yield is the "flush production" and for awhile decline is rapid, then slows down to a steady rate. Decline curves are plotted against time to show graphically the rate of production.

     Depletion. The act of emptying, reducing, or exhausting, such as depletion of a natural resource like oil and gas. Also means a reduction in income reflecting the exhaustion of mineral deposits.

     Developed Acreage. The number of acres of oil and gas leases held by, or if owned, which are allocated or assignable to, producing wells or wells capable of production.

     Development Well. A well which is drilled to and completed in a known producing formation adjacent to a producing well in a previously discovered field and in a stratigraphic horizon known to be productive.

     Discovery well.  An exploratory well that discovers a new oil or gas field.

     Drill stem test. Method of testing a formation when it has been drilled. A testing tool is attached to the bottom of the drill pipe and is placed opposite the formation to be tested. The tool is isolated with packers and the formation pressure and fluids can be sampled by the testing tool.

     Dry hole. Generally refers to any well that does not produce oil or gas in commercial quantities.

     Exploration. The search for economic deposits of minerals, petroleum and other natural earth resources by any geological, geophysical, or geochemical technique.

     Field. A geographical area in which a number of oil or gas wells produce from a continuous reservoir.

     Formation. A mappable unit of rock distinguished from surrounding rocks. Names are usually given to formations based on the geographical location where the formation was first described, i.e., Morrison Formation for Morrison, Co.

     Fracture. A break in rocks along which there has been no movement. Fractures are favorable in that they increase both porosity and permeability.

     Fracturing.  See hydrologic fracturing.

     Gathering system (lines). Pipe connecting gas wells to main pipelines or to gas plants or lines that connect oil tank batteries with a trucking line.

     Gross Acres and Gross Wells. The total acres or wells, as the case may be, in which an entity has an interest, either directly or through an affiliate.

     Hot oil trucks. A truck that heats and pumps hot oil down a wellbore to clean out the well.

     Hydrologic fracturing (frac). A method of stimulating production by increasing the permeability of the producing formation. Under high pressure, a fluid (such as diesel fuel, crude oil, or water) is pumped into the formation causing cracks to open in the formation. Propping agents, such as sand grains, are carried in suspension by the fluid into the cracks and hole the cracks open after the procedure is finished.

     Infill well.  A well drilled within an existing oil or gas field.

     Injection well (water injector). A well that is used to pump water (or gas) into a formation to maintain formation pressure which enables the operator to pump more of the hydrocarbons out of the formation and up to the surface.

     Intangible. That portion of an investment that does not represent a lasting commodity, i.e., geophysical expenditures, platform construction costs. Intangible costs are normally expensed.

     Lease. A lease is an agreement whereby the grantee receives for a period of time the full or partial interest in oil and gas properties, oil and gas mineral rights, fee rights, or other rights of grantor granting the grantee the right to drill for, produce and sell oil and gas upon payment of rentals, bonuses and/or royalties. Leases are generally acquired from private landowners and federal and state government.

     Lease operating expenses (LOE). The cost of operating a well, including gas or electric bills for pumping, pumpers, well servicing, office overhead for billing and paying partners and managing operations, etc.

     Lifting Costs. The expenses of lifting oil from a producing formation to the surface, consisting of the costs incurred to operate and maintain wells and related equipment and facilities, including labor costs, repair and maintenance, supplies, insurance, and production, severance and windfall profit taxes.

     Limestone. A bedded sedimentary rock that is mainly calcium carbonate. Excellent reservoir when fractured or when full of vugs and cavities which can trap oil.

     Location.  The actual geographic spot on which a well is to be drilled.

     Log. A record of the earth layers passed through in drilling a well, usually recorded by geophysical tools that read the natural radioactivity, electric conductivity or other natural characteristics of rocks.

     Mcf.  One thousand cubic feet of natural gas.

     Mineral interest. Possessing the right to explore, right of ingress and egress, right to lease, and right to receive part or all of the income from mineral exploitation i.e., bonus, delay rentals and royalties.

     Natural Gas Liquid. When natural gas is processed, the liquid hydrocarbons (by-products) (a propane and enriched butane) that are separated from the gas are called natural gas liquids.

     Net Acres or Net Wells. A "net acre" or "net well" is deemed to exist when the sum of fractional ownership working interests in gross acres or gross wells equals one.

     Oil Wells or Gas Wells. Oil wells are those wells which generate revenue from oil production; gas wells are those wells which generate nearly all revenue from gas production.

     Operator.  The person or company actually operating an oil or gas well.

     Payout. The length of time required for cumulative cash position to reach zero. Payout is on an after-tax basis unless otherwise designate.

     Permeable. The ability of a rock to have fluid pass through it, increased permeability means increased ability to "give up" fluid through production.

     Promote. To ask partners in a venture (i.e. drilling a well) to pay more than their working interest share of expenses.

     Proved Reserves. The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known oil and gas reservoirs under existing economic and operating conditions, that it, on the basis of prices and costs as of the date the estimate is made and any price changes provided for by existing contracts.

     Proved Developed Reserves Behind Pipe. Producing reserves which are developed (drilled) but not producing because the zone is behind pipe and has not been opened up for actual volume testing or for production.

     Proved Developed Reserves. Proved Reserves which can be expected to be recovered through existing wells with existing equipment and operating methods.

     Proved Undeveloped Reserves. Proved Reserves which can be expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

     Pumping Unit. A device that raises or lifts, transfers or compresses fluids or that attenuates gases especially by suction or pressure or both. Used to move formation fluids (oil, gas, water) out of the formation, into the wellbore and up to the surface. "Downhole pumps" are located in the wellbore.

     Seismic. Sound waves generated by explosives or by hammering the earth's surface which are recorded and translated into records of the earths layers. Most seismic is done along a line or traverse and a two dimensional illustration is created. Three dimensional (3-D) seismic is recording sound waves in a block pattern on the surface which is translated into a 3 dimensional block illustration of what is in the sub-surface.

     Service rig. A small truck mounted rig which can be used to put casing, tubing etc. into a wellbore, to work over wellbores and to test wells for productibility.

     Source rock. Organically rich deposits with high proportions of plant and animal remains from which petroleum is derived.

     Spacing.  The number of acres per well or the distance between wells.

     Stepout. A well some distance from producing wells that is considered higher risk than an "infill" well.

     Structure. Folding and dislocation of rock layers which can form traps for hydrocarbons.

     Tertiary. In oil and gas production, a means of producing more oil and gas out of a reservoir by injecting gas, such as CO2.

     Tubing. Small-diameter removable pipe through which oil and gas are produced from the well.

     Unitization. An agreement under which two or more persons owning operating mineral properties agree to have the properties operated on a unified basis and further agree to share in production from all of the properties on a stipulated percentage or fractional basis regardless of which property the oil or gas is produced from. All owners of the economic interests in the property should be involved in the agreement.

     Undeveloped Acreage or Properties. Oil and gas acreage (including, in applicable instances, rights in one or more horizons thereunder, which may be penetrated by existing well bores, but which have not been tested) or properties to which Proved Reserves have not been assigned by independent petroleum engineers.

     Vacuum truck. A vehicle designed to pump fluids from tanks or pits to convey to an acceptable disposal area.

     Waterflood. A program to pump water (inject) into a formation to increase formation pressure and recoverability of hydrocarbons.

     Working Interest. The operating interest under an oil and gas lease which gives the owner the right to drill, produce and conduct operating activities on the property and a share of production, subject to all royalties, overriding royalties and other burdens and to all costs of exploration, development and operations and all risks in connection therewith.

     Workover. Performing one or more of a variety of remedial operations on a producing oil or gas well with the aim of restoring or increasing production.

                   PEASE OIL AND GAS COMPANY AND SUBSIDIARIES


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                            Page


Pease Oil and Gas Company:

Independent Auditor's Report  . . . . . . . . . . . . . . . . . . . . . . .  F-2

Consolidated Balance Sheets - June 30, 1995 (Unaudited) and
December 31, 1994 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-3

Consolidated Statements of Operations - For the Six Months Ended June 30, 1995
     and 1994 (Unaudited) and the Years Ended December 31, 1994 and 1993  .  F-5

Consolidated Statements of Stockholders' Equity - For the Six Months Ended
     June 30, 1995 (Unaudited) and the Years Ended December 31, 1994
     and 1993. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-7

Consolidated Statements of Cash Flows - For the Six Months Ended
     June 30, 1995 and 1994 (Unaudited) and the Years Ended
     December 31, 1994 and 1993 . . . . . . . . . . . . . . . . . . . . .    F-8

Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . F-10

Skaer Enterprises, Inc. And Related Entities:

Combined Statement of Income - For the Eight Months Ended August 31, 1993
(Unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-27

Combined Statement of Cash Flows - For the Eight Months Ended August 31, 1993
     (Unaudited)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-28

Notes to Combined Financial Statements (Unaudited)  . . . . . . . . . . . . F-29

                          INDEPENDENT AUDITOR'S REPORT






Board of Directors
Pease Oil and Gas Company
Grand Junction, Colorado



We have audited the accompanying consolidated balance sheet of Pease Oil and Gas Company and subsidiaries as of December 31, 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1994 and 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pease Oil and Gas Company and subsidiaries as of December 31, 1994, and the results of their operations and their cash flows for the years ended December 31, 1994 and 1993 in conformity with generally accepted accounting principles.

As discussed in Note 1, the Company changed its method of accounting for impairment of its proved oil and gas properties during the fourth quarter of 1994.




/s/ HEIN + ASSOCIATES LLP
-----------------------------------
HEIN + ASSOCIATES LLP

Denver, Colorado
March 31, 1995

                              PEASE OIL AND GAS COMPANY AND SUBSIDIARIES
                                    CONSOLIDATED BALANCE SHEETS

                                                           June 30        December 31,
                                                             199            1994
                                                          ---------       ----------
                              ASSETS

CURRENT ASSETS:
     Cash and equivalents                                   $  313,052     $  532,916
     Trade receivables, net of allowance of $94,000
       in 1994                                               1,009,739      1,623,777
     Inventory                                                 815,308        754,113
     Prepaid expenses and other                                108,469         91,845
                                                             ---------      ---------
               Total current assets                          2,246,568      3,002,651
                                                             ---------      ---------

     OIL AND GAS PROPERTIES, at cost (successful efforts method):
       Undeveloped properties                                  506,378        511,475
       Developed properties                                  9,216,664      9,298,873
                                                             ---------      ---------
               Total oil and gas properties                  9,723,042      9,810,348
       Less accumulated depreciation and depletion          (3,472,182)    (3,201,901)
                                                             ---------      ---------
               Net oil and gas properties                    6,250,860      6,608,447
                                                             ---------      ---------
     PROPERTY, PLANT AND EQUIPMENT, at cost:
     Gas plant                                               4,078,743      3,920,965
     Service equipment and vehicles                            921,395      1,651,063
     Buildings and office equipment                            528,443        632,932
                                                             ---------      ---------
               Total property, plant and equipment           5,528,581      6,204,960
     Less accumulated depreciation                            (866,469)      (878,874)
                                                             ---------      ---------
               Net property, plant and equipment             4,662,112      5,326,086
                                                             ---------      ---------
     ASSETS HELD FOR SALE                                      465,466          -

     OTHER ASSETS:
       Non-compete agreements, net of accumulated amortization
         of $115,499 in 1994                                   396,501        444,501
       Other                                                   404,768        456,891
                                                             ---------      ---------
               Total other assets                              801,269        901,392
                                                             ---------      ---------
     TOTAL ASSETS                                           $14,426,275    $15,838,576
                                                             ==========     ==========






                                              F-3

                                                LIABILITIES AND STOCKHOLDERS' EQUITY

                                                              June 30,     December 31,
                                                                1995           1994
                                                             ---------     -----------
     CURRENT LIABILITIES:
       Current maturities of long-term debt:
         Related parties                                    $    65,000    $    65,000
         Other                                                1,089,297        962,000
       Accounts payable, trade:
         Natural gas purchases                                  298,514      1,010,400
         Other                                                  695,868        691,748
       Accrued production taxes                                 313,038        313,838
       Other accrued expenses                                   369,374        389,082
                                                              ---------      ---------
               Total current liabilities                      2,831,091      3,432,068
                                                              ---------      ---------
     LONG-TERM LIABILITIES:
       Long-term debt, less current maturities:
         Related parties                                       241,717         241,718
         Other                                                1,416,459      2,011,808
       Accrued production taxes                                 269,626        398,645
                                                              ---------      ---------
               Total long-term liabilities                    1,927,802      2,652,171
                                                              ---------      ---------
     DEFERRED INCOME TAXES                                      258,900        400,000
                                                              ---------      ---------
     COMMITMENTS (NOTE 5)

     STOCKHOLDERS' EQUITY:
       Preferred Stock, par value $.01 per share,
         2,000,000 shares authorized, 202,688 and 1,157,780
         shares of Series A Cumulative Convertible Preferred
         Stock issued and outstanding in 1995 and 1994,
         respectively (liquidation preference of $2,178,896
         in 1995 and $11,867,542 in 1994)                         2,027         11,578
       Common Stock, par value $.10 per share, 25,000,000 shares
         authorized, 7,018,131 and 2,286,028 shares issued in
         1995 and 1994, respectively                                           701,813        228,603
       Additional paid-in capital                            16,552,769     16,744,348
       Accumulated deficit                                   (7,765,539)    (7,497,604)
       Less 16,794 and 28,715 shares, respectively, of treasury
         stock, at cost                                         (82,588)      (132,588)
                                                             ----------     ----------
               Total stockholders' equity                     9,408,482      9,354,337
                                                             ----------     ----------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY             $14,426,275    $15,838,576
                                                             ==========     ==========

  The accompanying notes are an integral part of these consolidated financial statements.


                            PEASE OIL AND GAS COMPANY AND SUBSIDIARIES

                               CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               For the Six Months                        For the Years Ended
                                                                 Ended June 20,                                December 31,
                                                            --------------------------              --------------------------------
                                                                 1995           1994                     1994           1993
                                                                      (Unaudited)
     REVENUE:
       Gas plant:
          Marketing and trading                             $ 2,045,520         $ 3,456,299         $ 5,849,878         $ 1,658,901
          Processing                                            567,202             405,169             888,743             373,242
                                                              ---------          ----------          ----------          ----------
          Total gas plant                                     2,612,722           3,861,468           6,738,621           2,032,143
          Oil and gas sales                                   1,477,035           1,486,561           3,220,761           1,131,938
          Oil field services                                    590,981             614,333           1,279,013             709,057
          Oil field supply and equipment                        332,583             359,500             720,928             448,600
          Well administration and other income                   47,726              39,333             109,376              65,549
                                                              ---------         -----------          ----------           ---------

               Total revenue                                  5,061,047           6,361,195          12,068,699           4,387,287
                                                              ---------         -----------          ----------           ---------
          OPERATING COSTS AND EXPENSES:
       Gas plant:
          Marketing and trading                               1,801,570           3,162,909           5,315,241           1,453,248
          Processing                                            458,495             234,359             573,206             255,108
                                                             ----------          ----------          ----------           ---------
               Total gas plant                                2,260,065           3,397,268           5,888,447           1,708,356
          Oil and gas production                                900,592           1,034,866           2,189,780             765,757
          Oil field services                                    564,965             581,129           1,183,501             665,300
          Oil field supply and equipment                        273,545             364,824             663,500             411,854
          General and administrative                            580,768             885,370           1,617,107             690,009
          Depreciation, depletion and amortization              695,206             661,815           1,614,590             502,270
          Impairment of oil and gas properties                     -                   -                934,211                -
          Dry holes, plugging and abandonments                    5,291              87,038             315,809             335,715
          Restructuring costs                                    79,719                -                   -                   -
                                                              ---------          ----------          ----------           ---------
               Total operating costs and expenses             5,360,151           7,012,310          14,406,945           5,079,261
                                                             ---------            ---------          ----------           ---------
     LOSS FROM OPERATIONS                                      (299,104)           (651,115)         (2,338,246)           (691,974)

     OTHER INCOME (EXPENSES):
          Interest expense                                     (161,385)           (146,139)           (324,251)           (123,932)
          Gain on sale of assets                                 51,454               8,700              55,372              29,995
                                                              ---------           ---------           ----------          ---------
               Net                                             (109,931)           (137,439)           (268,879)            (93,937)
                                                             ----------          ----------          -----------         ----------
     LOSS BEFORE INCOME TAXES                                  (409,035)           (788,554)          (2,607,125)          (785,911)
          Deferred income tax benefit                           141,100             112,500              900,000                -
                                                              ---------           ---------           ----------          ----------
     NET LOSS                                               $  (267,935)        $  (676,054)        $ (1,707,125)       $  (785,911)
                                                             ==========           =========           ==========          =========

                                          F-5


     Preferred stock dividends:
         Declared                                                 -                (578,945)            (868,335)          (409,996)
         In arrears                                            (101,344)             -                  (289,742)            -
                                                             ----------           ---------           ----------          ---------
               Total preferred stock dividends                 (101,344)           (578,945)          (1,158,077)          (409,996)
                                                             ----------           ---------           ----------          ---------
               Loss before non-cash inducement                 (369,279)         (1,254,999)          (2,865,202)        (1,195,907)
     Non-cash inducement in tender offer (Note 1)            (1,640,906)             -                   -              -
                                                            ----------            ----------          ----------          ---------
     NET LOSS APPLICABLE TO COMMON
        STOCKHOLDERS                                        $ (2,010,185)       $ (1,254,999)       $ (2,865,202)       $(1,195,907)
                                                             ==========           ==========          ==========          ==========
     NET LOSS PER COMMON SHARE:
       Before non-cash inducement                           $       (.07)       $      (1.29)       $      (2.32)       $     (1.33)
       Non-cash inducement (Note 1)                                 (.32)             -                  -                   -
                                                             ----------           ----------          -----------         ----------
                                                            $       (.39)       $      (1.29)       $      (2.32)       $     (1.33)
                                                             ==========           ==========          ===========        ===========
     WEIGHTED AVERAGE NUMBER OF
       COMMON SHARES OUTSTANDING                             5,219,100               976,400           1,235,000          902,000
                                                             =========            ==========          ==========        ===========

   The accompanying notes are an integral part of these consolidated financial statements.

                         PEASE OIL AND GAS COMPANY AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
            FOR THE SIX MONTHS ENDED JUNE 30, 1995 (UNAUDITED) AND THE YEARS
                           ENDED DECEMBER 31, 1994 AND 1993



                                                 Preferred Stock                Common Stock                       Additional
                                             --------------------------     -----------------------------          Paid-in
                                                Shares        Amount           Shares          Amount              Capital


     BALANCES, December 31, 1992             -              $    -           791,466      $       79,146           $ 6,232,310

          Issuance of stock for equipment    -                   -             7,498                750                 19,250
          Issuance of stock for GJWS
              acquisition                    -                   -            46,667              4,667                  7,620
          Issuance of stock for converted
              debentures                       120,000         1,200            -                   -                  598,800
          Payment for stock subscription     -                   -              -                   -                   -
          Issuance of stock for Skaer
              acquisition                      150,000          1,500        117,647             11,765              1,886,735
          Issuance of stock in public offering 900,000          9,000           -                   -                8,991,000
          Offering costs                          -              -              -                   -               (1,395,739)
          Conversion of preferred stock        (12,220)          (122)        30,656              3,066                 (2,944)
          Preferred dividends declared            -              -              -                   -                 (409,996)
          Net loss                                -              -              -                   -                   -
                                             ----------     ----------     ---------           --------            -----------
     BALANCES, December 31, 1993             1,157,780          11,578       993,934             99,394            15,927,036

          Proceeds from sale of debentures converted
            to common stock                       -              -           909,219             90,922             1,363,828
          Proceeds from sale of common
            stock for cash                        -              -           289,125             28,912                433,688
          Offering costs                          -              -              -                   -                 (252,494)
          Exchange of notes payable for
            common stock                          -              -            93,750              9,375                140,625
          Return of common stock for
            cancellation of receivables           -              -              -                   -                   -
          Preferred dividends declared for
            $.75 per share                        -              -              -                   -                 (868,335)
          Net loss                                -              -              -                   -                   -
                                             ----------          ----------     ---------      ---------           -----------
     BALANCES, December 31, 1994             1,157,780              11,578      2,286,028       228,603             16,744,348

          Conversion of preferred stock to
            common (unaudited):
              In tender offer                 (933,492)              (9,335)    4,200,716        420,072              (410,737)
              Other                            (21,600)                (216)       56,739          5,673               (5,457)
          Acquisition of oil and gas properties
              for common stock (unaudited)        -                   -            65,000          6,500                53,422
          Proceeds from sale of common stock
              for cash (unaudited)                -                   -           408,333         40,833               265,417
          Offering costs (unaudited)              -                   -              -              -                  (53,623)
          Issuance of common stock for services
              and other (unaudited)               -                   -            13,236           1,324                8,207
          Cancellation of treasury shares (unaudited) -               -           (11,921)         (1,192)             (48,808)
          Net loss (unaudited)                    -                   -             -               -                      -
                                              ----------         ----------     ---------      ----------            ------------

     BALANCES, June 30, 1995 (unaudited)         202,688         $    2,027     7,018,131      $   701,813         $ 16,552,769
                                              ==========         =========      =========      ==========           ===========

                                                                        Treasury Stock
                                                                 ----------------------------- Stock               Total
                                                  Accumulated                                  Subscriptions       Stockholders'
                                                   Deficit           Shares     Amount         Receivable            Equity


     BALANCES, December 31, 1992                  $(5,004,568)       12,241     $ (52,600)     $  (160,000)        $  1,094,288

          Issuance of stock for equipment              -              -              -              -                    20,000
          Issuance of stock for GJWS
             acquisition                               -              -              -              -                    12,287
          Issuance of stock for converted
              debentures                               -              -              -              -                   600,000
          Payment for stock subscription               -              -              -              50,291               50,291
          Issuance of stock for Skaer
             acquisition                               -              -              -              -                 1,900,000
          Issuance of stock in public offering         -              -              -              -                 9,000,000
          Offering costs                               -              -              -              -                (1,395,739)
          Conversion of preferred stock                -              -              -              -                   -
          Preferred dividends declared                 -              -              -              -                 (409,996)
          Net loss                                   (785,911)        -              -              -                 (785,911)
                                                   ----------    ----------     -----------    ----------           ----------
     BALANCES, December 31, 1993                   (5,790,479)      12,241         (52,600)     (109,709)           10,085,220

          Proceeds from sale of debentures converted
              to common stock                          -              -              -              -                1,454,750
          Proceeds from sale of common
              stock for cash                           -              -              -              -                   462,600
          Offering costs                               -              -              -              -                  (252,494)
          Exchange of notes payable for
              common stock                             -              -              -              -                  150,000
          Return of common stock for cancellation
              of receivables                           -            16,474         (79,988)        109,709              29,721
          Preferred dividends declared
              for $.75 per share                       -              -              -              -                 (868,335)
          Net loss                                (1,707,125)         -              -              -               (1,707,125)
                                                  ----------     --------          --------    ---------           ----------
     BALANCES, December 31, 1994                  (7,497,604)      28,715         (132,588)         -                9,354,337

          Conversion of preferred stock to
              common (unaudited):
                In tender offer                        -              -              -              -                   -
                Other                                  -              -              -              -                   -
          Acquisition of oil and gas properties
                for common stock (unaudited)           -              -              -              -                   59,922
          Proceeds from sale of common stock
                for cash (unaudited)                   -              -              -              -                  306,250
          Offering costs (unaudited)                   -              -              -              -                 (53,623)
          Issuance of common stock for
               services and other (unaudited)          -              -              -              -                    9,531
          Cancellation of treasury shares (unaudited)  -           (11,921)         50,000          -                    -
          Net loss (unaudited)                       (267,935)        -              -              -                 (267,935)
                                                   ----------    --------         --------     ---------            ----------
     BALANCES, June 30, 1995 (unaudited)          $(7,765,539)      16,794      $  (82,588)    $     -             $ 9,408,482
                                                    =========    ========        =========     =========            ==========

The accompanying notes are an integral part of these consolidated financial statements.

                               PEASE OIL AND GAS COMPANY AND SUBSIDIARIES

                                  CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                       For the Six Months                      For the Years Ended
                                                          Ended June 30,                          December 31,
                                                  -----------------------------                --------------------------------
                                                      1995            1994               1994               1993
                                                            (Unaudited)

     CASH FLOWS FROM OPERATING ACTIVITIES:
          Net loss                                $ (267,935)         $  (676,054)     $ (1,707,125)      $  (785,911)
          Adjustments to reconcile net loss to net
            cash provided by (used in) operating activities:
               Provision for depreciation and
                  depletion                          647,206              613,815         1,518,590           482,770
               Amortization of intangible assets      59,301               60,300           120,588            31,599
               Abandonment and impairment of oil and gas
                  properties                            -                     -           1,250,020            335,715
               Deferred income taxes                (141,100)            (112,500)         (900,000)            -
               Gain on sale of property and equipment(51,454)              (8,700)          (55,372)            -
               Provision for bad debts                 3,773               54,078          101,755            44,200
               Issuance of stock for services          9,531                -                  -          -
               Other                                  (7,917)              45,001           (64,604)          (33,353)
               Changes in operating assets and liabilities,
                  net of effects from acquisitions:
                    (Increase) decrease in:
                      Trade receivables              610,265             245,175           (241,509)        (556,000)
                           Inventory                 (61,195)            (11,596)           (57,170)          70,962
                           Prepaid expenses and other (7,004)             (6,045)            12,683           80,596
                    Increase (decrease) in:
                           Accounts payable         (707,766)            260,024          1,015,685        395,645
                           Accrued expenses         (166,761)           (385,775)          (220,196)       (65,643)
                                                    ---------          ----------       -------------    ---------
               Net cash provided by (used in) operating
                  activities                         (81,056)             77,723            773,345            580
                                                    ---------          ----------       -------------   ---------
     CASH FLOWS FROM INVESTING ACTIVITIES:
          Cost of acquisitions, net of cash acquired   -                     -                 -       (8,391,209)
          Capital expenditures for property and
          equipment                                  (264,347)         (1,391,831)      (2,466,757)      (635,385)
          Purchase of restricted investments            -                    -            (160,000)       (50,000)
          Proceeds from redemption of certificate of
            deposit                                    31,200                -              31,000            -
          Proceeds from sale of property and
           equipment                                  309,606             125,792           91,032            -
                                                    ---------           ---------      -----------    ----------
               Net cash provided by (used in)
                  investing activities                 76,459           (1,266,039)   (2,504,725)    (9,076,594)
                                                    ---------            ---------     -----------   ----------
     CASH FLOWS FROM FINANCING ACTIVITIES:
          Proceeds from long-term debt                   -               1,400,000     1,522,877      2,662,940
          Repayment of long-term debt                 (449,147)           (376,196)   (1,139,028)      (458,524)
          Proceeds from stock subscription receivable    -                   -             -             50,291
          Proceeds from sale of common stock             -                   -           462,600          -
          Net proceeds from sale of preferred stock   233,880                -             -         7,965,000
          Proceeds from sale of debentures               -                   -         1,454,750       600,000
          Offering and debenture costs                   -                   -          (252,494)     (360,739)
          Preferred stock dividends paid                 -               (578,945)    (1,158,018)    (120,254)
                                                    ---------           ---------      -----------  ----------
               Net cash provided by (used in) financing
                  activities                         (215,267)            444,859        890,687   10,338,714
                                                    ---------           ---------      ----------- ----------
     INCREASE (DECREASE) IN CASH
       AND EQUIVALENTS                               (219,864)           (743,457)      (840,693)   1,262,700
     CASH AND EQUIVALENTS, beginning of period        532,916           1,423,609      1,373,609      110,909
                                                    ---------           ---------      ----------  ---------
     CASH AND EQUIVALENTS, end of period          $   313,052         $   680,152     $  532,916  $ 1,373,609
                                                   ==========          =========       ==========  =========

                                                        F-8

     SUPPLEMENTAL DISCLOSURE OF CASH FLOW
       INFORMATION:
          Cash paid for interest                  $   142,251         $    96,948     $  255,265  $    62,406
                                                    =========          =========       ===========  =========
          Cash paid for income taxes              $    -              $     -         $      -    $    -
                                                    =========          =========       ===========  ==========
     SUPPLEMENTAL DISCLOSURE OF NON-CASH
       INVESTING AND FINANCING ACTIVITIES:
          Issuance of common stock for the acquisition of:
               Skaer                              $    -               $    -         $  -        $    400,000
               GJWS                                    -                    -            -              12,287
               Equipment                               -                    -            -             20,000
               Issuance of preferred stock for the
                  acquisition of Skaer                 -                    -            -           1,500,000
               Issuance of convertible debt in
                  connection with GJWS acquisition     -                    -            -             175,000
               Long-term debt incurred for purchase
                  of vehicles                        24,992                84,028      96,667            -
               Treasury stock acquired for cancellation
                  of trade receivables                 -                    -           9,988            -
               Offset of trade receivables to reduce
                 related party debt                    -                    -          25,705            -
               Offset of accrued expenses to reduce common
                 stock subscriptions receivable        -                    -         109,709            -
               Exchange of notes payable to former director
                 for 93,750 shares of common stock      -                   -         150,000            -
               Contract payable for purchase of minority
                 interest in LGPCo                      -                   -         160,000            -
               Return of 14,000 shares of common stock by
                director for stock subscription
                receivable                              -                   -          70,000            -
               Acquisition of oil and gas properties
                for stock                            59,922                 -            -               -

The accompanying notes are an integral part of these consolidated financial statements.

                   PEASE OIL AND GAS COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Name Change - In June 1994, the Company's common stockholders approved to change the Company's name from "Willard Pease Oil and Gas Company" to "Pease Oil and Gas Company."

     Organization - As a result of the acquisitions discussed in more detail in
     Note 2, Pease Oil and Gas Company (the "Company") is a diversified independent oil and gas company. The Company explores for, develops, produces and sells oil and natural gas; transports, processes, sells, markets and trades natural gas and natural gas liquids at a gas processing plant; performs oil and gas well completion and operational services; and sells new, used and reconditioned oil and gas production equipment and oil field supplies. In January 1994, the Company reorganized its corporate structure and currently conducts its business through the following wholly-owned subsidiaries: Loveland Gas Processing Company, Ltd. ("LGPCo"); Pease Oil Field Services, Inc.; Pease Oil Field Supply, Inc.; and Pease Operating Company, Inc. The organizational structure prior to January 1994 is also discussed in Note 2. In May 1995, the Company commenced actions to further restructure the Company as discussed in Note 9.

     Principles of Consolidation - The 1994 financial statements include the accounts of the Company and its wholly-owned subsidiaries. The 1993 financial statements include the entities acquired in 1993 from their respective effective dates of acquisition (see Note 2). All material intercompany transactions and accounts have been eliminated in consolidation.

     Cash and Equivalents - For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Oil and Gas Producing Activities - The Company follows the "successful efforts" method of accounting for its oil and gas properties. Under this method of accounting, all property acquisition costs and costs of exploratory and development wells are capitalized when incurred, pending determination of whether the well has found proved reserves. If an exploratory well has not found proved reserves, the costs of drilling the well are charged to expense. The costs of development wells are capitalized whether productive or nonproductive. Geological and geophysical costs and the costs of carrying and retaining undeveloped properties are expensed as incurred.

     Depletion, depreciation, and amortization of capitalized costs for producing oil and gas properties is provided using the units-of-production method based upon proved reserves. Depletion and depreciation expense for the Company's oil and gas properties amounted to $884,100 and $300,415 for the years ended December 31, 1994 and 1993, respectively.

     In March 1995, the Financial Accounting Standards Board issued statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets." SFAS No. 121 changes the Company's method of determining impairment of proved oil and gas properties. Prior to 1994, the net capitalized costs of proved oil and gas properties were limited to the aggregate undiscounted after-tax future net revenues related to all of the Company's proved properties as a group. During the fourth quarter of 1994, the Company adopted SFAS No. 121, which requires the Company to assess impairment whenever events or changes in circumstances indicate that the carrying amount of long-lived asset may not be recoverable. When an assessment for impairment of oil and gas properties is performed, the Company is required to compare the net carrying value of proved oil and gas properties on a lease-by-lease basis (the lowest level at which cash flows can be determined on a consistent basis) to the related estimates of undiscounted future net cash flows for such properties. If the net carrying value exceeds the net cash flows, then impairment is recognized to reduce the carrying value to the estimated fair value. At December 31, 1994, the estimated fair value of the impaired properties was determined by using 1994 year-end prices and costs and discounting the estimated cash flows using a discount rate commensurate with the risks involved which management estimated at 10% annually. As a result of this change, the Company recognized impairment expense of approximately $900,000 in 1994, which resulted in an increase in net loss per share of approximately
     $.73. Management believes this impairment charge primarily results from the change in accounting rather than a change in the economic and operating conditions related to the properties. The allowance for impairment is included in accumulated depreciation and depletion in the accompanying balance sheet.

     Property, Plant and Equipment - Property, plant, and equipment is stated at cost. Depreciation of property, plant and equipment is calculated using the straight-line method over the estimated useful lives of the assets, as follows:

                                                                 Years

     Gas plant                                                     15
     Service equipment and vehicles                               4-7
     Buildings and office equipment                              7-15

     Prior to 1994, the Company utilized an estimated useful life of 25 years for the gas plant. Effective January 1, 1994, this estimate was revised to reflect an estimated useful life of 15 years. As a result of this change in estimate, the Company recognized additional depreciation expense of approximately $100,000 in 1994, which resulted in an increase in net loss per common share of approximately $.04. Depreciation expense related to property, plant and equipment amounted to $634,490 and $182,355 for the years ended December 31, 1994 and 1993, respectively.

     The cost of normal maintenance and repairs is charged to operating expenses as incurred. Material expenditures which increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of properties sold, or otherwise disposed of, and the related accumulated depreciation or amortization are removed from the accounts, and any gains or losses are reflected in current operations.

     Non-compete Agreements - The cost of the non-compete agreements were incurred in connection with the acquisition of Skaer (see Note 2). These costs are being amortized over the life of the agreements (2 to 10 years) on a straight-line basis. Amortization expense related to the non-compete agreements was $96,000 and $19,500 for the years ended December 31, 1994 and 1993, respectively.

     Inventory - Inventory consists primarily of oil and gas production equipment and oil field supplies. These items are generally held for resale. Inventory is carried at the lower of cost or market, cost being determined generally under the first-in, first-out (FIFO) method of accounting, or where possible, by specific identification.

     Income Taxes - Income taxes are provided for in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." SFAS No. 109 requires an asset and liability approach in the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of the Company's assets and liabilities.

     Revenue Recognition - The Company recognizes gas plant revenues and oil and gas sales upon delivery to the purchaser. Revenues from oil field services are recognized as the services are performed. Oil field supply and equipment sales are recognized when the goods are shipped to the customer.

     Net Loss Per Common Share - Net loss per common share is computed by dividing the net loss applicable to common stockholders (which includes preferred dividends declared and in arrears) by the weighted average number of common shares outstanding during the year. All common stock equivalents have been excluded from the computations because their effect would be anti-dilutive.

     In connection with the 1995 conversion of preferred stock to common stock discussed in Note 6, the Company experienced a significant change in its capital structure. The pro forma effect of these changes, as if the conversions occurred on January 1, 1994, would have resulted in a reduction in the 1994 loss applicable to common stockholders from ($2.32) per share to ($.35) per share. The pro forma loss per share calculation gives effect to 4,256,000 common shares which were issued in the conversion and the elimination of 1994 dividends related to the converted preferred shares of $955,000. However, the pro forma information does not give effect to the inducement discussed in the following paragraph.

     As discussed in Note 6, the Company completed a tender offer to the Company's preferred stockholders during the three months ended March 31, 1995. In connection therewith, the Company offered the preferred holders
     4.5 common shares for each preferred share owned. The 4.5 shares represented an increase from the original terms of the preferred stock which provided for 2.625 common shares for each preferred share. Under a recently issued accounting pronouncement, the Company was required to reduce earnings available to common stockholders by the fair value of the additional shares which were issued to induce the preferred stockholders to convert their shares. Since the Company issued an additional
     1,750,000 common shares in the tender offer compared to the shares that would have been issued under the original terms of the preferred stock, the Company was required to deduct the fair value of these additional shares of $1,640,000 (unaudited) from earnings available to common stockholders.
     This non-cash charge resulted in the reduction of earnings per share by $.32 (unaudited) for the six months ended June 30, 1995.

     While this charge is intended to show the cost of the inducement to the owners of the Company's common shares immediately before the tender offer, management does not believe that it accurately reflects the impact of the tender offer on the Company's common stockholders. As disclosed to the preferred stockholders in connection with the tender offer, the book value per share of common stock increased from a negative amount to over $1.00 (unaudited) per share as a result of the tender offer. Therefore, management believes that, even though the current accounting rules require the $.32 (unaudited) charge per common share, there are other significant offsetting factors by which the common shareholders benefited from this conversion which are not reflected in the financial statements.

     Unaudited Financial Statements - In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting only of normal recurring items) necessary to present fairly the Company's financial position as of June 30, 1995 and the results of operations and cash flows for the six months ended June 30, 1995 and 1994. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the Securities and Exchange Commission's rules and regulations. The results of operations for the six months ended June 30, 1995 are not necessarily indicative of the results to be expected for the full year.

     Reclassifications - Certain reclassifications have been made to the 1993 financial statements to conform to the presentation in 1994. The reclassifications had no effect on the 1993 net loss.

2.   ACQUISITIONS:

     Skaer Enterprises, Inc. ("SEI") - On August 23, 1993, Pease acquired all of the outstanding common stock of SEI, its related oil and gas businesses and certain oil and gas properties in the Denver-Julesburg Basin of northeastern Colorado (collectively "Skaer"). The purchase price was $12,200,000, including various costs associated with the acquisition of $300,000. This acquisition was financed primarily from the proceeds of a public offering in which 900,000 shares of the Company's Series A Cumulative Convertible Preferred Stock were sold, resulting in net proceeds of approximately $7,965,000. The balance was financed through the issuance of 150,000 shares of Series A Cumulative Convertible Preferred Stock with an agreed upon value of $1,500,000, the issuance of 117,647 shares of restricted common stock with an agreed upon value of $400,000, and a bank loan of $2,400,000.

     Grand Junction Well Service ("GJWS") - In June 1993, the Company acquired GJWS from the Company's president and CEO. The transaction was consummated by merging GJWS into a newly-formed subsidiary corporation, Rocky Mountain Well Services, Inc. In connection with this acquisition, the Company issued 46,667 shares of its common stock and a 6% convertible promissory note for $175,000, resulting in a total value of $350,000, the estimated fair market value of GJWS assets and business. The unpaid balance of the note is convertible into common stock at $5.00 per share. As a result of the acquisition, an obligation of the Company to GJWS totaling approxi-mately $157,000 was eliminated. For financial reporting purposes, this acquisition was recorded based upon GJWS's historical cost basis resulting in approximately $12,000 being recorded as the value of the common stock issued.

     Restructuring - In November 1993, the operating company acquired in the Skaer acquisition, ATSCO, Inc., changed its name to Pease Operating Company, Inc. All Skaer producing oil and gas properties were merged into Pease Operating Company on January 1, 1994. Two wholly-owned subsidiaries, Pease Oil Field Services, Inc. and Pease Oil Field Supply, Inc. were formed to operate the oil field service and supply businesses. Rocky Mountain Well Services, Inc. was merged into Pease Oil Field Services, Inc., on January 1, 1994. The Company continues to operate its natural gas refrigeration processing plant through Loveland Gas Processing Co., Ltd.
     In May 1995, the Company commenced actions to further restructure the Company as discussed in Note 9.

     Pro Forma Revenues and Net Loss - The following table summarizes on an unaudited pro forma basis, the historical combined results of the Company, as if the public offering of preferred stock and the purchase of Skaer and GJWS's interest had taken place at the beginning of the year ended December 31, 1993:

               Net revenues                                 $ 9,235,000
                                                             ==========
               Net loss                                     $  (771,000)
                                                             ==========
               Net loss applicable to common stockholders   $(1,941,000)
                                                             ==========
               Net loss per common share                    $     (2.06)
                                                             ==========

     The above pro forma results are not necessarily indicative of the actual results had the acquisitions occurred at the beginning of the year, nor of future operating results.


3.   LONG-TERM DEBT:

     Long-term debt at December 31, 1994 consists of the following:

     Unaffiliated Parties:

     Note payable to a bank, which was restructured in March 1995 as described below.  Interest was computed at the bank's prime rate plus 1% (9.5% at December 31, 1994).  Collateralized by substantially all of the Company's oil and gas properties and the gas plant. The note prohibits the payment of dividends to common stockholders, has other financial covenants and limits the total borrowings to a borrowing base,
     as defined in the agreement.                                     $2,588,958

     Convertible 10% debentures due May 1995.  The debentures are unsecured and are convertible into 14,800 shares of common stock
     (see Note 9).                                                        92,500

     Other installment notes.  Interest at 6.9% to 9.75%, monthly principal and interest payments of approximately $3,414 through June 1999.  All
     the notes are collateralized by vehicles.                           118,066

     Contract payable, $4,444 credited monthly against gas purchases, due
     July 1997, collateralized by certificate of deposit.                120,000

     Note payable to a bank, 10%, monthly payments of $1,204 including interest, due February 1998, collateralized by service equipment,
     personally guaranteed by the Company's president and CEO.            37,052
                                                                       ---------
          Total unaffiliated parties                                   2,956,576
                                                                       ---------

     Related Parties:

     Note payable to the Company's president and CEO for the purchase of
     GJWS. Annual principal payments of $65,000 plus interest at 6% through April 1996. The note is convertible into common stock at
     $5.00 per share and is collateralized by equipment.                130,000

     Unsecured notes payable to the Company's president and CEO and various entities controlled by him.  Interest at 8% to 10% with
     principal and interest due January 1, 1997.                        176,717

     Accrued interest                                                    17,233
                                                                        -------
          Total related parties                                         323,950
                                                                        -------
     Total long-term debt                                             3,280,526

     Less current maturities                                         (1,027,000)
                                                                     ----------
          Total long-term debt, less current maturities             $ 2,253,526
                                                                     ==========

     In March 1995, the credit agreement related to the $2,588,958 note payable described above was restructured. Previously, the Company was making monthly principal payments of $88,090 plus interest. Under the revised agreement, the monthly principal payments are as follows:


     Period                                                               Amount


     March 1995 through August 1995                              $    44,045
     September 1995                                              $    88,090
     October 1995 through September 1996
       (as adjusted below)                                       $    81,905
     October 1996 to September 1997                              $    69,167


     After September 1995 through maturity in September 1997 the Company is required to pay the greater of the amount indicated above, or 40% of net oil and gas revenues from properties acquired in the Skaer acquisition plus $60,000 per month.

     The bank also agreed to waive covenant violations related to the previous agreement and to modify certain covenants to provide for less restrictive provisions. Additionally, the interest rate was revised to prime plus 3% beginning in April 1995.

     After giving effect to the restructuring of the debt agreement described above (excluding possible additional contingent payments based on net oil and gas revenues from the Skaer acquisition), the aggregate maturities of long-term debt are as follows:


          Year Ending         Related
          December 31,        Parties                Others              Total


          1995                $ 65,000       $  962,000               $1,027,000
          1996                  65,000        1,056,778                1,121,778
          1997                 193,950          916,701                1,110,651
          1998                    -              15,419                   15,419
          1999                    -               5,678                    5,678
                               -------        ---------                ---------
                              $323,950       $2,956,576               $3,280,526
                               =======        =========                =========


4.   INCOME TAXES:

     Deferred tax assets (liabilities) as of December 31, 1994 are comprised of the following:


     Long-term Assets:
          Net operating loss carryforwards                       $ 2,750,000
          Tax credit carryforwards                                   151,000
          Percentage depletion carryforwards                          58,000
          Other                                                       27,000
                                                                  ----------
               Total                                               2,986,000
          Less valuation allowance                                  (928,000)
                                                                  ----------
                                                                   2,058,000
     Long-term liability for property and equipment               (2,458,000)
                                                                  ----------
               Net long-term liability                           $  (400,000)
                                                                  ==========

     The Company has provided a valuation allowance for the net operating loss and credit carryforwards based upon the various expiration dates and the limitations which exist under IRS Sections 382 and 384.

     At December 31, 1994, the Company has net operating loss carryforwards for income tax purposes of approximately $7,400,000, which expire in 1995 through 2009. Approximately $3,600,000 of these net operating losses are subject to limitations under IRS Sections 382 and 384. These losses may only offset future taxable income to the extent of approximately
     $350,000 per year and generally may not offset any gain on the sale of assets acquired in the acquisition of SEI. Additionally, the Company has tax credit carryforwards at December 31, 1994 of approximately $151,000 and percentage depletion carryforwards of approximately $160,000.

     Income tax benefits at approximately the Federal tax rate of 34% have been recorded in 1994. For fiscal 1993, no tax benefits were taken as the Skaer acquisition was not fully completed and integrated into the Company until 1994 and the Company determined not to record a tax benefit by reducing the deferred liability which was recorded as a result of this acquisition.


5.   COMMITMENTS:

     Gas Contracts - The Company operates a natural gas processing plant (the "Gas Plant"). The Gas Plant has a contract with a major utility which calls for the major utility to purchase a minimum of 2.92 billion cubic feet ("BCF") and a maximum of 3.65 BCF of natural gas annually. The price paid by the major utility is on an MMBTU basis at a premium above the Colorado Interstate Gas Company's Northern Pipeline "spot" price. The contract expires on June 30, 1996.

     The Company also has contracts with independent producers that require purchases of gas quantities at a fixed margin per MMBTU for any difference between plant sales and the contract volumes with the utility. This contract also expires in June 1996, and is subject to standard industry cancellation provisions. The revenue and corresponding costs incurred pursuant to this contract have been reflected as Gas Marketing and Trading in the consolidated statements of operations.

     Leases - The Company leases its office facilities under noncancellable operating leases. The total minimum commitments under these leases are as follows:


                 Year Ending
                 December 31,


                    1995                                     $   79,884
                    1996                                         73,284
                    1997                                         14,983
                                                               --------
                              Total                          $  168,151
                                                               ========

     Total rent expense for the years ended December 31, 1994 and 1993 was $62,423 and $25,492, respectively.

     Employment Agreements - During 1994, the Board of Directors approved employment agreements with the Company's executive officers. The agreements may be terminated by the officers upon 90 days notice or by the Company without cause upon 30 days notice. In the event of a termination by the Company without cause, the Company would be required to pay the officers their respective salaries for one to three years. If the termination occurs following a change in control, the Company would be required to make lump sum payments equivalent to two to three years salary for each of the officers.

     Profit Sharing Plan - The Company has established a 401(k) profit sharing plan that covers all employees with one month of service who elect to participate in the Plan. The Plan provides that the employees may elect to contribute a portion of their salary to the Plan. All of the Company's contributions are discretionary and amounted to $9,648 and $3,410 for the years ended December 31, 1994 and 1993, respectively.


6.   STOCKHOLDERS' EQUITY:

     Authorized Shares - In December 1994, the Company's common shareholders approved an increase in the number of authorized shares of $0.10 par value common stock from 10 million to 25 million.

     Stock Split - In June 1993, the par value per share of the Company's common stock was changed from $0.05 to $0.10 in connection with the adoption by its stockholders of a Plan of Recapitalization resulting in a 1 for 5 share reverse stock split. All shares and per share amounts included in the financial statements have been retroactively restated for this stock split.

     Preferred Stock - The Company has the authority to issue up to 2,000,000 shares of Preferred Stock, which may be issued in such series and with such preferences as determined by the Board of Directors. During 1993, the Company issued 1,170,000 shares of Series A Cumulative Convertible Preferred Stock (the "Preferred Stock"), resulting in
     830,000 authorized but unissued shares.

     The Preferred Stock has a liquidation preference of $10 per share and each share is convertible into 2.625 shares of common stock and warrants to purchase 2.625 common shares. Each warrant currently entitles the holders to purchase one share of common stock at $5.00 per share through 1996, and at $6.00 per share through August 13, 1998, when the warrants expire. The Preferred Stock will automatically convert into common stock if the reported sale of Preferred Stock equals or exceeds $13.00 per share for ten consecutive days. The Company may redeem the Preferred Stock at $10.00 per share at any time after August 13, 1995. The preferred stockholders have no voting rights; however, the Company is prohibited from entering into certain transactions without an affirmative vote of the preferred stockholders. Each share of Preferred Stock is entitled to receive, when, as and if declared by the Company, dividends at 10% per annum. Unpaid dividends will accrue and be cumulative.

     At December 31, 1994, there were 1,157,780 shares of Preferred Stock issued and outstanding. The Board of Directors elected to forego the declaration of the regular quarterly dividend for the fourth quarter of 1994, resulting in preferred dividends in arrears of $.25 per share for an aggregate of $289,742.

     During 1995, the Company completed a tender offer to its preferred stockholders whereby the holders of the Preferred Stock were given the opportunity to convert each share of Preferred Stock and all accrued and undeclared dividends (including the full dividend for the quarters ended December 31, 1994 and March 31, 1995) into 4.5 shares of the Company's common stock. As a result of this tender offer, 933,492 shares of the preferred stock converted into 4,200,716 shares of the Company's common stock. Additionally, prior to the tender offer, holders of 21,000 shares of Preferred Stock elected to convert their shares into 55,126 shares of common stock. As of March 31, 1995, 203,288 shares of Preferred Stock remain outstanding.

     In connection with the tender offer, for each share of preferred stock that was converted, warrants to purchase 2.625 shares of the Company's common stock were issued, resulting in the issuance of warrants for an aggregate of 2,450,000 shares. The exercise price of the warrants is $5.00 per share through 1996 and increases to $6.00 per share through August 13, 1998 when the warrants expire.

     Private Placements - On September 30, 1994, the Company completed a private placement of a total of $1,454,750 (including a total of $231,250 purchased by officers, directors, and affiliates) of 12% Convertible Unsecured Promissory Notes (the "Notes") from which the Company realized net proceeds of approximately $1,307,403. Effective September 30, 1994, the Notes were automatically converted into 909,219 shares of the Company's Common Stock, with a fair value of $1.60 per share. In October 1994, the Company completed a private placement of 289,125 shares of Common Stock at a price of $1.60 per share resulting in gross proceeds of $462,600. See Note 9 regarding a private placement subsequent to March 31, 1995.

     Conversion of Related Party Notes Payable - In September 1994, $150,000 of uncollateralized 8% notes payable to related entities controlled by the Company's President and CEO were converted into 93,750 shares of the Company's common stock, with a fair value of $1.60 per share.

     Stock Option and Stock Appreciation Right Plans - The Company is authorized to grant options to purchase up to 550,000 shares of the Company's common stock under its existing stock plans. The exercise price of each option granted must equal or exceed the fair market value of the Company's common stock on the date the options are granted. The options expire five years from the date of grant and to date no options have been exercised.



                                                       Exercise
                                             Options   Price
Expiration


          Balance, January 1, 1992       59,000        $5.31-$7.91    1995-96
               Granted                   39,000        $3.44-$3.78    1997
                                        -------
          Balance, December 31, 1992     98,000        $3.44-$7.94
          Granted                       244,000        $2.94-$3.23    1998
                                        -------
          Balance, December 31, 1993    342,000
               Granted                   40,000        $2.25-$3.25    1999
               Expired                  (50,000)       $2.94-$3.44
                                        -------
          Balance, December 31, 1994    332,000
                                        =======

     Warrants - In connection with the 1994 private placements, the Company issued warrants to purchase 83,188 shares of the Company's Common Stock at an exercise price of $1.92 per share to brokers who sold the Notes and shares in the private placements. Subject to certain conditions, the warrants will be redeemable at the option of the Company for $.25 per warrant at any time after August 13, 1995. The Company agreed to use its best efforts to file a Registration Statement with the United States Securities and Exchange Commission to register for resale the shares issued in this offering.

     In connection with the Company's 1993 Preferred Stock offering, the Company issued warrants to the underwriter to purchase 90,000 shares of preferred stock at $12.00 per share. If not previously exercised, these warrants will expire in August 1998.

     Non-Qualified Stock Options - During June 1994, the Company granted non-qualified stock options to a director to purchase 15,000 shares of the Company's common stock at $2.25 per share. In November 1994, the Company granted non-qualified stock options to a former director to purchase
     50,000 shares of common stock at approximately $3.25 per share. If not previously exercised, these options expire five years from the date of grant. During 1994, the Company also granted options to two companies that are providing management and financial public relations services to purchase 200,000 shares of the Company's common stock at $2.44 per share. If not previously exercised, these options will expire in August 1997.


7.   CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS:

     Substantially all of the Company's accounts receivable at December 31, 1994 result from crude oil and natural gas sales and/or joint interest billings to companies in the oil and gas industry. This concentration of customers and joint interest owners may impact the Company's overall credit risk, either positively or negatively, since these entities may be similarly affected by changes in economic or other conditions. In determining whether or not to require collateral from a customer or joint interest owner, the Company analyzes the entity's net worth, cash flows, earnings, and credit ratings. Receivables are generally not collateralized. Historical credit losses incurred on trade receivables by the Company have been insignificant.

     At December 31, 1994, the Company had a receivable from a major public utility for $735,000, which was collected in January 1995. For the years ended December 31, 1994 and 1993, the Company had natural gas sales to this customer which accounted for 53% and 42% of total revenues, respectively.


8.   FOURTH QUARTER ADJUSTMENTS:

     Based on the Company's year-end reserve evaluation, the Company recognized a provision for impairment and abandonment of producing oil and gas properties of approximately $1,150,000 during the fourth quarter of 1994, including $900,000 for the early adaption of SFAS No. 121 (see Note 1).


9.   SUBSEQUENT EVENTS (UNAUDITED):

     Acquisition - In April 1995, the Company purchased an 80% working interest in producing oil and gas properties in exchange for 65,000 shares of the Company's common stock with an estimated fair value of approximately $60,000.

     Common Stock - In April 1995, the Company initiated a private placement to sell 250,000 "Units" at $1.50 each. Each unit consists of two shares of common stock and one warrant to purchase one share of common stock at $1.25 per share. The warrants are exercisable after July 31, 1995, expire on April 30, 1997, and are redeemable by the Company at $0.25 per warrant. As of June 30, 1995, the Company had sold 204,167 units. The Company has agreed to use its best efforts to file a Registration Statement with the United States Securities and Exchange Commission to register for resale the shares sold in this private placement.

     In August 1995, the Company agreed to issue 80,000 shares of its common stock in settlement of a trade payable for approximately $58,000.

     Options and Warrants - In June 1995, the Board of Directors granted options to purchase an aggregate of 152,000 shares of common stock to officers, directors, and employees of the Company. The options are exercisable at $.70 per share and expire in June 2000. The Board of Directors also granted warrants to an individual to purchase 40,000 shares of common stock for $.70 per share. If not previously exercised, these warrants expire in June 2000.

     Additionally, the Board of Directors granted warrants to purchase
     200,000 shares to a consulting firm. Warrants for 50,000 shares are exercisable for $.85 per share and the remaining 150,000 shares are exercisable for $1.00 per share. These warrants become exercisable in increments of 50,000 shares when the average trading price (for a period of 20 business days) of the Company's common stock amounts to $1.00, $1.50, $1.75, and $2.00. If not previously exercised, these warrants expire on December 31, 1995; however, at the Company's sole discretion, the exercise period may be extended up to two additional years.

     In August 1995, the Company granted warrants to consultants for a total of 100,000 shares of common stock. the warrants are exercisable for approximately $.75 per share and, if not previously exercised, they will expire in August 2000.

     Convertible Debentures - In May 1995, the Company retired $22,500 of the convertible debentures discussed in Note 3 and renegotiated the terms of the remaining $70,000 of debentures to provide for an extended maturity date of May 1996, and the debentures are now convertible into 82,353 shares of common stock.

     Restructuring - In light of declining natural gas prices, declining rig counts, lackluster margins and the competitive environment inherent in the oil and gas industry, the Company has taken steps to reduce operating costs, increase efficiencies, reduce operating risks and generate additional working capital. During the second quarter of 1995, the Company announced a restructuring program that included substantially downsizing its service and supply businesses and closing its administrative office in Denver, Colorado. As a result of this restructuring 35 of the Company's
     70 employees were terminated and service equipment and land with a net book value of approximately $625,000 was or will be put up for sale. The Company sold a portion of these assets held for sale in June 1995 at approximately its net book value. As of June 30, 1995, the Company has classified the remaining unsold amount of $465,466 as "Assets Held for Sale" in its balance sheet. Most of these assets will be sold in an auction in September 1995. Based on discussions with the auctioneer hired for the sale, the Company expects the net proceeds from the sale of these assets to be at or slightly above its net book value.

     As of June 30, 1995, the Company has recognized $79,719 of costs incurred in connection with both the tender offer discussed in Note 6, and the restructuring discussed above. The costs recognized in the restructuring consist primarily of severance pay and a loss on the abandonment of the office lease in Denver, Colorado.

     The revenues and net operating loss of the service and supply businesses was as follows:


                             Six Months Ended        Year Ended December 31,
                         -----------------------  ----------------------------
                           1995           1994       1994          1993

Revenues                 $923,564       $973,833  $1,999,941     $1,157,657
Operating costs          (838,510)      (945,953) (1,847,001)    (1,077,154)
Depreciation              (96,654)      (102,142)   (306,980)      (102,270)
                         --------       --------   ---------     ----------
  Net operating loss     $(14,600)      $(74,262) $ (154,040)    $  (21,767)
                         ========       ========  ==========      ==========


10.  SUPPLEMENTAL OIL AND GAS DISCLOSURES:

     Costs Incurred in Oil and Gas Producing Activities - The following is a summary of costs incurred in oil and gas producing activities for the years ended December 31, 1994 and 1993:


                                                  1994                    1993


          Property acquisition costs         $    2,000               $5,740,000
          Development costs                   1,923,000                  116,000
          Exploration costs                     213,000                    -
                                              ---------                ---------
               Total                         $2,138,000               $5,856,000
                                              =========                =========

     Results of Operations from Oil and Gas Producing Activities - Results of operations from oil and gas producing activities (excluding natural gas marketing and trading, well administration fees, general and administrative expenses, and interest expense) for the years ended December 31, 1994 and 1993 are presented below.


                                                     1994                  1993


          Oil and gas sales:
               LGPCo                           $   484,000         $   169,000
               Unaffiliated entities             2,737,000             963,000
                                                 ---------           ---------
                    Total oil and gas sales      3,221,000           1,132,000
          Exploration and abandonment expenses    (316,000)               -
          Production costs                      (2,190,000)           (766,000)
          Depletion, depreciation and impairment(1,818,000)           (300,000)
          Imputed income tax benefit (provision)   408,000             (24,000)
                                                ----------          ----------
          Results of operations from oil and gas
             producing activities            $  (695,000)        $    42,000
                                              ==========          ==========

     Oil and Gas Reserve Quantities (Unaudited) - Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are those reserves expected to be recovered through existing wells with existing equipment and operating methods. The reserve data is based on studies prepared by the Company's independent petroleum engineers. Reserve estimates require substantial judgment on the part of petroleum engineers resulting in imprecise determinations, particularly with respect to new discoveries. Accordingly, it is expected that the estimates of reserves will change as future production and development information becomes available. A portion of the Company's proved developed reserves are currently non-producing as certain wells require workovers or construction of a gathering system to an existing gas pipeline. All proved reserves of oil and gas are located in the United States. The following tables present estimates of the Company's net proved oil and gas reserves, and changes therein for the years indicated.

     Changes in Net Quantities of Proved Reserves (Unaudited)


                                                1994                       1993
                                        --------------------     ---------------
-----------
                                     Oil       Gas         Oil        Gas
                                    (Bbls)     (Mcf)      (Bbls)     (Mcf)


Proved reserves, beginning of year 1,045,000  5,854,000   825,000 2,652,000
   Purchase of minerals in place        -        -      1,414,000 5,336,000
   Extensions, discoveries, and
      other additions                401,000  1,987,000     -         -
   Revisions of previous estimates    61,000 (1,574,000)(1,139,000)(1,944,000)
   Production                       (155,000)  (543,000)   (55,000)  (190,000)
                                   --------   --------- --------- ---------
Proved reserves, end of year       1,352,000  5,724,000 1,045,000 5,854,000
                                   =========  ========= ========= ==========
     Proved developed reserves,
       end of year                 1,021,000  3,658,000   794,000 4,206,000
                                   =========  ========= ========= =========

     Standardized Measure of Discounted Future Net Cash Flows (Unaudited) - Statement of Financial Accounting Standards No. 69 prescribes guidelines for computing a standardized measure of future net cash flows and changes therein relating to estimated proved reserves. The Company has followed these guidelines which are briefly discussed below.

     Future cash inflows and future production and development costs are determined by applying year-end prices and costs to the estimated quantities of oil and gas to be produced. Estimated future income taxes are computed using current statutory income tax rates including consideration for estimated future statutory depletion and tax credits.
     The resulting future net cash flows are reduced to present value amounts by applying a 10% annual discount factor.

     The assumptions used to compute the standardized measure are those prescribed by the Financial Accounting Standards Board and, as such, do not necessarily reflect the Company's expectations for actual revenues to be derived from those reserves nor their present worth. The limitations inherent in the reserve quantity estimation process, as discussed previously, are equally applicable to the standardized measure computations since these estimates are the basis for the valuation process.

     The following summary sets forth the Company's future net cash flows relating to proved oil and gas reserves as of December 31, 1994 and 1993 based on the standardized measure prescribed in Statement of Financial Accounting Standards No. 69.


                                             1994                  1993


          Future cash inflows           $32,422,000              $24,836,000
          Future production costs       (14,085,000)             (11,563,000)
          Future development costs       (4,321,000)              (2,608,000)
          Future income tax expense      (3,363,000)              (2,156,000)
                                         ----------               ----------
               Future net cash flows     10,653,000                8,509,000
          10% annual discount for estimated
            timing of cash flow          (4,153,000)              (3,215,000)
                                         ----------               ----------
          Standardized Measure of Discounted
            Future Net cash flows       $ 6,500,000              $ 5,294,000
                                         ==========               ==========


     Changes in Standardized Measure (Unaudited) - The following are the principal sources of change in the standardized measure of discounted future net cash flows for the years ended December 31, 1994 and 1993:



                                                         1994           1993

          Standardized measure, beginning of year     $ 5,294,000   $ 4,658,000
          Sale of oil and gas produced, net of
            production costs                           (1,031,000)    (422,000)
          Acquisition of reserves in place                  -        5,257,000
          Net changes in prices and production costs    1,871,000   (4,082,000)
          Net changes in estimated development costs   (1,257,000)    (181,000)
          Revisions of previous quantity estimates       (171,000)    (383,000)
          Discoveries, extensions, and other additions  2,018,000          -
          Accretion of discount                           529,000      466,000
          Changes in income taxes, net                   (753,000)     (19,000)
                                                       ----------      ---------
          Standardized Measure, end of year           $ 6,500,000    $ 5,294,000
                                                       ==========     ==========

     Gas Plant (Unaudited) - The Company processes most of the natural gas from its properties in a gas plant owned by the Company. Since the revenues from the Company's properties are subject to agreements with royalty owners and, in some cases, other working interest owners, gas processing agreements have been entered into to set forth the contractual arrangements for processing charges. Generally, the Company's processing fee consists of ownership of the natural gas liquids and a portion of the residue gas that result from processing. The Standardized Measure of Discounted Future Net Cash Flows shown above excludes the Company's share of the natural gas liquids and residue gas related to the Company's gas processing activities, as well as marketing and trading activities.

     The Company's independent engineer has prepared the following estimates for the reserves related to these activities as of December 31, 1994. The future net revenues are discounted at 10% but have not been reduced for any income taxes.

                                        Net Quantities
                                   -------------------------
                                   Natural Gas    Liquids             Future Net
                                      (Mcf)       (Bbls)              Revenues


     Gas plant processing          2,261,000      371,000             $1,073,000
     Third party trading           3,841,000         -                   654,000
                                   ---------      -------             ---------
        Total                      6,102,000      371,000             $1,727,000
                                   =========      =======              =========

                  SKAER ENTERPRISES, INC. AND RELATED ENTITIES

                          COMBINED STATEMENT OF INCOME
                                   (Unaudited)


                                                            For the Eight
                                                            Months Ended
                                                            August 31, 1993


     NET REVENUES:
          Oil and gas sales                                 $ 2,942,000
          Equipment sales, service and rental                 1,417,000
          Operating fees and other                              132,000
                                                             ----------
                    Total net revenues                        4,491,000
                                                             ----------
     OPERATING EXPENSES:
          Oil and gas production costs                        1,552,000
          Costs of equipment sales, service and rental        1,129,000
          Depreciation, depletion and amortization              860,000
          Selling, general and administrative                   345,000
          Compensation - Skaer interest                         618,000
                                                             ----------
                                                              4,504,000
                                                             ----------
     OPERATING INCOME (LOSS)                                    (13,000)

     INTEREST INCOME                                             76,000
                                                             ----------
     INCOME BEFORE MINORITY INTEREST AND
       INCOME TAXES                                              63,000

     MINORITY INTEREST                                          (32,000)
                                                             ----------
     INCOME BEFORE INCOME TAXES                                  31,000

     INCOME TAX (EXPENSE) BENEFIT:
          Current                                                  -
          Deferred                                              (11,000)
                                                             ----------
                                                                (11,000)
                                                             ----------
     NET INCOME                                             $    20,000
                                                             ==========








See accompanying notes to these combined financial statements.

                  SKAER ENTERPRISES, INC. AND RELATED ENTITIES

                        COMBINED STATEMENT OF CASH FLOWS
                                   (Unaudited)



                                                            For the Eight
                                                            Months Ended
                                                            August 31, 1993


     CASH FLOWS FROM OPERATING ACTIVITIES:
          Net income                                        $    20,000
          Adjustments to reconcile net income to net cash
             provided by operating activities:
               Minority interest                                 32,000
               Depletion, depreciation and amortization         860,000
               Deferred income taxes                             11,000
               Changes in operating assets and liabilities:
                    (Increase) decrease in:
                         Accounts receivable                    533,000
                         Inventory                              (84,000)
                         Prepaid expenses and other             (23,000)
                    Increase (decrease) in:
                         Accounts payable                      (799,000)
                         Accrued liabilities                    182,000
                                                               --------
                    Net cash provided by operating activities   732,000
                                                               --------
     CASH FLOWS FROM INVESTING ACTIVITIES:
          Purchases of property and equipment                  (719,000)
          Sale of marketable securities                         241,000
                                                              ---------
                    Net cash used in investing activities      (478,000)
                                                              ---------
     INCREASE IN CASH AND EQUIVALENTS                           254,000

     CASH AND EQUIVALENTS, beginning of period                1,874,000
                                                              ---------
     CASH AND EQUIVALENTS, end of period                    $ 2,128,000
                                                             ==========


See accompanying notes to these combined financial statements.

                  SKAER ENTERPRISES, INC. AND RELATED ENTITIES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                   (Unaudited)

1.   DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Organization - Skaer Enterprises, Inc. (SEI) directly and through wholly-owned subsidiary corporations and related entities is a fully-integrated oil and gas company. SEI explores for, develops, produces, and sells oil and natural gas. An operating division of SEI provides a wide range of oil field services and supplies to SEI and third parties. ATSCO, Inc. (ATSCO) is a wholly-owned subsidiary of SEI and operates all oil and gas wells in which SEI owns an interest. Loveland Gas Processing Co. (LGPCo) is a Colorado limited partnership owned 95% by SEI. LGPCo owns and operates a natural gas refrigeration and compression facility. Colorado Vacuum Truck Co. (CVT), an S Corporation owned by a SEI family members, provides oil field services to SEI and to third parties. A. T. Skaer Company (A.T. Skaer) is owned by the founder of SEI, and provides new and used oil field equipment and supplies to SEI and third parties. There are also working interests (Working Interests) in SEI's oil and gas wells which are owned by SEI family members. Collectively, these entities are referred to herein as Skaer.

     Unaudited Financial Statements - In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting only of normal recurring items) necessary to present fairly Skaer's results of operations and cash flows for the eight months ended August 31, 1993. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the Securities and Exchange Commission's rules and regulations. The results of operations for the interim period presented is not necessarily indicative of the results to be expected for the full year.

     Principles of Combination - The accompanying combined financial statements include the accounts of SEI, ATSCO, LGPCo, CVT, A.T. Skaer and the Working Interests. SEI and ATSCO have a January 31 year-end, while LGPCo, CVT, A.T. Skaer and the Working Interests have a December 31 year-end. For financial presentation, balances have been combined based upon their respective eight-month interim periods. All material intercompany transactions and accounts have been eliminated.

     Accounting Records - Skaer's books and records are maintained on an income tax basis of accounting. The financial information presented herein has been restated to generally accepted accounting principles under the successful efforts method of accounting as discussed below.

     Inventory - Inventory is carried at the lower of cost or market using specific identification. Inventory consists of oil and gas equipment and supplies, generally held for resale.

     Oil and Gas Properties - For financial reporting purposes, Skaer capitalizes all exploration and development costs applicable to producing oil and gas properties, including well equipment and intangible drilling and development costs (successful efforts method). Undeveloped leased properties are carried at the lower of acquisition cost or estimated market value and charged to operations if the property is forfeited or abandoned. Costs applicable to exploratory wells that do not result in the discovery of proved reserves are charged to current operations.

     Depletion of capitalized drilling costs is generally computed on the units-of-production method, based on proved developed reserves. Amortization of leasehold costs is computed on the units-of-production method, based on proved developed and undeveloped reserves. Costs of maintenance and repairs are charged to operating expenses as incurred. Costs of significant additions, renewals and betterments of properties are capitalized and depreciated based on estimated recoverable reserves. Gains or losses are recognized upon the disposition of property and equipment.

     Other Property and Equipment - Other property and equipment is stated at cost. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives (ranging from 3 to 30 years) of the respective assets. The cost of normal maintenance and repairs is charged to operating expenses as incurred. Material expenditures which increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of properties sold, or otherwise disposed of, and the related accumulated depreciation or amortization are removed from the accounts, and any gains or losses are reflected in current operations.

     Cash Flows - For purposes of the statement of cash flows, cash and equivalents includes demand deposits and other cash deposits made at financial institutions with maturities of three months or less.

     Income Taxes - Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at year-end.

                            PEASE OIL AND GAS COMPANY

No person has been authorized to give any information or to make any represen-tation in connection with the Offering being made hereby not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any of the securities of-fered hereby in any jurisdiction in which it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that information contained herein is correct as of any time subsequent to the date hereof.

                      6,183,064 Shares of Common Stock and
                     241,875 Warrants to Purchase Shares of
   Common Stock and 90,000 Shares of Series A Cumulative Convertible Preferred Stock

                            _________________________

                                        Page No.

AVAILABLE INFORMATION                    2
PROSPECTUS SUMMARY                       3
RISK FACTORS                             7
USE OF PROCEEDS                         10
MARKET PRICES OF COMMON EQUITY,
  DIVIDEND POLICY AND
  RELATED STOCKHOLDER MATTERS           10
MANAGEMENT S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF
  THE COMPANY                           12
BUSINESS OF THE COMPANY                 24
MANAGEMENT                              34
SECURITY OWNERSHIP OF CERTAIN
  BENEFICIAL OWNERS AND MANAGEMENT      37
CERTAIN TRANSACTIONS                    39
Selling Securityholders                 40
DESCRIPTION OF SECURITIES               43
PLAN OF DISTRIBUTION                    49
LEGAL MATTERS                           50
EXPERTS                                 50
GLOSSARY                                51
FINANCIAL STATEMENTS                    F-1

                                  _____________
                                   PROSPECTUS
                                  _____________

                                 _________, 1995

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

     No changes from Registration Statement previously filed.

Item 25.  Other Expenses of Issuance and Distribution.

     No changes from Registration Statement previously filed.

Item 26.  Recent Sales of Unregistered Securities

     No changes from Registration Statement previously filed.

Item 27.  Exhibits.

     In addition to exhibits previously filed by Registrant, the following is a list of all exhibits filed as part of this Registration Statement or, as noted, incorporated by reference to this Registration Statement:

Exhibit No.    Description and Method of Filing


   (5) Opinion of Counsel regarding legality of the securities being registered.

(23.1)    Consent of HEIN + ASSOCIATES LLP Independent Certified Public
          Accountants.

(23.2)    Consent of Hopper and Kanouff, P.C.

Item 28.  Undertakings

     No changes from Registration Statement previously filed.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2, and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Grand Junction, State of Colorado on October 10, 1995.

                                   PEASE OIL AND GAS COMPANY


                                   By  /s/Willard H. Pease, Jr.
                                      _________________________
                                      Willard H. Pease, Jr.,
                                      President and Chief Executive Officer

                                   By  /s/ Patrick J. Duncan
                                      ________________________________
                                      Patrick J. Duncan,
                                      Principal Financial Officer and
                                      Principal Accounting Officer

     In accordance with the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:

SIGNATURE                     TITLE                         DATE

/s/ Willard H. Pease, Jr.     Director                   October 10, 1995
---------------------
Willard H. Pease, Jr.

/s/ Patrick J. Duncan         Director                   October 10, 1995
---------------------
Patrick J. Duncan

/s/ James N. Burkhalter       Director                   October 10, 1995
-----------------------
James N. Burkhalter

/s/ James C. Ruane*           Director                   October 10, 1995
-----------------------
James C. Ruane

/s/ Robert V. Timlin*         Director                   October 10, 1995
-----------------------
Robert V. Timlin

/s/ William F. Warnick*       Director                   October 10, 1995
------------------------
William F. Warnick

/s/ Homer C. Osborne*         Director                   October 10, 1995
-------------------------
Homer C. Osborne
*
/s/ Willard H. Pease, Jr.                                October 10, 1995
--------------------------
By Willard H. Pease, Jr.
   Power of Attorney
                                          II-2

As filed with the Securities and Exchange Commission on October 10, 1995

                           Registration No. 33-94536





                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549




                                 AMENDMENT NO. 2

                                    FORM SB-2


                             Registration Statement
                                      Under
                           The Securities Act of 1933



                            PEASE OIL AND GAS COMPANY





                                    EXHIBITS

















                                  EXHIBIT INDEX


Exhibit No.    Description                                              Page No.

(5) Opinion of Counsel regarding legality of the securities being registered.

(23.1)    Consent of HEIN + ASSOCIATES LLP Independent Certified
          Public Accountants.

(23.2)    Consent of Hopper and Kanouff, P.C.


